                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-82327


                                 WAREFORCE LOGO

                    2,220,000 WARRANTS AND UNDERLYING SHARES
                              OF COMMON STOCK AND
                       971,448 SELLING SHAREHOLDER SHARES

     Our company, Wareforce.com, Inc., is registering:

     - 1,110,000 Series A warrants and 1,110,000 Series B warrants, to be distributed as soon as practicable after the date of this prospectus, at no cost to our common stockholders of record as of July 13, 1998.

     - 2,220,000 shares of common stock, to be sold upon exercise of the warrants, at prices of $6.00 per share underlying Series A warrants and $7.00 per share underlying Series B warrants.

     - 1,183,948 shares of our common stock held by various selling shareholders that may sell all or a portion of these shares in market transactions or negotiated transactions.

     Each warrant you hold entitles you to purchase one share of our common stock, at any time until November 12, 2002, provided this prospectus is still current or has been updated. Whether a current prospectus is in effect or not, we can call and redeem the warrants for $.01 per warrant, on 30 days notice, at any time after the date of this prospectus.

     Our common stock is quoted on the NASD Electronic Bulletin Board under the Symbol "WFRC". The current bid price quotation is $2.00.

                           -------------------------

     YOU SHOULD NOT PURCHASE THESE SECURITIES IF YOU CANNOT AFFORD TO RISK THE LOSS OF YOUR ENTIRE INVESTMENT. INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, SUCH AS THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this prospectus is November 12, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    3
RISK FACTORS................................................    6
DILUTION....................................................    9
SELECTED FINANCIAL DATA.....................................   11
USE OF PROCEEDS.............................................   12
MARKET INFORMATION & DIVIDEND POLICY........................   12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   14
THE COMPANY.................................................   24
AVAILABLE INFORMATION.......................................   32
MANAGEMENT..................................................   34
CERTAIN TRANSACTIONS........................................   48
PRINCIPAL SHAREHOLDERS......................................   51
DESCRIPTION OF SECURITIES...................................   52
PLAN OF DISTRIBUTION........................................   54
LEGAL MATTERS...............................................   57
EXPERTS.....................................................   57
CHANGE IN INDEPENDENT ACCOUNTANTS...........................   57
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire prospectus carefully.

                                  OUR COMPANY

     Wareforce.com, Inc. provides computer-related technical services, support, hardware and software that clients need to design, develop, manage and maintain their data processing and information systems. Our approach to the market for information technology is to be a diversified information technology organization and develop a complete single-source solution for all information technology requirements. Since 1990, our revenues have grown from $2 million in 1990 to $88.9 million in 1998. Our client base exceeded 1,500 customers in 1998, and is composed of blue chip Fortune 1,000 corporations, state, county and local governments and educational institutions such as:

     - Pacific Bell,

     - Universal Studios,

     - Atlantic Richfield (Arco),

     - Boeing/Rocketdyne,

     - State of Florida,

     - Los Angeles County and

     - University of California University School System.

     During 1998, we began implementing an electronic commerce and technical services acquisition strategy. In September 1998, we completed the acquisition of C.Y. Investment Inc. d/b/a Impres Technology and d/b/a Advanced Optical Distribution, a technical services/ computer products company with net revenues of $68 million in 1998. This doubled the size of our core business. In March 1999, we completed the purchase of the assets and assumed the liabilities of a second technical services company, Kennsco, Inc. that generated $18 million in net revenues in fiscal year 1998 from its operations in the Midwest and Florida. We also recently began several Internet and e-commerce related initiatives. For example, in 1998 we became a supplier through an initiative with Commerce One, Inc. to allow customers to purchase 140,000 computer products from more than 900 vendors through us. In 1999, we established an on-line customer service center for the convenience of our customers and we also bolstered our web presence and electronic commerce offerings in online auctions and electronic commerce technology, through our acquisition of 70% of uMember.com, Inc.

     Our principal executive office is at 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245. Our telephone number is (310) 725-5555.

                                  THE OFFERING

Securities Offered...........   2,220,000 shares of our common stock, underlying
                                Series A and B warrants. 1,183,948 shares of our common stock, being sold by our selling shareholders. See "Description of Securities".

Offering Prices..............   $6.00 per share underlying Series A warrants;
                                $7.00 per share underlying Series B warrants.
                                They can sell these shares in the
                                over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices.

Plan of Distribution.........   The shares underlying the warrants will be
                                offered and sold without any discounts or other commissions, to the holders of the warrants, when they exercise them. The shares of the selling stockholders can be sold in the over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. See "Plan of Distribution."

Use of Proceeds..............   We could receive as much as $14,430,000 from
                                sale of the 2,220,000 shares of common stock issuable upon exercise of Series A and B warrants, if all warrants are exercised. Any proceeds will be used generally to provide additional working capital, but have not been specifically allocated, since there is no assurance any warrants will be exercised. We will receive no proceeds from the sale of the shares of the selling shareholders.

Transfer Agent...............   Interwest Transfer Company, Inc., 1981 East 4800
                                South, Suite 100, Salt Lake City, Utah 84117, phone (801) 272-9294.

Securities Outstanding.......   We are authorized to issue up to 50,000,000
                                shares of common stock, and 5,000,000 shares of preferred stock in one or more series with such rights and preferences as the board of directors may designate. 10,831,948 shares of common stock were issued and outstanding as of May 30, 1999.
                                We have reserved from authorized capital
                                2,220,000 shares of common stock for issuance upon exercise of the warrants.

Warrants.....................   Each warrant entitles the holder to purchase one
                                share of common stock at any time up until November 12, 2002, provided this prospectus is still current or has been updated. Exercise prices are $6.00 per share for Series A warrants and $7.00 per share for Series B warrants, subject to adjustment in certain events. Whether a current prospectus is in effect or not, we can call and redeem either or both series of the warrants for $.01 per warrant on 30 days notice at any time after the date of this prospectus. See
                                "Description of Securities -- Series A and B warrants."

Risk Factors.................   An investment in Wareforce.com is highly
                                speculative. Investors will suffer substantial dilution in the book value per share of the common stock compared to the purchase price. If we do not receive substantial funds from exercise of the warrants, which is not assured, we may require additional funding for which we have no commitments. You should not invest if you cannot afford to risk loss of your entire investment. See "Risk Factors."

                                  RISK FACTORS

     These securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this prospectus before investing in our Company.

RISKS RELATED TO OUR FINANCIAL POSITION

     We have incurred net operating losses, have accumulated a deficit and do not know if or when we will be able to generate positive operating results. During 1998, and for the six months ended June 30, 1999 we incurred a net operating loss of $3,189,592 and $463,116 respectively. We had an accumulated deficit of $5,959,153 as of December 31, 1998 and $6,422,269 as of June 30, 1999. See footnote 1 to the 1998 audited financial statements.

     We depend on credit that may not always be available to us and if it is not we may not be able to continue in business. We depend on availability of accounts receivable financing to obtain capital necessary to finance purchase of products and to fill sales orders. This financing must be available to us on reasonable terms and in sufficient amounts sufficient to maintain or increase sales volume.

RISKS RELATED TO THE NATURE OF OUR BUSINESS

     Year 2000 computer problems may affect our customers, our suppliers and our business operations and financial results. Computers may cease to function or generate erroneous data when the year 2000 arrives. The problem affects systems that are programmed to accept a two-digit code in date code fields. To correctly identify the year 2000, a four-digit date code field will be required to be what is commonly termed "Year 2000 compliant." We may have exposure and risk if the systems on which we depend upon to conduct our day-to-day operations are not Year 2000 compliant. The potential areas of exposure include electronic data exchange systems operated by third parties with whom we transact business, certain products purchased from third parties for resale, and computers, software, telephone systems and other equipment we use internally. Any of these Year 2000 issues could have a material adverse effect on our business, financial condition and results of operations. However, because so many companies, including us, our customers and suppliers, are subject to Y2K risks, we cannot accurately assess the quantitative magnitude of this risk factor.

     We run the risk that the inventory we hold will lose its value before we sell it which would then seriously affect our financial results. Our inventory may be adversely affected by price reductions or technological changes. We have no assurance that our suppliers and distributors will protect us in all cases from declines in inventory value.

     We are in a low margin business and cannot assure you that our margins will be sufficient enough for us to make a profit. Pricing in our industry is extremely competitive. This factor makes it unlikely that we can increase profit margins. Also, in order to attract larger customers, we sell certain products at or below cost. We cannot always recoup these losses through rebates, incentives and the sale of higher margin technical services.

     The loss of any of our key customers could seriously impact our financial results. Our customer base is highly concentrated. In 1998, our top ten customers accounted for approximately 54 percent of our sales. Our contracts and purchase orders do not generally guarantee any minimum purchases nor require that purchases be made exclusively from us.

     Our customers may return products to us that we cannot return to our suppliers. We bear the cost of the return if the supplier does not accept the return from us.

     Sales in our industry are increasingly being done on the Internet and we may not be able to successfully compete on the Internet. We may not be able to introduce new e-commerce solutions on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated customer requirements. If we do introduce new e-commerce solutions, they may have computer glitches and bugs. If we do find bugs, it might result in the loss of or delay in market acceptance of our solutions. We also cannot assure you that our security measures will prevent security breaches into our e-commerce solutions. Because the e-commerce field is so new, we cannot currently quantify the magnitude of this risk factor on our business. However we believe if we are unable to compete through e-commerce within the next two to three years, our business will suffer.

     We depend on the services and efforts of our existing senior management and key personnel and we cannot assure you we will attract and keep key management. We have long-term employment agreements with most of our key personnel. We carry $2,000,000 "key person" life insurance on Mr. Rechtman, which is pledged to our banks. In order to meet expected growth, we must hire, train, motivate and retain other highly-skilled managerial, marketing, sales, computer, and information technology professionals, as well as customer service personnel. Competition for such personnel is intense.

     Failure of our computer systems could cause us to lose significant revenues and gross profits during the computer downtime and this could put your investment at risk. We depend upon our redundant computer and communications hardware located at a single leased facility in California. Our systems are vulnerable to telecommunication failure, computer viruses and similar disruptive problems as well as damage from natural causes. Losses of this magnitude for more than a week could significantly impact our business.

     Because a majority of our voting stock is owned by a single shareholder you as a shareholder will have no voting control. Mr. Rechtman currently owns 55.0% of our outstanding shares of common stock. Accordingly, he may continue to be able to elect a portion of our directors and possibly determine the outcome of corporate actions requiring stockholder approval, regardless of how you may vote. This may delay, defer or prevent a change in our control. It may also adversely affect your voting and other rights.

RISKS RELATED TO THE OFFERING

     You are not assured that any proceeds will be received from exercise of warrants. This increases your risk if you do exercise your warrants, because you are not assured that any additional warrants will be exercised or that we will receive further funding. Proceeds may not be sufficient to defray offering expenses. Because no minimum number of warrants must be exercised there is no escrow of funds. We will retain any proceeds we receive to use in our business. The amount of capital currently available to us is limited. In the event any proceeds from this offering and our existing capital are insufficient for us to develop and expand our business and generate a profit, we may need additional financing. However, we do not have any commitments or arrangements from commercial lenders or other sources for additional financing.

     You may not be able to exercise your warrants. You can exercise your warrants only if it is allowed under the laws of your state and if this prospectus is effective and current.

We intend to update the prospectus as necessary to keep it current and maintain federal and state registration or qualification for the exercise, but may not be able to do so when you wish to exercise. Whether a current prospectus is in effect or not, the warrants are redeemable for $.01 per warrant at any time. If redeemed when no current prospectus is in effect, you will not have the opportunity to exercise the warrants. In this case, you will have to accept the nominal redemption price.

     You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will depend on the number of warrants exercised. The fewer warrants exercised, the greater the dilution will be on the warrants that are exercised.

     You may not be able to hold our officers and directors liable and to collect monetary damages for breaches of fiduciary duty to the full extent permitted by law. Our articles of incorporation and bylaws limit the liability of officers and directors, and require indemnification. Our officers and directors have no personal liability if they breach their fiduciary duties. However, they may have personal liability for breaches of their duty of loyalty. They may also have personal liability for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; unlawful payment of dividends or unlawful stock purchases or redemptions; or any transaction from which they derive an improper personal benefit.

     If we issue additional common stock, it will reduce the proportionate ownership and voting power. If we issue preferred stock it will create securities with dividend and liquidation preferences over your common stock. We are authorized to issue a total of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock without shareholder approval. Our board may designate the rights and preferences of the preferred stock we issue. Our board has not designated any series or issued any shares of preferred stock. 10,183,948 shares of common stock are issued and outstanding.

     Anti-takeover measures may result in you receiving less for your stock than you otherwise might. Our directors may, without stockholder approval, issue additional shares of common stock and/or preferred stock to use as an anti-takeover measure. This could prevent, discourage or delay a takeover attempt.

     You are not assured that you will be able to sell your common stock in the future at a price that equals or exceeds your exercise price. We arbitrarily determined the exercise price of the warrants and set them at a level substantially in excess of prices recently paid our common stock. The price we set bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should you regard the exercise price as an indicator of any future market price of our securities.

     You may not be able to liquidate your investment readily or at all when you need or desire to sell. Although our common stock is eligible for quotation on the NASD Electronic Bulletin Board, there has been no active public trading market for our shares. An active market may not develop or continue. As a result, an investment in our common stock may be totally illiquid.

     Sales of substantial amounts of our common stock in the public market could depress our market price. Approximately 2,000,000 of the 10,831,948 shares of our common stock presently outstanding are freely tradable. About 8,000,000 of the remaining shares are eligible for public resale under Rule 144 of the Securities Act of 1933.

     The SEC considers our common stock a low priced security which may result in decreased liquidity and increased transaction costs for you to buy or sell our stock. Under SEC rules, broker-dealers participating in transactions in low-priced securities must give customers a risk disclosure document that describes risks associated with low priced stocks. The disclosure document describe the broker-dealers' duties, customers' rights and remedies, market and other information; the broker-dealer must make suitability determinations approving customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain the specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

                                    DILUTION

     Dilution is the difference between the warrant exercise prices of $6.00 per share for Series A warrants, or $7.00 per share for Series B warrants, and the net tangible book value per share of the common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less any intangible assets, and then dividing by the number of shares then outstanding. Based on our consolidated financial statements at June 30, 1999, our net tangible book value ("NTBV") was approximately $(2,043,000) or approximately $(0.19) per common share. Prior to the exercise of any warrants, we have 10,831,948 shares of common stock outstanding.

     If all Series A warrants are exercised (which is not assured), upon their exercise, but prior to exercise of any Series B warrants or other outstanding options or stock rights, we would have 11,941,948 shares of common stock outstanding. Our estimated pro forma net tangible book value (which gives effect to receipt of the estimated net proceeds from such exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in our net tangible book value subsequent to June 30, 1999), would then be $4,617,000 or approximately $0.39 per share. This would result in dilution to persons exercising Series A warrants of $5.61 per share, or 93.5% of the exercise price of $6.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $(0.19) prior to the offering to $0.39 after the offering, or an increase of $0.58 per share attributable to the exercise of the Series A warrants. If, in addition, all Series B warrants are exercised, we would have 13,051,948 shares of common stock outstanding (assuming no other changes). Our pro forma net tangible book value would then be $12,387,000 or approximately $0.95 per share. This would result in dilution to persons exercising Series B warrants of $6.05 per share, or 86.4% from the exercise price of $7.00 per share. Net tangible book value per share would increase from $(0.19) prior to the exercise of Series B warrants to $0.95 afterwards, or an increase of $1.14 per share attributable to the exercise of the Series B warrants.

     The following table sets forth the estimated net tangible book value per share after exercise of each series of the warrants and the dilution to persons purchasing the underlying shares of common stock.

                                                                        SERIES A AND
            EXERCISE OF ALL WARRANTS OF:               SERIES A ONLY      SERIES B
            ----------------------------               -------------    ------------
Warrant exercise price/share.........................     $ 6.00           $ 7.00
Net tangible book value per share prior to
exercise.............................................      (0.19)           (0.19)
Increase attributable to warrant exercise............       0.58             1.14
Pro forma net tangible book value per share after
  exercise...........................................       0.39             0.95
Dilution.............................................     $ 5.61           $ 6.05

     If less than all the warrants of either series are exercised, dilution to the exercising warrant holders of each series will be greater than the amount shown. The fewer warrants exercised, the greater dilution will be.

                            SELECTED FINANCIAL DATA

                                                                                            SIX MONTHS ENDED
                                            FOR THE FISCAL YEARS ENDED DECEMBER 31,             JUNE 30,
                                        -----------------------------------------------   --------------------
                                         1994      1995      1996      1997     1998(1)    1998     1999(1)(2)
                                        -------   -------   -------   -------   -------   -------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues..........................  $27,402   $52,254   $88,510   $79,622   $88,894   $34,923    $70,797
Gross profit..........................    3,285     5,654     7,475     7,157     8,757     3,231      8,213
Income (loss) from operations.........      437       980      (139)      580    (2,568)     (754)       (85)
Net income (loss).....................      234       391      (444)       62    (3,190)   (1,480)      (463)
Net income (loss) per common share....  $  0.03   $  0.06   $ (0.07)  $  0.01   $ (0.38)  $ (0.22)   $ (0.04)
Shares used to compute basic and
  diluted net income (loss) per
  share...............................    6,772     6,772     6,772     6,772     8,491     6,856     10,669

BALANCE SHEET DATA:
Cash and cash equivalents.............  $   608   $ 1,678   $ 2,037   $   383   $   818   $   413    $   421
Working capital.......................      236       981       (81)   (1,148)   (3,702)    1,138     (3,391)
Total assets..........................    5,681    17,638    25,709    16,301    27,729    21,792     40,729
Total long term debt..................       22       993       782        22        13        13      1,642
Total liabilities and minority
  interest............................    5,039    16,641    25,127    16,653    27,510    19,758     38,350
Total stockholder's equity............  $   642   $   997   $   582   $  (352)  $   219   $ 2,034    $ 2,379

-------------------------
(1) The results of operations for the year ended December 31, 1998, and for the six months ended June 30, 1999, include the results of CY investments from the date of acquisition, September 1, 1998.

(2) The results of operations for the six months ended June 30, 1999, also included the results of operations of Kennsco and uMember from the dates of acquisition, April 1, 1999.

See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and footnote 1 to the 1998 audited financial statements for discussions of the impact that business combinations have had on the comparability of the selected financial data presented above.

                                USE OF PROCEEDS

     The net proceeds to us from sale of the shares of common stock underlying the warrants at the exercise prices of $6.00 per share for Series A warrants and $7.00 per share for Series B warrants will vary depending upon the total number of warrants exercised. If all warrants were to be exercised (of which there is no assurance, nor any assurance that any warrants will be exercised), we would receive gross proceeds of $6,660,000 from Series A warrants and $7,770,000 from Series B warrants, or aggregate gross proceeds of as much as $14,430,000. Regardless of the number of warrants exercised, we expect to incur offering expenses estimated at $125,000 for legal, accounting, printing and other costs in connection with the offering. As there is no assurance all warrants will be exercised nor any requirement that any minimum amount of the warrants be exercised, there are no escrow provisions and any proceeds that are received will be immediately available to us to provide additional working capital to be used for general corporate purposes. As we do not know if any of the warrants will be exercised, we are unable to develop a formal business plan on the disposition of any proceeds we might receive from the sale of the common stock underlying the warrants. However, our executive management team expects to recommend to our board that any proceeds we do receive be allocated approximately in the following order and amount:

        - Acquisitions in the U.S. of companies with a geographical diversity and/or a services component--$5 million;

        - uMember capital expenditures and general corporate needs--$3 million;

        - European acquisitions and/or operations--$3 million;

        - General corporate needs--upgrade systems, employee training, meet working capital deficits, etc.--$3 million.

     However, we must caution you that we may not raise sufficient funds to meet the above objectives. We also may not have the listed opportunities available to us. Based on opportunities that may be available to us and the amount of proceeds, if any, we receive, our management and/or board may revise the above list. We must also caution you that while we have identified several possible acquisition candidates in the U.S. and Europe, we do not know the likelihood of any deal occurring.

                      MARKET INFORMATION & DIVIDEND POLICY

MARKET INFORMATION

     Our common stock has traded in the over-the-counter market on a limited and sporadic basis, and is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol WFRC. The following table sets forth the high and low bid price quotations for each calendar quarter since we began trading in July 1998. We forward split our common stock on a 1.85 for 1 basis in July 1998. Quotations for periods prior to such split have been restated to reflect post split amounts throughout.

                   QUARTER ENDED                     HIGH BID    LOW BID
                   -------------                     --------    -------
September 30, 1998.................................     $5 5/16    $3
December 31, 1998..................................     $5         $2 5/8
March 31, 1999.....................................     $9 1/2     $6 1/4
June 30, 1999......................................     $7 7/8     $3

     These prices represent interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. As of June 30, 1999, there were approximately 58 holders of our common stock listed on our records. Some of these holders are brokerage firms that hold our stock in street names for their investors. We do not know how many of these investors are represented by these street names.

DIVIDEND POLICY

     We have not previously paid any cash dividends on common stock and do not anticipate or contemplate paying dividends on common stock in the foreseeable future. It is our present intention to utilize all available funds for the development of our business. Under Nevada corporate law, we may not pay any dividends or other distributions which would render us insolvent or reduce our assets to less than the sum of our liabilities plus the amount needed to satisfy outstanding liquidation preferences. Also, our loan agreement with Congress Financial Corp. prohibits us from paying dividends without their approval.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes included in this prospectus.

     The financial statements referred to reflect the financial condition and operating results of Wareforce.com, Inc. (formerly known as Jolley Vending) since its acquisition of Wareforce Incorporated in July, 1998, through the year ended December 31, 1998, and of Wareforce Incorporated for periods prior to the acquisition. This discussion should not be construed to imply that the results discussed will necessarily continue into the future or that any conclusion reached will indicate our actual operating results in the future. This discussion represents only the best present assessment of our management.

GENERAL

     We have traditionally been a computer reseller. As a reseller we source hardware and software from distributors and/or manufacturers for its clients. For the past several years, the margins of the traditional reseller have eroded. In an effort to reverse this decline, our management believes we need to become larger to obtain economies of scale and negotiate better pricing from our suppliers. They also believe we need to introduce e-commerce to better service the customer, reduce the costs of capturing and processing an order and offer technical services as a means of increasing gross profit margin.

     Our management believes a primary way to achieve our objectives in a timely fashion is through acquisitions. Having received a commitment for funding in early 1998, we began looking for acquisitions and in September 1998 purchased CY. The acquisition of CY gave us an increase in reseller revenues and a technical service organization. The technical service organization does warranty repairs, time and material hardware maintenance, and installation of computer systems at the customer's site.

     Revenues from e-commerce are non existent to date and revenues from technical services are less than 10% of total revenues to date. As a reseller we do not develop software nor do we sell aging releases of software. The software we distribute are the newer releases from the manufacturers we represent.

     The new revenue streams from e-commerce and technical services will enhance our present revenues but they will not replace the reseller revenues.

     During 1998 we launched our electronic commerce web site. This site enables customers' fast, efficient and cost-effective electronic procurement of technology products and services while streamlining our internal operations and cost structure by reducing the need for customer service representatives as we will need less people to take orders by phone and fax. To date, we have found that our customers use our web site for checking the status of their orders and for obtaining information about us rather than ordering products from us. To date, no revenues are generated directly from our web site. However, as customers such as the County of Los Angeles and California State University at Fullerton come on-line with us, we expect to begin generating revenues from our web site. We have not historically kept statistics on such things as number of average page views, unique visitors to our web sites and the length of time spent on our sites. However, during June and July 1999 we averaged 5500 hits to our sites. In June 1999 we had 350 hits to our on-line customer service center, the secure portion of our web site where customers can do such things as check the status of their orders. We have 84 users registered to use this secure portion of our site. We are unable to determine whether these registered users are individuals, represent entire organizations, or both. In early 1999, we increased our web presence and electronic offerings by acquiring 70% of uMember.com. uMember's web site is not yet operational. It does not yet have any registered users.

     As part of our technical services acquisition strategy, in September 1998, we completed the acquisition of CY. The acquisition of this technical services/computer products firm doubled the size of our core business. In March 1999, we completed the purchase of Kennsco, which is primarily a technical services firm. Kennsco generated $18.2 million in revenues in its 1998 fiscal year from operations in the Midwest and Florida. By the end of 1999 we expect to collapse the CY entity into the Wareforce entity to take advantage of a single brand name and simplify our organizational structure. We expect any associated costs to be immaterial and expensed as incurred.

     Acquiring new companies and moving into technical services and selling through electronic commerce represented new expanded undertakings for us. This expansion used a significant amount of resources in the past year and required a great deal of our management time. We expect future expansion to also utilize a significant amount of our financial and management resources. These undertakings cannot be supported with internally generated financing and will require additional outside funding. We expect to obtain these outside funds from this offering. However we do not know if we will raise any money from this offering. If we do not, and cannot find other outside sources of funds, we cannot assure you that we will be able to continue future funding of these ventures.

     In fiscal 1998, sales to the County of Los Angeles accounted for approximately 11% of our total sales and sales to the State of Florida accounted for approximately 22% in 1998. Based on history, we expect to continue to make a significant portion of our sales to one or more large customers. Our management believes that our horizontal and vertical strategy of expanding service offerings may yield higher margins from our large customers than product sales alone yield. However, our sales to high volume customers have historically been primarily product sales. Therefore, any significant increase in product sales to high volume customers may increase our overall net sales and/or our profitability but may also reduce our overall gross profit margins.

     Typically, we do not place an order with a supplier until we have received an order from a customer. Inventory is then drop-shipped by the supplier to either the customer or our distribution center located in Manhattan Beach, California. The supplier typically ships products within one to two days. Consequently, almost all of our revenues in a quarter result from orders received in that quarter. Although we do not maintain significant inventory, we record as inventory merchandise being configured as well as merchandise purchased from suppliers but not yet shipped to customers. As a result, we generally reflect ten to twelve days' cost of sales as inventory.

     We finance the purchase of computer products to fill sales orders through a line of credit which is collateralized by accounts receivable and inventory. Because the amount of credit available to us is dependent upon our accounts receivable and inventory balances, any delay in collection or deterioration of the quality of accounts receivable could adversely affect our ability to obtain necessary credit, as could economic trends in the computer industry, interest rate fluctuations and the lending policies of our lenders, resulting in a material adverse effect on our financial position and results of operations.

RESULTS OF OPERATIONS

     The following table shows our operating results as a percentage of net sales:

                                                                              SIX MONTHS
                                                                                 ENDED
                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                     -------------------------------------   -------------
                                     1994    1995    1996    1997    1998    1998    1999
                                     -----   -----   -----   -----   -----   -----   -----
STATEMENT OF OPERATIONS DATA:
Consolidated Net Sales.............  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
  Cost of Goods Sold...............   88.0    89.2    91.6    91.0    90.1    90.7    88.4
  Gross Profit.....................   12.0    10.8     8.4     9.0     9.9     9.3    11.6
  Selling, General & Administrative
    Expenses.......................   10.4     8.9     8.6     8.3    12.7    11.4    11.7
  Income (Loss) from Operations....    1.6     1.9    (0.2)    0.7    (2.9)   (2.1)   (0.1)
  Interest Expense.................    0.3     0.7     0.6     0.6     0.6     0.7     0.4
  Other (Income) Expense...........   (0.1)   (0.1)   (0.1)    0.0     0.9     2.4     0.1
  Income (Loss) Before Taxes.......    1.4     1.2    (0.7)    0.1    (4.4)   (5.2)   (0.6)
  Benefit (Provision) for Income
    Taxes..........................   (0.5)   (0.5)    0.2    (0.0)    0.9     1.0     0.0
  Net Income (Loss)................    0.9%    0.7%   (0.5)%   0.1%   (3.5)%  (4.2)%  (0.6)%

INTERIM PERIOD

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998.

Revenue

     Our revenues increased 102.9% to $70.8 for the six months ended June 30, 1999 from $34.9 million for the six months ended June 30, 1998, a $35.9 million increase. The increase is primarily attributable to the acquisitions of CY in September 1998 and Kennsco in March 1999. CY and Kennsco accounted for $30.2 and $4.2 million of revenues in the six months ended June 1999 respectively. The remaining $1.5 million increase came from the Wareforce business which grew only slightly.

Gross Profit

     Total gross profit was 11.6% of revenues or $8.2 million for the six months of 1999, compared to 9.3% or $3.2 million for the same period in 1998, a $5.0 million increase. In dollar terms, the total gross profit increase from the CY acquisition was $2.7 million, $1.4 million from the Kennsco acquisition, and $.9 million from the existing Wareforce business. The increasing percentage to 11.6% from 9.3%, a 2.3 percentage point increase, is due to our increased focus on technical services. By including technical services with the computer system sale our overall margins increased .9 percentage points for the Impres/ Wareforce business. The gross profit margins of Kennsco was 33.3% on $4.2 million of revenues contributing a 1.4 percentage point increase to the overall consolidated margin.

Operating Expenses

     Sales, general and administrative expenses were 11.7% of net sales or $8.3 million for the six months ended June 30, 1999, compared to 11.4% or $4.0 million for the same period in 1998.

     In absolute terms the increase to $8.3 from $4.0 million, a $4.3 million increase was primarily due to the acquisitions mentioned above. CY contributed $2.9 million, Kennsco contributed $1.3 million and our ecommerce startup, uMember, contributed $100,000 for the six months ended June 1999. These expenses at CY and Kennsco will be ongoing in the future. They are necessary to support the sales offices and additional revenues that the acquisitions contribute. uMember expenses will grow significantly as that subsidiary continues the development of its web site and implements its business strategy. As a percentage of revenue, sales, general and administrative expenses increased slightly to 11.7% from 11.4%, a 0.3% point increase. The uMember expenses contributed 0.2% points of the 0.3% increase.

Interest Expense

     Interest expense increased $83,000 or 35.6% for the six months ended June 30, 1999 from $233,000 to $316,000. Although sales increased 102.9%, interest expense increased at a considerably smaller rate. Through the refinancing of our credit line with a more favorable interest rate in August 1998, a reduction in the prime rate and better cash flow management, we were able to minimize the rate of increase in interest expense when compared to the rate of increase in our sales.

FISCAL YEARS

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997.

     Revenue. Our revenues increased 11.7% from $79.6 million for the twelve months ended December 31, 1997 to $88.9 million in the twelve months ended December 31, 1998. This increase was largely attributable to the acquisition of CY. Without CY, Wareforce revenues would have decreased by $10.8 million from $79.6 million to $68.8 million due to the expiration of a contract with Southern California Edison, which represented 24.5 percent of total revenues in 1997 and
4.4 percent in 1998.

     Gross Profit. Total gross profit was 9.9% of revenues, or $8.8 million, for 1998, compared to $7.2 million, or 9.0%, of revenues in 1997. The gross profit increase of $1.6 million is due to the following: The acquisition of CY contributed $2.2 million to the increase; the decline in sales, primarily due to a loss of a major customer for Wareforce, contributed $(1.2) million decrease offset by a $600,000 increase contribution of a full year of the Apple contract. We act as a sales agent for Apple Computer and are paid a commission based on Apple's sales in the five-state territory. This sales agent program began in May 1997. The contract with Apple runs through December 31 of each year and is renewable at Apple's discretion. The gross profit as percent of net revenues increased to 9.9% from 9.0%. This is due in part to the increasing percentage of our net sales from higher margin technical services. These services often command gross profit margins of 25% to 40%, depending on the type of services performed.

     Operating Expenses. Sales, general and administrative expenditures increased to $11.3 million or 12.7% of sales in 1998 from $6.6 million or 8.3% of net sales in 1997, an increase of $4.7 million. The majority of this increase, $2.7 million or 57%, is due to the acquisition and integration of CY as of September 1998. CY operates three sales offices. Subsequent to the acquisition the on going cost of these offices plus the administrative expenses to support these offices is expected to be approximately $580,000 per month or $2.3 million for a four month period. This is a savings of $100,000 per month compared to the four month cost of $2.7 million in 1998. The remaining $2.0 million increase is due to the following: $800,000 in expenses were associated with the development of our structure to support acquisitions and operate as a public company; $500,000 for the opening of two sales offices on the East Coast of which $400,000 was compensation; $300,000 for the hiring of six salesmen for selling to state and local governments; another $300,000 for increasing our technical services capabilities, which included $263,000 in compensation, $12,000 for training and the remaining costs for travel, auto expense and other miscellaneous expenses. The e-commerce costs were roughly $100,000. These included employee compensation of $70,000 and the remaining costs were depreciation of hardware purchased for the site.

     Other expenses increased to $842,000 in 1998 from $7,000 in 1997 primarily due to one-time expenses associated with the raising of $6.0 million in financing for 1998.

     Net interest expense increased to $551,000 in 1998 from $491,000 in 1997, a $60,000, or 12%, increase. This increase was in keeping with a 12% increase in sales. The majority of interest expense was due to borrowing against our credit line used to purchase inventory.

FISCAL YEARS

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996.

     Revenue. Wareforce Incorporated revenues decreased $8.9 million or 10.1% from $88.5 million for the twelve months ended December 31, 1996 to $ 79.6 million in the twelve months ended December 31, 1997. This decrease is due to the fact that while Los Angeles Micromart, Inc. d/b/a Personal Support Computers contributed $10.1 million to Wareforce Incorporated sales in 1996, it had no sales from PSC in 1997. PSC, an Apple Computer retail dealership, was purchased by Wareforce Incorporated in August 1995 and was sold by Wareforce Incorporated in November 1996. Without the operations of Personal Support, sales for Wareforce Incorporated grew from $78.4 million for the twelve months ended December 31, 1996 to $79.6 million for the twelve months ended December 31, 1997, an increase of 1.5%. This increase is attributable to $17.4 million in sales to new customers partially offset by $16.2 million decrease in sales from existing customers. Of the $17.4 million in sales to new customers $11.9 million was from one new customer which was the State of Florida. Software licenses grew from $13.2 million in 1996 to $23.2 million in 1997, $11.7 million of which was from new customers.

     Gross Profit. Wareforce Incorporated's gross profit from sales decreased 4.3% from $7.5 million for the twelve months ended December 31, 1996 to $7.2 million in the twelve months ended December 31, 1997. However, its gross profit from Personal Support sales contributed $1.7 million for the twelve months ended December 31, 1996 at a gross profit percentage of 16.6%, prior to the reserves described below. Although the gross profit percentage was higher at Personal Support than those from Wareforce Incorporated's traditional corporate sales, Personal Support had higher sales, general and administrative expenses than Wareforce Incorporated's core corporate sales business. Therefore, it contributed a smaller percentage of operating profit than did corporate sales. Without Personal Support, Wareforce Incorporated's gross profit increased for the twelve months ended December 31, 1997 by 22.0% to $7.2 million for the period. This increase came about as it took advantage of opportunities to increase sales and increase margins through the sale of a broader range of products and value-added services such as asset management, help desk services and LAN/WAN design.

     As part of the accounting for the Personal Support asset sale its discontinuation of business, Wareforce Incorporated set up a reserve of $0.3 million. This was comprised primarily of discounts given on the sale of Personal Support's inventory, plus other costs associated with the asset sale and business discontinuation. This reserve reduced Wareforce Incorporated's overall gross profit margin to 8.4% for the period ended December 31, 1996.

     Operating Expenses. Wareforce Incorporated's sales, general and administrative expenses attributable to sales decreased 4.9% from $6.9 million in the twelve months ended December 31, 1996 to $6.6 million in the twelve months ended December 31, 1997. As a percentage of sales, sales, general and administrative expenses were 8.6%, which includes 0.8% of non-recurring expenses, in 1996 and 8.3% in 1997. Sales, general and administrative expenses for Personal Support was $1.9 million for the twelve months ended December 31, 1996. As discussed above, the operations of Personal Support were discontinued in November 1996. Without Personal Support, sales, general and administrative expenses increased from $5.0 million, or 6.4% of revenue for the twelve months ended December 31, 1996 to $6.6 million, or 8.3% of revenue for the period ended December 31, 1997. In 1997, Wareforce Incorporated significantly increased expenditures for new sales and new technical service personnel and added a significant number of personnel to support its sales agent contract with Apple.

     Interest expense decreased from $544,000 for the twelve months ended December 31, 1996 to $491,000 for the twelve months ended December 31, 1997. The lower interest expense in 1997 is due primarily to decreased borrowings as Wareforce Incorporated paid off a term loan it used to purchase Personal Support.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through 1997, operations have been financed primarily through credit from vendors and manufacturers as well as from traditional revolving credit lines that are maintained with various financing companies. Beginning in 1998, we began obtaining outside financing through the private placements of convertible, subordinated debt and equity. In March 1998, we issued $6 million of 12% convertible, subordinated debentures. By June 1998 the debenture holders had converted their entire debentures into $6 million of equity. In early 1999, we raised an additional $2.4 million as part of a $4 million private equity offering. In consultation with the placement agent, we have agreed to postpone raising the remaining $1.6 million of this equity placement until more favorable market conditions exist for its placement. Currently, we have a $30.0 million line of credit that was obtained on August 27 1998 and expires on August 27, 2000 but may be renewed by mutual agreement through August 27, 2001. This line replaced a $15 million line we had with another lender.

     As of December 31, 1998, and June 30, 1999 we had a working capital deficit of $(3.7) million and $(3.4) million respectively. Our management believes that funds on hand and funds available through our credit line will be sufficient to fund our needs through at least June 30, 2000. We cannot assure you that we will obtain sufficient funds to execute our business plan or generate positive operating results. We anticipate that we will have negative cash flows for the foreseeable future as we aggressively seek additional mergers with, and acquisitions of, electronic commerce and technical services firms. We cannot assure you that we will not require additional funds over the next twelve months.

     The net cash flows used for operating activities totaled $9.4 million for the six-month period ended June 30, 1999. This resulted from a net loss of $500,000 for the period with an increase in accounts receivable and inventory of $5.7 million and $1.4 million, respectively and by a decrease in accounts payable and accrued expenses of $1.7 million.

The increase in accounts receivable was due to an increase in revenues in June 1999 of $19.7 million compared to revenues of $13.6 million in December 1998. Of this increase Kennsco contributed $1.3 million of the revenue increase and $1.1 million of the accounts receivable increase. The increase in inventory is due to an increase in sales expected in 1999 versus sales levels in 1998. Kennsco added approximately $380,000 in inventory. Net cash used for operations for the year ended December 31, 1998 was $1.7 million. This was primarily due a net loss of $3.2 million, which was offset by a decrease in other receivables and inventory and an increase in accounts payable.

     Net cash flows used in investing activities for the six-month period ended June 30, 1999 was $1.4 million. Investing activity for this period included $750,000 used for the purchase of the assets of Kennsco and approximately $600,000 for the purchases of computer licenses and computer equipment for our internal use. A portion of this went for licenses to upgrade our internal systems to ones that are Year 2000 compliant. Net cash flows used in investing activities for the twelve-month period ended December 31, 1998 totaled $3.6 million. Investing activity for this period included $3.0 million for the purchase of CY and approximately $640,000 for the purchase of equipment, primarily computer equipment for internal use. See "The Company -- Kennsco Acquisition" and "The Company -- uMember.com Acquisition".

     Net cash flows provided by financing activities for the six-month period ended June 30, 1999 was $10.3 million. The sources of this financing activity were our $2.2 million equity placement plus an increase of $8.1 million in our outstanding line of credit offset by a reduction in our long term debt. Net cash flows provided by financing activities for the twelve-month period ended December 31, 1998 was $5.7 million. The primary source of this financing activity was the issuance of $6.0 in convertible debt which was subsequently converted to equity and an increase in our line of credit of $2 million partially offset by the $2 million lent to Mr. Rechtman for him to acquire the shares of Wareforce then-held by Ms. Gabriel. See note 11 to the 1998 financial statements, "The Company -- Background" and "Related Transactions".

     Goodwill resulted from the acquisitions of CY, Kennsco and Umember in the amounts of $2,837,770, $1,820,936 and $172,500 respectively. Goodwill on each of these acquisitions is being amortized over seven years. Amortization of goodwill is expected to be approximately $700,000 per year.

     We acquired Kennsco in March 1999 that leases computer systems typically over a two to three year period. Kennsco enters into leases where Kennsco has sold mid range and desktop computer equipment to its customers. All of the leases are accounted for as sales type leases in accordance with FAS 13. Kennsco takes the residual risk on the equipment. It is not unusual to enter into a renewal with the lessee on the equipment at the end of the initial lease term. The Company utilizes its lease rental receivable and underlying equipment in lease transactions as collateral to borrow from financial institutions at fixed rates. In return for this secured interest, the Company receives a discounted cash payment. As lessees make payments, financing lease income and interest expense are recorded. Interest income, net of interest expense, amounts to approximately $20,000 per year.

     We have a line of credit that is provided to us by Congress Financial Corp. (Western). The actual level of borrowing capacity under our line of credit is based on the quantity and quality of our inventory and accounts receivable. Advances under the terms of credit line agreement are limited to the sum of 85% of eligible accounts receivable plus

75% of eligible inventory. Interest is payable at the finance company's prime rate (7.75% as of June 30, 1999) and may be raised to the prime rate plus two percent under certain conditions. It is also subject to certain covenants, primarily we are required to maintain an adjusted net worth of not less than $5 million. As of June 30, 1999, our adjusted net worth was greater than $5 million. Also, our loans to Mr. Rechtman cannot total more than $3.8 million. As of June 30, 1999, these loans were less than $3.8 million. As of June 30, 1999, we were in compliance with our covenants. The credit facility is secured by substantially all of our assets and is personally guaranteed by our majority stockholder, Mr. Rechtman, who is also our CEO, in the amount of $1.5 million. Total outstanding borrowings under the revolving line of credit were $12.3 million as of June 30, 1999.

     The line of credit includes inventory financing through NationsCredit Distribution Finance, Inc. Advances under this flooring plan at June 30, 1999 were $7.8 million and are based upon qualified inventory purchases that bear no interest for 30 days. Interest is charged at a rate of 1.5% per month for payments we make beyond the initial 30-day period. Typically, we settle our inventory flooring plan payments within the 30-day period.

     In March 1998, Wareforce Incorporated issued in aggregate $6.0 million of 12% subordinated, convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. Wareforce Incorporated paid approximately $900,000 to a third party in connection with raising these funds. During June 1998, the $6.0 million was converted into equity in exchange for 2.0 million shares of Wareforce Incorporated common stock. The proceeds of the debentures were used for the acquisition of CY, a loan to Mr. Rechtman to acquire the shares of Wareforce then-held by Ms. Gabriel, and general working capital purposes. See note 11 to the 1998 financial statements, "The
Company -- Background", "The Company -- CY Acquisition" and "Related Transactions".

     In February 1999, we issued 600,000 restricted shares of our common stock in a private placement for $2.4 million. (These funds were part of a $4 million private placement. In consultation with the placement agent, our management decided to postpone the placement of the additional $1.6 million of this placement until more favorable market consist for its placement.) We paid approximately $250,000 to a third party in connection with raising these funds. The proceeds from this placement were used by us primarily to complete our asset purchase of Kennsco, funding start-up costs for uMember.com and general working capital purposes. We have a commitment to fund $1.0 million of uMember.com's initial operations and development costs. As of June 30, 1999 we have funded $250,000 of the $1.0 million commitment. uMember has entered into a loan agreement with us guaranteeing repayment of the $1 million (or any amounts advanced under the agreement) no later than the earlier of February 20, 2001 or the date of an Initial Public Offering by uMember. By mutual agreement we may extend the term one additional year. There is no guarantee that uMember will be able to repay this loan according to its terms or at all. If it cannot, our financial position will suffer. We are not able to draw from our line with Congress Financial to fund our commitment to uMember without Congress' permission. If we cannot fund our full commitment to uMember either it or its minority shareholders may have recourse against us for full funding and/or costs and damages.

     Many factors relating to obtaining financing are beyond our control. Any decrease or material limitation on the amount of borrowings available to us under our line of credit or other financing arrangement, such as floor plan financing provided by manufacturers and vendors, will adversely affect our ability to fill sales orders and/or increase our sales. It will also adversely affect our financial position and operating results. We cannot guarantee that our creditors will continue to extend credit to us in the amounts they currently do.

     We anticipate that we will need additional equity investments in the future to continue our acquisition strategy as well as to fund general working capital. There can be no assurance that such investments will be obtained. If they are not, we will be materially, negatively affected.

WAREFORCE YEAR 2000 COMPLIANCE

OVERVIEW

     We have developed a program for Y2K issues that consists of the following:

          (1) Assessment of our corporate systems and operations that could be affected by the Y2K issue; and

          (2) Repair or replacement of non-compliant systems and components.

     We have focused our Y2K compliance assessment program on three principal areas:

          (1) Internal information systems;

          (2) Y2K compliance by third-party suppliers and customers; and

          (3) Internal non-informational technology systems.

INTERNAL INFORMATION SYSTEMS

     We have completed an inventory and risk assessment of our own information systems. We have determined that most of our internal systems are fully Y2K compliant. These include our main enterprise application servers, local networks, wide area networks, intranet, operating systems, workstations, internet applications, shipping systems, EDI systems, telephone systems, and email servers and applications. However, our recent acquisition, Kennesco, has a number of workstations and a voice mail system that needs to be upgraded to be Y2K compliant. These will be upgraded prior to year-end at a cost of under $50,000. We have not had any other material costs to become Y2K compliant.

THIRD-PARTY SUPPLIERS AND CUSTOMERS

     We have significant relationships with various suppliers. We currently obtain the majority of our products from five major distributors, Ingram Micro, Tech Data, Merisel, Inacom and Pinnacor, as well as from Microsoft. All have comprehensive Y2K plans in place. Based on their Y2K Readiness Disclosures, we do not expect the Y2K to have any adverse effect on our relationship. We are also in the process of sending correspondence to our other vendors, suppliers and customers requesting their progress as it relates to Y2K readiness. To date, we have not received any responses from vendors, suppliers, or customers that would indicate any will face Y2K issues which will materially impact our business. We continue to actively work with vendors, suppliers and customers who are not Y2K compliant in order to minimize the impact on our operations and financial conditions.

NON-INFORMATION TECHNOLOGY SYSTEMS

     We are in the process of completing our assessment of all non-information technology systems, which includes telephone, alarm and electricity. Based on the information available, most of the non-information technology systems are Y2K compliant. We anticipate that all will be compliant before year-end.

CONTINGENCY PLANS

     We are finalizing our contingency plans to minimize the above risks associated with non-Y2K readiness as follows:

     - identifying alternate suppliers that are Y2K compliant;

     - closely monitoring all accounts receivable, accounts payable, and bank statements; and

     - preparing to supply needed proof of delivery or duplicate copies of invoices for customers.

     Completion of these plans is targeted for October 31, 1999. We expect to meet this target as all major milestones toward completion have now been met.

     Other than the October 31, 1999 target date to complete our contingency plans we have no important benchmarks that need to be completed in our Y2K efforts. However, while we are not currently aware of any Y2K issues that would materially affect our business, and despite the plans we have in place, we may still be adversely affected by Y2K readiness issues.

     Also, we cannot assure you that we will not be the subject of lawsuits regarding the failure of equipment sold by us in the event the equipment is not Y2K compliant. Any Y2K related suit could have a material effect on our business.

                                  THE COMPANY

OUR HISTORY AND DEVELOPMENT

     Wareforce.com, Inc., a Nevada corporation, is currently engaged in the business of providing information technology services. We were originally incorporated under the laws of the State of Nevada on June 27, 1995, under the name of Jolley Vending, Inc., to engage in the vending machine business. Jolley completed a public offering on January 21, 1997 under rule 504 of Regulation D.

     In July 1998, we discontinued operations with respect to the vending machine business and then entered into an agreement and plan of reorganization with Wareforce Incorporated pursuant to which we forward-split our common stock on a 1.85 for 1 basis, and then issued 9,025,000 post-split shares of our authorized but previously unissued common stock to acquire all the issued and outstanding stock of Wareforce in a stock for stock exchange. As part of the acquisition, we changed our name to Wareforce One, Inc. (which was subsequently changed to Wareforce.com, Inc. in January 1999) and declared a distribution of Series A and B warrants, to be made as soon as practicable after the effective date of the registration statement of which this prospectus is part, to our common stockholders of record as of July 13, 1998, immediately prior to the acquisition. If all such warrants get exercised, of which there is no assurance, we would raise an additional $14,430,000 of capital.

OUR BACKGROUND AND BUSINESS

     Wareforce Incorporated was originally incorporated in 1985 as a company to sell technology products, based in El Segundo, California, a suburb of Los Angeles. Mr. Rechtman and his then-wife Anita Gabriel assumed control of Wareforce Incorporated in 1990, with Mr. Rechtman serving as President and Ms. Gabriel as CEO. At that time, Wareforce Incorporated management set a goal of becoming a complete information technology solution provider by adding valuable certifications from leading hardware and peripherals manufacturers. Management also sought to develop a comprehensive information technology services and support division. Revenues have grown at a compound annualized rate of 60%. Net revenues increased from $2 million in 1990 to $88.9 million in 1998 through both internal growth and, more recently, through acquisitions. From its founding in 1985 until its acquisition by Jolley in August 1998, Wareforce Incorporated was a privately held corporation and operated under the name of Wareforce Incorporated. Ms. Gabriel resigned all her positions with Wareforce Incorporated in February 1998 upon her sale of her shares in Wareforce Incorporated to Mr. Rechtman. See "Management" and "Related Transactions".

     On January 12, 1999, our board of directors approved the changing of our name from Wareforce One, Inc., to Wareforce.com, Inc. The move reflected our strategy to enhance our electronic commerce offerings by selling information technology products via our web site as well as through traditional channels such as direct sales and over the telephone. We believe that our integrated electronic commerce offerings are fast and efficient and may reduce our customers' procurement costs. Our current Internet-based virtual computer products' warehouse represents 140,000 different products from over 900 industry-leading vendors. We expect to attract new customers to our electronic commerce procurement site as well as lower the costs of servicing existing clients by automating much of the purchase, status and invoicing processes.

     As a result of our September 1998 acquisition of CY and our March 1999 purchase of the assets of Kennsco, we currently have a sales presence in 31 U.S. cities and employ approximately 290 people. Wareforce.com would have had pro forma consolidated revenues of approximately $150 million in fiscal 1998 had the CY and Kennsco acquisitions been made on January 1, 1998.

GROWTH STRATEGY

     We intend to pursue additional acquisitions of information technology services businesses and electronic commerce companies. We expect this to broaden our service offerings; add technical and sales personnel; increase our presence in existing markets; expand our reach into new geographic markets in the U.S. and Europe; improve our operating efficiencies through economies of scale; and cement strategic vendor and customer relationships. We cannot however, guarantee that we can find suitable acquisition candidates or that, if we do, we can acquire them on favorable terms.

CY ACQUISITION

     As part of management's strategy to aggressively grow technical services and increase its local market share in Southern California, we completed the strategic acquisition of CY in September of 1998. CY is a technical service and computer sales firm based in Los Angeles that generated revenues of approximately $64.5 million for the twelve months ended December 31, 1998. This marks a 14.5% growth rate from 1997 when their sales volume reached $56.3 million. CY brought us a large, complimentary customer base, an enhanced presence in the government and corporate market segments, expanded technical service offerings, and experienced sales, technical and professional staff. CY customers include: Los Angeles County, Universal Studios and Arco. CY was operationally integrated into Wareforce.com in January 1999. The integration in 1998, resulted in the elimination of approximately 40 redundant staffing positions. We plan to legally dissolve the CY entity in the fourth quarter of 1999. The costs to legally dissolve CY are estimated to be $5,000.

UMEMBER.COM ACQUISITION

     In early 1999, we acquired 70% of the common stock of uMember.com, a membership-based electronic shopping and auction Internet destination web site. The terms of our acquisition required us to issue 30,000 shares of our common stock to the four founders of uMember.com as well require us to fund up to $1.0 million of uMember.com's initial operations and development costs. We are currently attempting to raise this $1.0 million. We cannot assure you that we will be able to do. If we cannot, the operations of umember.com will be materially, adversely affected. Umember.com expects to complete development of its site in the fourth quarter of 1999. We believe that the concept of uMember.com is unique to the on-line sales and auction sites currently operating on the Internet today as it plans to draw its customers from the employees of Wareforce.com's existing corporate, government and education customers rather than competing for customers through traditional mass advertising.Wareforce.com will continue to service its clients at the corporate level, while the uMember.com Internet destination is intended to tap into sales to the employees of Wareforce.com's existing customer base, an as-yet untapped source of revenue. We believe that many of our customers, some of whom employ 10,000 or more employees, would take advantage of the ability to offer uMember.com membership as a cost-free benefit to their employees. All of our existing accounts, including such large accounts as Northrop Grumman Corp., NASA, TRW Inc., the University of California school system, The Walt Disney Co., Universal Studios, Inc., the National Association of Counties, the governments of the State of Florida and the County of Los Angeles are potential participants in this unique marketing strategy. Membership will also be offered to groups and associations (such as the National Credit Union Association) that are registered directly by uMember.com's sales force. By leveraging Wareforce.com's existing customer base alone, an estimated 3-5 million employees may be eligible to join the uMember.com Internet sales and auction network.

     uMember.com expects its members to benefit from volume discounts negotiated with manufacturers and service providers. It expects to offer consumer products and services for sale and auction ranging from computers, consumer electronics and jewelry to travel and personal financial services. uMember.com expects prices to be competitive with those of uBid.com, Onsale.com and other online suppliers. We expect revenues from the uMember.com venture to be generated through advertising, marketing development funds provided by product vendors, transaction fees and online sales.

     uMember.com plans to make an initial public offering in 2000. Our board has also discussed the possibility of distributing all or a portion of the shares we hold in uMember.com to our shareholders in a tax-free distribution at some point either immediately before or after such an initial public offering. However, uMember.com has not yet entered into any negotiations with any underwriters for such a public offering and there is no guarantee that one will occur, or should one occur, that it will be successful. Also, our board has not yet made a final determination of such as to such a share distribution nor has our independent auditors advised us on the tax and accounting consequences of such a distribution, should one occur.

KENNSCO ACQUISITION

     In March 1999, we completed the asset purchase and assumption of liabilities of Kennsco, a technical services company with revenues of approximately $18 million in 1998. The purchase consisted of a combination of $750,000 in cash, a $250,000 note payable in common stock and the assumption of approximately $4,421,000 in liabilities. The assets purchased included current assets, fixed assets and other assets. Liabilities assumed included a line of credit and other liabilities. Kennsco, based in Minneapolis, Minnesota, held technical service contracts in Florida, Minnesota, Illinois and seven other Midwestern states and employed approximately 90 professionals company-wide. The technical services we acquired from Kennsco include on-site maintenance for desktop and midrange computer equipment; depot repair; and network design, installation and maintenance. Virtually all Kennsco contracts have been assigned to, or assumed by, us. We also hired virtually all of Kennsco's employees. The acquisition greatly expands our sales and service offerings in Florida, where we hold an exclusive Microsoft Select product contract for government and higher education users. It also strengthens our Midwestern presence as a technical service provider and enhances our ability to provide nationwide technical services and support to our customers' field offices throughout the U.S. The transaction also gives us ownership of Kennsco's Leasing Division, which expands our ability to lease computer equipment directly to end-users. Kennsco currently operates as a division of Wareforce under the name Kennsco Technical Services. In an effort to simplify its operations and take advantage of a single brand name, we plan to discontinue the use of the Kennsco trade name in late 1999.

OTHER

     We have verbally agreed to a joint venture agreement as part of two-step process to acquire privately held CampaNova GmbH of Frankfurt, Germany. CampaNova provides business-to-business and business-to-consumer E-commerce solutions to the German market. As CampaNova's operations are relatively new, we expect to primarily acquire from them German market knowledge and technical know-how rather than significant hard assets. We expect the purchase of CampaNova to take place in late 1999. The purchase price is to be determined, subject to due diligence. We expect any purchase price to be paid in cash and stock. Any cash portion would require us to raise additional funds. We cannot guarantee however that this acquisition will occur or that the joint venture or acquisition will be successful or, if it is not, that it will not materially impact our financial condition. We also, from time to time, are in discussions with various other entities concerning joint ventures and acquisitions. We cannot guarantee that any of these will come to fruition or that if they do, that they will be successful.

CUSTOMERS

     In fiscal 1998, we had a customer base of about 1,000 active customers. Our largest 130 customers represented 95% of our total 1998 consolidated revenues. Of these, 88 of them, or 68%, were repeat customers. For the first six months of fiscal year 1999, 101 customers represented about 95% of our revenues. Of these customers, 89 customers, or 88%, were repeat customers from 1998. They generated approximately 95% of our revenues for the first six months of 1999. Many clients have been active customers for three or more years. Over 50% of our revenues are derived from exclusive or limited sales contracts, including our top two customers. A sample list of customers include: SBC Communications Inc. (Pacific
Bell), Universal Studios, Inc., LA Cellular, Arco, The Boeing Company, the State of California, the State of Florida, Los Angeles County and the University of California University school system.

     Two customers, the State of Florida and Los Angeles County each represented greater than 10% of our net revenues during fiscal 1998 and during the first six months of 1999. During fiscal year 1998, sales to the State of Florida totaled approximately $19.6 million or approximately 22% of net revenues for the period. During the first six months of 1999, sales to the State of Florida totaled approximately $11.2 million or approximately 17% of total revenues. Sales to the State of Florida decreased as a percentage of total revenues from 1998 compared to the first six months of 1999 due to the recognition of revenues related to the CY acquisition which caused overall sales volumes to increase. During fiscal year 1998, sales to Los Angeles County totaled approximately $9.8 million or approximately 11%. During the first six months of 1999, sales to Los Angeles County totaled approximately $16.5 million, or approximately 25% of net revenues. Sales to LA County increased from 1998 to the first six months of 1999 largely due to the fact that only four months of CY sales to Los Angeles County were realized by Wareforce from September 1998 through December 1998.

     No other customers comprised greater than 10% of net revenues during fiscal 1998 and the first six months of 1999. Many of these customers have numerous departments, divisions and end users. They are usually authorized to make independent purchase decisions and to establish discrete, billable accounts. For example, Wareforce.com serves over 50 different operating departments within Los Angeles County alone. In certain instances, Wareforce.com has exclusive or limited competition sales contracts with customers that generally cover the procurement of products and services over a one-to-three year period and may contain one or more one-year renewals. These contracts are subject to the customers' rights to terminate the contract upon notice. Payment terms with substantially all of our customers are net 30 days. Although customer arrangements vary, we generally give customers return (for credit or, in limited cases, refunds) and exchange privileges. These are usually limited to 20 calendar days for stock hardware and software products and defective or damaged products.

SALES AND MARKETING

     We generally sell and market to three types of customers: Corporate (mid-size, large and Fortune 1,000); Government (State & County); and Education (K-12 and Higher Education). To these customers, we will sell both products and technical services. In fiscal 1998, the percentage of our revenues from each of these types of customers was approximately 53% to Corporate customers, 34% to Government customers and 13% to Education customers. For the first six months of 1999, the percentage of our revenues from Corporate customers was approximately 47%; from Government customers approximately 47%; and from Education customers approximately 6%. We rarely sells to individual consumers. Our sales team consists of inside and outside sales representatives and customer support personnel, all of whom generate business via direct sales calls, telephone, fax, email and via our electronic commerce web site. Sales personnel have access to real-time pricing and availability from the two industry-leading distributors of computer products, Ingram Micro and Tech Data via electronic links. Management believes that it will generate additional sales while lowering operating costs through sales via electronic commerce on its web site. Although we are highly reliant on various automated systems, we attempt to maintain a high level of personal interaction with customers to ensure the highest level of customer service possible.

SUPPLIERS

     We rely on manufacturers and third-party vendors, including distributors and aggregators of computer hardware, software and peripherals to develop, manufacture and supply all of the computer components we sell and service. We procure computer equipment through relationships and alliances with the nation's largest distributors of computer products, Ingram Micro Inc. Merisel Inc., and Tech Data Corporation and with the nation's largest aggregators of computer products, Ingram Alliance, a division of Ingram Micro, Inacom Corporation and Pinnacor, Inc., a wholly-owned subsidiary of MicroAge, Inc. These alliances enable us to provide customers with a wide selection of products without subjecting us to many of the risks and costs of maintaining high levels of inventory. As part of our integrated electronic commerce solution, we download daily product pricing, availability and shipping data directly from Ingram Micro/Ingram Alliance and Tech Data's online inventory databases. Updates are provided virtually real time. Management believes that this tight integration with vendors allows us to provide the quickest, most accurate procurement services possible.

     Purchases from aggregators and distributors Ingram Micro, and Tech Data accounted for 34% and 12% respectively of our aggregate purchases for the six months ended June 30, 1999. Certain suppliers provide us with trade credit as well as substantial incentives in the form of discounts, rebates and cooperative advertising. Substantially all of our contracts with our suppliers are terminable upon 30 days' notice or less and several contain minimum volume requirements as a condition to providing discounts to us.

     In addition to our relationships and alliances with aggregators and distributors, we maintain standard authorization dealership agreements directly with many leading manufacturers of computer hardware and software. Under the terms of these agreements, we are authorized to resell to end-users and provide, in certain cases, warranty service on the products of such manufacturers. Our status as an authorized dealer is essential to the operation of our business. In general, the agreements do not require minimum purchases and include termination provisions ranging from immediate termination to termination upon 90 days prior written notice. We generally do not purchase products directly from these manufacturers because we believe that our distributors and aggregators provide us with several advantages, including competitive pricing, limited inventory risk, ready product availability, product quality assurance and access to the various vendors which may be required on a particular project. There was no single hardware manufacturer from whom we purchased directly more than 10% of our total purchases in the first six months of 1999. However, we had two hardware manufacturers, Dell Computer Corporation and Yamaha Corporation, which accounted for approximately 7% and 3% of our purchases for the six months ended June 30, 1999, and for which their products may only be purchased directly from them. Additionally Wareforce purchases Microsoft product licenses directly from Microsoft. These purchases accounted for 18% of total purchases for the six months ended June 30, 1999.

DISTRIBUTION

     Our main distribution site is located in Manhattan Beach, California. We also have a small amount of inventory on hand in its regional offices to serve the unique needs of the local customer base. However, greater than 95% of our inventory is maintained at our Manhattan Beach distribution center.

     We have invested considerable sums to automate and streamline our ordering and distribution process. When an order is entered into the system, a credit check or credit card verification is performed, and if approved, is electronically transmitted to the purchasing department to process. If the requested item is on hand in inventory, the order is electronically transmitted to the warehouse area and a packing slip is printed for order fulfillment. If the product is not in stock, a purchase order is submitted with a vendor/ manufacturer and is either drop shipped (supplier ships directly to the customer) or is received by our distribution facility for subsequent delivery to the customer via UPS, FedEx or one of the our own delivery vehicles.

     In general, we do not order any product unless it has received a confirmed sales order from a customer. We currently conduct the majority of business via direct shipment from distributor to customer. This is commonly referred to as drop shipping. Upon request, orders may be delivered directly by our own delivery vehicles for distances typically less than 50 miles. However, certain customers and types of transactions require, from time to time, us to purchase a limited amount of inventory with intention of reselling such merchandise within 30 - 60 days. Currently, most of our inventory purchases are in the areas of Microsoft software and CD-ROM drives, the latter of which Advanced Optical, a division of CY specializing in storage devices, sells as a specialized distributor. This typically requires a greater reliance on a purchased inventory model. However, in the second quarter of 1999 we decided to discontinue the operations of Advanced Optical during the third quarter of 1999, as they are not in keeping with our core business model. Management estimates that this will result in a loss of approximately $5 million in revenues on an annualized basis. However, we do not expect to record any charges for this discontinuation.

     However, further development of our web sales strategy may require an increase in the amount of purchased inventory we currently hold and would carry with it the risks associated with holding inventory for sale.

COMPETITION

     We operate in a segment of the information technology industry that is highly competitive. We compete primarily in the United States, specifically in California, the mid-western states and Florida. We compete with a large number and variety of resellers of computer hardware and software and technical service provides. Our competition includes computer retailers, computer superstores, consumer electronics and office supply superstores, mass merchandisers, corporate resellers, value-added resellers, specialty retailers, distributors, franchisers, mail order and web-based retailers and online auction companies. Many of our competitors have significantly greater financial resources than us.

     Specifically, in the technical services segment, we compete against two basic types of companies: those that specialize in providing consulting and technical services such as GE Information Services, a part of the General Electric Company, Electronic Data Systems Corporation, Computer Science Corporation, BancTec, Inc., and DecisionOne Corporation and those that provide hardware and/or software procurement in addition to technical services and support. Companies in the latter category include CompuCom Systems, Inc., Entex Information Services, Inc., Inacom, Microage, and En Pointe Technologies Inc.

     In the computer hardware segment, we compete not only with the large computer resellers and technical services firms mentioned above but also with companies that primarily specialize in the resale of computer hardware products or have significant computer sales. Competitors in this segment include: CDW Computer Centers, Inc., Micro Warehouse Inc., CompUSA Inc. and Office Depot, Inc. In addition, we compete with manufacturers such as Compaq Computer, who sell directly to end-users as well as to wholesale distributors and resellers. We also compete with direct marketing and build-to-order computer suppliers such Dell and Gateway 2000, Inc., both of whom sell directly to end-users, and increasingly, directly to businesses.

     Most recently, we have faced competition in the hardware segment from online web merchants such as Buycomp.com as well as from combination distributor-resellers of computer equipment such as TechBuyer.com and pcOrder.com. We also face competition from online auction sites such as Onsale.com, eBay.com and Yahoo! Auctions that sell new, refurbished and closeout computer products, often at or below wholesale cost, in efforts to build market share.

     We do not own any intellectual property rights and therefore do not have a competitive advantage in this area. We are authorized to service and sell a wide range of third party software products including those from most leading software manufacturers, including Microsoft and Novell. These products are licensed by the customers we serve and not by us (except where we license the products for our own internal use). We do license our primary sales and accounting software from Cove Systems, Incorporated. The loss of our right to use Cove's products could seriously impair our business. Our license arrangement with Cove is informal and not in writing. We have maintained relations with Cove for the past five years and believe our relations are good.

     In the software and software licensing segment, we compete with many of the hardware resellers mentioned above as well as organizations that specialize in only software sales such as Softmart Management Services, Inc., Software Spectrum, Inc., Softwarehouse, ASAP Software Express, Inc., and Egghead.com, Inc.. Many of these vendors operate mail order, telemarketing and online web sites as part of their sales and marketing strategy.

     Due to the increasing commoditization of computer products, many of our competitors compete principally on the basis of price, and may, from time to time, sell products at or below wholesale cost in an effort to increase volume and market share. The proliferation of manufacturers, suppliers and resellers and highly competitive pricing has caused the prices of component parts such as microprocessors, hard drives, and RAM to fall, thus driving retail prices lower as well. The trend of declining prices is expected to continue in the future. Falling prices and increasing competition have driven, and are expected to continue to drive, average gross profit margins lower, making it more difficult to generate the same revenue and gross profit dollars for a given level of unit sales volume.

     In addition, our industry is characterized by abrupt changes in technology, associated inventory and product obsolescence, rapid changes in consumer preferences, short product life cycles and evolving industry standards. We believe that our competitive advantages include the ability to provide competitive prices, superior product selection and quick delivery response time. If we fail to compete favorably with respect to any of these factors, our business, financial position, results of operations and cash flows would be materially and adversely affected.

     In response to the severe margin pressure in the computer hardware and software segments, we and some of our competitors have aggressively focused on expanding technical services offerings which offers value-added products and services, higher gross margins, greater differentiation from competitors and increased customer loyalty.

EMPLOYEES

     As of June 30, 1999, we had approximately 290 employees, including approximately 84 sales, marketing and related support personnel, 137 technical service and support personnel, 31 purchasing and warehousing personnel and 38 employees in information systems, administration and finance. We believe that our ability to recruit and retain highly skilled sales, technical and management personnel will be critical to our ability to execute our business model and growth strategy. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our executive offices and principal administrative, marketing and sales operations are located in approximately 7,100 square feet of space in El Segundo, California. This is approximately 15 miles from downtown Los Angeles. The lease on this space expires in April 2003. In addition, we lease approximately 23,089 square feet of space in Manhattan Beach, California (directly across the street from our headquarters) to house our warehousing, distribution, data processing and finance operations. This lease expires on January 31, 2005. See "Certain Transactions". Wareforce recently terminated a lease in Shelton, Connecticut that housed its Connecticut sales office. This lease originally expired in July 2003. Wareforce has agreed to pay $3,500 per month through December 1999 to the Connecticut landlord for canceling the lease early. Wareforce also leases space on a month-to-month basis in an executive suite building in Blue Bell, Pennsylvania to house its Pennsylvania sales office.

     CY has a lease for a sales office in Commerce, California for approximately 3,000 sq. ft., which expires in April 2003; a sales office in Irvine, California for approximately 2,074 sq. ft. which expires June 30, 2001; and a lease for a sales office in Encino, California for approximately 2,828 sq. ft. which expires on December 31, 2000.

     In our asset acquisition of Kennsco, we acquired leases for various small (generally under 1,000 sq. ft.) office locations in the Midwest and Florida. For the most part, these are leased on a short-term basis. We also acquired a three-year lease on Kennsco's principal office and warehouse building located in Plymouth, Minnesota, a suburb of Minneapolis, Minnesota. This location is owned by Kenneth Searl, our current Vice President and Kennsco's former President. Our annual lease obligation for this approximately 24,000 sq. ft. facility is $189,571. We believe that this lease is at competitive market rates. See "Certain Transactions".

     We believe these facilities are adequate for current needs and that suitable additional or substitute space is available if needed.

LEGAL PROCEEDINGS

     We are not currently a party to any material litigation. We are from time to time involved in routine litigation incidental to our business.

                             AVAILABLE INFORMATION

     We have filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both us and the securities we are offering, refer to the Registration Statement, including all exhibits and schedules. These may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

     As of the date of this prospectus, we became subject to the informational requirements of the Exchange Act. We will therefore file reports and other information with the Commission. Reports and other information filed by us with the Commission will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. This site is accessible by the public through any Internet access service provider and is located at http://www.sec.gov.

     Copies of our annual, quarterly and other reports which will be filed by us with the Commission beginning with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of such quarter). These reports will also be available upon request, without charge, by writing Wareforce.com, Inc., 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table lists our directors and executive officers, their ages, and all offices and positions with us. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers and other employees serve at the will of the board of directors.

          NAME*             AGE                      POSITION
          -----             ---                      --------
Orie Rechtman(1)            47     Chairman, President & Chief Executive Officer
Don Hughes(2)               56     Director, Chief Financial Officer & Chief
                                   Operating Officer
Dan J. Ricketts, Esq.(3)    36     Director, Secretary-Treasurer, Senior Vice
                                   President of Administration and General
                                   Counsel
Raymond Wicki               55     Director
Earl Greenberg                     Director
Darrell Tate(4)             32     Vice President, Strategic Business
                                   Development
Richard Fu(5)               37     Senior Vice President, Sales
Kenneth Searl(6)            53     Senior Vice President, Technical Services
Marcia Mazria(7)            55     Senior Vice President, Marketing and
                                   Communications
Leon Hasson(8)              44     President, uMember.com

-------------------------
(1) Mr. Rechtman also serves as a director and Chairman, President and Chief Executive Officer of both CY and Wareforce and as a director and Chairman and CEO of uMember.com.

(2) Mr. Hughes also serves as a director and Chief Financial Officer, Chief Operating Officer, Vice President and Treasurer of CY, as a director and Chief Financial Officer, Chief Operating Officer and Vice President of Wareforce and as a director and Vice President of uMember.com.

(3) Mr. Ricketts also serves as a director and Secretary, Vice President and General Counsel of CY, as a director and Secretary-Treasurer, Vice President and General Counsel of Wareforce and as a director and Acting Vice President, General Counsel and Assistant Secretary of uMember.com.

(4) Mr. Tate is employed as Vice President, Strategic Business Development for Wareforce and as a director and Acting Vice President of Sales for uMember.com and also does work for all our subsidiaries. He resigned his positions effective August 20, 1999 to pursue outside business opportunities.

(5) Mr. Fu is employed as Senior Vice President, Sales for us and Vice President and General Manager for CY but does work for all our subsidiaries.

(6) Kenneth Searl is one of our Senior Vice Presidents and is also Vice President of Wareforce's Kennsco Technical Services Division.

(7) Ms. Mazria is Senior Vice President, Marketing and Communications for us but does work for all our subsidiaries.

(8) Mr. Hasson is also a director of uMember.com. He is also on the board of directors of Continental Computer Exchange, the company that purchased the assets of PSC from Wareforce. See "Related Transactions".

     All of our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our board of directors elects our officers. This takes place at the board's first meeting after each annual meeting of our shareholders. The officers hold office until their death, resignation or removal from office. We have recently formed both a Compensation Committee and an Audit Committee. Messrs. Wicki and Greenberg are the members of these committees. Prior to their elections to our board, our full board served the functions of these committees. No other committees of the board have been established to date.

     These individuals serve as our executive management and/or members of our board. A brief description of their background and business experience is as follows:

     ORIE RECHTMAN has served as a director and the Chairman, President and CEO of Wareforce.com since July 1998. He has served as a director and Chairman and CEO of uMember.com since February 1999. He has served as a director, Chairman, President and CEO of CY since September 1998. He has been President and a director of Wareforce since joining Wareforce in September 1989. In February 1998, Mr. Rechtman was appointed to the additional offices of Chairman and CEO of Wareforce. Mr. Rechtman's experience in the computer field goes back to the inception of this industry in 1981. At that time, he was involved in establishing the first distribution channel for computer software to educational institutions in the U.S. and Israel. As the president of School Computing Distributors, he merged that business with us in 1990 after completing the buyout. Prior to arriving in the United States, Mr. Rechtman received a degree equivalent to a B.S. in Electrical Engineering from the Israeli Air Force in 1972.

     LEON HASSON has served as a director and President of uMember.com since its founding in January 1999. For the two years prior to founding uMember.com, Mr. Hasson was the CEO of Continental Computer Exchange, a multi-million dollar computer reseller to corporate customers in the Los Angeles area. Mr. Hasson remains on the board of Continental. He also serves as a member of the board of BNL Technologies, Inc., d/b/a Fantom Drives. For the seven years prior to his service with Continental, Mr. Hasson served a marketing manager for the mail order department of Data Micro Computers, Inc.

     DON HUGHES has served as a director, CFO and COO of Wareforce.com since July 1998. He has served as a director and Vice President of Finance uMember.com since February 1999. He has been a director, CFO, COO, Vice President and Treasurer of CY since September 1998. And he has been Wareforce's Vice
President -- Finance and CFO since joining Wareforce in July 1996. On March 6, 1998, he was elected to the additional position of COO of Wareforce. Since February 26, 1998, he has also served on Wareforce's board of directors. Prior to joining Wareforce, Mr. Hughes served as Vice President and CFO of Transoft Technology Incorporated from October 1995 to July 1996. From 1993 to October 1995, Mr. Hughes was the CFO of Clean-Up Technology, Inc., a contractor specializing in the environmental remediation business, which recently ceased operations. From 1992 to 1993, Mr. Hughes was an independent business consultant, and from 1989 to 1992, Mr. Hughes was the Vice President of Finance and CFO of Los Angeles Cellular Telephone Company, a cellular telephone service provider in Los Angeles. Mr. Hughes earned his B.S.E.E. from Virginia Polytechnic Institute in 1966 and his MBA from the University of Southern California in 1972.

     DAN J. RICKETTS has served as a director and Secretary-Treasurer, Vice President of Administration and General Counsel of Wareforce.com since July 1998 and was promoted to Senior Vice President of Administration in October 1999; as a director of uMember.com and its Vice President and General Counsel and Assistant Secretary since February 1999; CY's Secretary, Vice President and General Counsel since September 1998; and has served as Secretary, Vice President and General Counsel of Wareforce since March 6, 1998. From June 1996 through February 1998 Mr. Ricketts served as Wareforce's Senior Legal Counsel. From May 1995 when he joined Wareforce to June 1996, Mr. Ricketts served as Wareforce's Director of Legal and Business Affairs. From May 1997 to July 1998, Mr. Ricketts also served as the Director of the Wareforce's Education Advantage Division and from October 1996 to May 1997 served as Wareforce's acting Director of Human Resources. Mr. Ricketts has served on Wareforce's board of directors since March 6, 1998; CY's board of directors since September 1998 and Wareforce One's board of directors since July 1998. Prior to joining us Mr. Ricketts was a Senior Contracts Specialist with Southern California Edison from February 1994 to April 1995. From August 1992 to February 1994 Mr. Ricketts was Legal Counsel to Ingram Micro Inc. Mr. Ricketts graduated with a Bachelor of Science in Finance (with honors) from the University of Tennessee in 1985 and with a law degree from the University of Tennessee College of Law in 1992. Mr. Ricketts is currently licensed to practice law in the State of California.

     RAYMOND WICKI has served as a director since June 1999. From 1990 to July 1999, Dr. Wicki was the CEO of Bank von Graffenried, a family-owned bank in Bern, Switzerland. He currently serves as a consultant to the bank. From 1983 to 1990, Dr. Wicki focused on private and industrial portfolio management, including building and managing the institutional asset management business of a large Swiss bank. In the late 1970's, Dr. Wicki, with two partners, established one of the first venture capital funds that invested in the U.S. and in Germany and Switzerland. For the eight years prior, Dr. Wicki was with the industrial organization of the Aga Khan, serving as its Head of Finance. Dr. Wicki started his professional career in the investment department of Hoffmann-La Roche, a Swiss pharmaceutical group. Dr. Wicki received a business administration degree and a Ph.D. in finance and taxation from the University of Bern, Switzerland. He also holds an MBA from Kent State University in Ohio.

     EARL GREENBERG has served as a director since June 1999. Mr. Greenberg is currently the President of Earl Greenberg Productions, Inc. and Co-Chairman of Transactional Marketing Consultants. Mr. Greenberg served as President and CEO of Transactional Media, Inc. until 1995. Mr. Greenberg has also served as President of HSN Entertainment, an arm of the Home Shopping Network and Quantum Marketing, a pioneer in the Infomercial format. Mr. Greenberg has also been an independent producer, serving as Executive Producer for such shows as The Regis Philbin Show. From 1981 - 1984, Mr. Greenberg served as Vice President, Compliance and Practices for NBC-TV and Vice President-In-Charge of Daytime Programming. He graduated from the University of Pennsylvania School of Law and practiced corporate and antitrust law from the late 1960's to 1978. Mr. Greenberg is a member of the board of the Electronic Retailing Association.

     DARRELL TATE joined Wareforce in December 1994 as Director of Sales and became its Vice President, Worldwide Sales and Marketing in July 1996. Mr. Tate served on the Wareforce board of directors from November 1995 through August 1996, at which time he was removed from the board as part of the ongoing divorce proceeding involving

Mr. Rechtman and Ms. Gabriel. Mr. Tate rejoined the board on March 6, 1998 and subsequently resigned his position from the board on May 19, 1998 in order to take a leave of absence from Wareforce. Mr. Tate returned to Wareforce in late November 1998 as was appointed its Vice President of Strategic Business Development. He has served as a director of uMember.com and its Vice President of Sales since February 1999. Mr. Tate has over ten years of experience in the PC industry. From June 1991 to December 1994, Mr. Tate was a Reseller Account Manager with Microsoft Corporation where he had responsibility for managing some of Microsoft's largest multi-location resellers across the country. From May 1990 to June 1991, Mr. Tate served as Product Manager with O'Neil Product Development. From January 1987 to March 1990, Mr. Tate was Marketing Manager for Instant Replay Corporation. Mr. Tate received a B.A. in Organizational Communications from the University of Utah in 1989. Mr. Tate resigned on August 20, 1999 to pursue outside business interests.

     RICHARD FU has over 15 years of industry experience in corporate Information Services management, computer reseller and system integrator environment and has served as our Senior Vice President of Sales since October 1999, as the Vice President of Sales of Wareforce Incorporated since September 1998 and as Vice President/General manger for Impres since 1995. Mr. Fu also served as the Director of the Advanced Technical Services division of Microage of Commerce, CA (a former d/b/a of CY) from 1995 to 1998. Prior to joining CY, Mr. Fu served as Financial Systems Manger for GlenFed Services Corporation from 1992 to 1995. Mr. Fu also has served in various Information Services management roles and consulted for construction and real estate development companies. Mr. Fu has a B.S. degree in Computer Science from UCLA.

     MARCIA MAZRIA has served as Senior Vice President of Marketing and Communications of Wareforce.com since October 1999 and as Wareforce Incorporated Vice President of Marketing and Communications since joining it in July 1998. From 1991 to July 1998, she was President of Mazria Leeds, Inc., Marketing Consultants, providing independent marketing consulting services to a variety of companies. From 1975 to 1990, Ms. Mazria was President/CEO of Mediaworks, Inc., a full service regional marketing and advertising firm serving clients primarily in the high tech, government, energy, hospitality and construction industries. Ms. Mazria holds a BA/Design (with Honors) from Pratt Institute, New York, and a MA/Communications from the University of New Mexico.

     KENNETH SEARL has served as a Senior Vice President of Wareforce.com since October 1999. Prior to that, he had been a Vice President of Wareforce.com since May 1999 and has been a Wareforce Vice President of Technical Services responsible for its Kennsco Technical Services Division since May 1999. For the approximately 25 years prior to our acquisition of the assets of Kennsco, Mr. Searl served as Kennsco's Chairman, CEO and President and was involved in a wide variety of management, sales and leasing activities for Kennsco. Mr. Searl has participated in the American Management Association's President's Leadership Program and received a Bachelor of Science degree in Economics from the University of Wisconsin.

     We currently have no arrangements or understandings about the length of time each director may serve.

     We may adopt provisions in our by-laws and/or articles of incorporation to divide our board of directors into more than one class and to elect each class for a certain term. These provisions may have the effect of discouraging takeover attempts or delaying or preventing a change of control of us.

COMPANY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors has recently formed a Compensation Committee composed of our two outside directors. The CEO will make recommendations concerning salaries and incentive compensation for our executive officers, directors and managers to the compensation committee. The compensation committee will then make recommendations for the full board's approval. For information concerning transactions with the our directors and entities affiliated with certain directors, see "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table summarizes executive compensation paid or accrued during the past three fiscal years for our CEO during that period and the most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during those years.

                           SUMMARY COMPENSATION TABLE

                                                        OTHER
                                                       ANNUAL      RESTRICTED                         LPIT     ALL OTHER
      NAME AND                                         COMPEN-        STOCK         UNDERLYING      PAYOUTS     COMPEN-
 PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)   SATION($)    AWARD(S)($)    OPTIONS/SARS(#)     ($)      SATION($)
 ------------------    ----   ---------    --------   ---------    -----------    ---------------   --------   ---------
Orie Rechtman........  1998    239,220(3)       --     90,780            --               --              --        --
CEO                    1997    148,440          --         --            --               --              --        --
                       1996    214,349          --         --            --               --              --        --
Don Hughes...........  1998    141,250(4)       --     10,000        49,750               --              --        --
  CFO                  1997    135,346          --         --            --               --              --        --
                       1996     56,866          --         --            --               --              --        --
Dan Ricketts.........  1998     79,999(5)       --     38,967(9)     49,750               --              --        --
  SVP & General        1997     88,788          --         --            --               --              --        --
  Counsel              1996     61,330          --         --            --               --              --        --
Darrell Tate.........  1998     45,833(6)       --     10,000        24,876               --              --       500(10)
  VP, Business         1997    130,657          --         --            --               --              --        --
  Development(1)       1996    107,924          --         --            --               --              --        --
Richard Fu...........  1998    169,953(7)   10,000      1,750(11)    33,359               --              --       146
  SVP, Sales(2)        1997         --          --         --            --               --              --        --
                       1996         --          --         --            --               --              --        --
Marcia Mazria........  1998     40,000(8)       --         --            --               --              --        --
  SVP, Marketing

-------------------------
 (1) Mr. Tate was on unpaid sabbatical from May 19, 1998 to November 30, 1998. Mr. Tate resigned on August 20, 1999 to pursue outside business interests.

 (2) Amounts for Mr. Fu include compensation from CY during January - August 1998 as well as compensation from us from September - December 1998.

 (3) On June 1,1998, Wareforce Incorporated entered into an employment contract with Mr. Rechtman which, among other things, increased his base salary from approximately $150,000 per year to $330,000 per year and granted him a bonus of up to $170,000 per year based on it meeting at least 90% of its annual projections. Mr. Rechtman receives no salary for his work with uMember.com but has been awarded by the uMember.com board 250,000 fully-vested options to purchase the shares of uMember.com for his service to uMember.com to date.

 (4) On June 1, 1998, Wareforce Incorporated entered into a new employment contract with Mr. Hughes that, among other things, increased his base salary from $120,000 per year to $150,000 per year. Mr. Hughes receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date.

 (5) On June 1, 1998, Wareforce Incorporated entered into an employment contract with Mr. Ricketts. Among other things, this contract increased his base salary from $50,000 per year to $100,000 per year (amended on July 14, 1998 to $110,000 per year). It also granted him a one-time bonus of $10,000 for the successful completion of our Reverse Merger and a bonus of $50,000 per year based on his meeting at least 90% of the annual goals set for him by the board. Mr. Ricketts receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date.

 (6) On June 1, 1998, Wareforce Incorporated entered into an employment contract with Mr. Tate. Among other things, this contract increased his base salary from $60,000 per year to $110,000 per year and granted him a bonus of $50,000 per year based on his meeting at least 90% of the annual goals set for him by the board. Mr. Tate receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date. Mr. Tate gave up his rights to exercise these uMember.com options upon his resignation from Wareforce.

 (7) On August 28, 1998, as part of our purchase of CY, we entered into an employment contract with Mr. Fu. Among other things, this contract granted him a base salary of $110,000 per year, a one-time signing bonus of $10,000, a bonus of $50,000 per year based on his meeting at least 90% of certain goals related to the gross revenues of Impres' and, if Impres' revenues exceed 125% of their annual goal, an additional bonus equal to 0.01% of the revenues of Impres that exceed Impres' annual revenue goal., and 33,359 non-cash incentive stock options granted at a fair market value of $5.00 per share.

 (8) Ms. Mazria served as an independent consultant to Wareforce in 1996 and again from February 1998 to June 1998. We paid $17,590 for her independent consulting services in 1998. On July 1, 1998, Wareforce Incorporated entered into an employment contract with Ms. Mazria. Among other things, this contract provides for a base salary of $80,000 per year, a $5,000 quarterly bonus and a bonus plan to be established based on Co-op and Market Development Funds obtained under her supervision.

 (9) Includes $2,000 auto allowance.

(10) Includes $500 auto allowance.

(11) Includes $1,750 auto allowance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the grants of stock options to our CEO and our four most highly compensated executive officers, other than our CEO, for the year ended December 31, 1998. We have never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the closing price of our shares on the NASD Over-the Counter Electronic Bulletin Board system. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option. It also assumes that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                        INDIVIDUAL GRANTS
                                           -------------------------------------------
                                              TOTAL
                             NUMBER OF        OPTION
                             SECURITIES     GRANTED TO
                             UNDERLYING     EMPLOYEES        EXERCISE
                              OPTIONS       IN FISCAL        PRICE PER      EXPIRATION
           NAME              GRANTED #     YEAR (%)(1)     SHARE ($/SH)        DATE
           ----              ----------    ------------    -------------    ----------
Orie Rechtman..............   100,000          15.0            $3.00         7/13/08
Don Hughes.................   101,248          15.2             0.49         3/31/08
                               20,000           3.0             3.00         7/13/08
Dan Ricketts...............   101,248          15.2             0.49         3/31/08
                               20,000           3.0             3.00         7/13/08
Richard Fu.................    33,359           5.0             5.00         9/01/08
                               20,000           3.0             5.00         9/01/08
Darrell Tate...............    50,624           7.6             0.49         3/31/08
                               50,624           7.6             0.49         3/31/08
                               20,000           3.0             3.00         7/13/08

---------------

(1) Based on options to purchase a total of 665,479 shares of our common stock granted under the 1996 Employee Stock Option/Stock Issuance Plan and the 1998 Stock Option/Stock Issuance Plan by us in the year ended December 31, 1998 to our employees, consultants and directors.

FISCAL YEAR END OPTION VALUES

     The following table gives you summary information concerning stock options held as of December 31, 1998 by our CEO and our four most highly compensated executive officers, other than our CEO. During 1998, Messrs. Hughes and Ricketts exercised the 41,116 options (101,248 post-split) they respectively received under the 1996 Plan and Mr. Tate exercised the 20,558 (50,624 pot-split) options he received under the 1996 plan. These options were exercised in conjunction with our reverse merger with Jolley. The exercise price of $1.21 ($0.49 post-split) per share was the same as the fair market value our board determined on the date of exercise. No options issued under the 1998 Plan were exercised during fiscal 1998 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $6.00 per share, the fair market value of our common stock as quoted on the Bulletin Board at closing on December 31, 1998, less the exercise price per share.

                               NUMBER OF SECURITIES UNDERLYING    IN-THE-MONEY OPTIONS AT FISCAL
                                     UNEXERCISED OPTIONS                     YEAR-END
                               --------------------------------   ------------------------------
                                EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
            NAME               -------------    ---------------   ------------    --------------
Orie Rechtman................          --           100,000          $   --          $300,000
Don Hughes...................          --            20,000              --            60,000
Dan Ricketts.................          --            20,000              --            60,000
Richard Fu...................      33,359            20,000          33,359            20,000
Darrell Tate.................          --            20,000              --            60,000

OPTION/SAR GRANTS

     We have not granted any stock appreciation rights to any officer, director or employee.

     Previously, the Wareforce board of directors granted options to purchase 121,000 shares under Wareforce's 1996 Stock Option/Stock Issuance Plan to various officers and employees of Wareforce. This was done as part of Wareforce's efforts to undergo an Initial Public Offering. Each option was immediately exercisable for all of the option shares. However, any shares purchased under the option were subject to repurchase by Wareforce at the option exercise price paid per share. Wareforce could do this if the optionee left Wareforce before vesting in the shares. The weighted average exercise price per share for the options outstanding under the 1996 Plan was $2.78. Each 25% of each option would have vested upon the optionee's completion of one year of service with Wareforce. This was measured from the grant date. The remaining option shares would have vested in 36 equal, successive monthly installments over the optionee's continued period of service thereafter. In addition, the options would have vested in full upon the acquisition of Wareforce by merger or asset sale. This vesting would not have occurred if the options had been assumed by, and the repurchase rights are assigned to, the acquiring company. Any assumed options would have subsequently vested in full in the event the optionee's service was terminated by the acquiring company. This would have happened whether the termination was involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The options had a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the company. However, on September 18, 1997, the Wareforce board of directors rescinded all grants under the IPO Grant prior to notification to the optionees of their option grants. The IPO Grant was rescinded, as a material condition of the grants -- the completion of an IPO -- never transpired. Wareforce is unable to assess, what, if any, liability may incur from this grant rescission. See "1998 Stock Option/Stock Issuance Plan."

     On April 1, 1998, we granted to Messrs. Hughes and Ricketts fully vested options for 41,116 shares at a fair market exercise price of $1.21 per share. (Post-split these amounts were 101,248 options at an exercise price of $0.49 per share.) Mr. Tate was granted 20,558 fully vested options at a fair market exercise price of $1.21 per share. (Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) Mr. Tate was granted an additional 20,558 options at a fair market exercise price of $1.21 per share which would automatically vest if he returned from a planned sabbatical by May 18, 1999.

(Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) As part of the reverse merger with Jolley Vending, Messrs. Hughes, Ricketts and Tate were required to exercise all their then-vested options. See "Certain Transactions". Mr. Tate subsequently returned from his sabbatical in November 1998 and became entitled to his additional 50,624 (post-split) options. We did not issue these to him until June 2, 1999. As of the date of this prospectus he has not exercised these options. See "Management" and "Principal Shareholders".

1998 STOCK OPTION/STOCK ISSUANCE PLAN

     The Wareforce 1996 Plan was subsumed by the 1998 Wareforce One, Inc. Stock Option/Stock Issuance Plan which was adopted by the board of directors and approved by the stockholders on July 2, 1998. One million shares of common stock have been authorized for issuance under the 1998 Plan. On the first trading day of each calendar year, beginning with 1997, this share reserve automatically increases by the number of shares equal to 1% of the number of shares of common stock outstanding on the last day of the preceding calendar year. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 100,000 shares in the aggregate in any calendar year.

     The 1998 Plan is divided into three separate components:

          (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the 1996 Plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 85% of their fair market value on the grant date;

          (ii) the Stock Issuance Program under which such persons may, in the 1996 Plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance, or as a bonus for past services rendered to we or as an incentive tied to the performance of future services; and

          (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date.

     The Compensation Committee of the board will administer the Discretionary Option Grant Program and the Stock Issuance Program. The Vice
President -- Administration as 1998 Plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

     Upon an acquisition of us by merger, asset sale or hostile takeover of our company, each outstanding option and unbelted stock issuance will be subject to accelerated vesting under certain circumstances.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock.

     The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program. The plan administrator can do this in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date. The plan administrator may also provide financial assistance to participants in the Discretionary Option Grant and Stock Issuance Programs by allowing them to acquire shares of common stock in exchange for promissory notes or installment payments.

     Under the Automatic Option Grant Program, at any time an individual first becomes a non-employee board member, may, at any time thereafter, receive a 10,000 share option grant on the date such individual joins the board, provided such individual has not been in the prior employ of us. In addition, at each annual meeting of our stockholders, each individual who has served as a non-employee board member for at least six months and who will continue to serve as a non-employee board member will receive an additional option grant to purchase 10,000 shares of common stock. This non-employee board member will receive this option whether or not such individual has been in our prior employ.

     Each option granted under the Automatic Option Grant Program will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the board of directors. Each such option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting of the shares. The initial 10,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 10,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon:

          (i) certain changes in the ownership or control of us; or

          (ii) the death or disability of the optionee while serving as a Board member.

     The board may amend or modify the 1998 Plan at any time. The 1998 Plan will terminate on July 13, 2008, unless sooner terminated by the board.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     As set forth in the following paragraphs, all of our executive officers have employment contracts with us. In connection with an acquisition of us by merger or asset sale, each outstanding option held by the CEO and the other executive officers under the 1998 Plan will automatically vest in full. The only exception to this is if such options are to be assumed by, and the repurchase rights are assigned to, our successor corporation. Any assumed options will subsequently vest in full in the event an executive officer's service is terminated by the acquiring company, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The plan administrator has authority to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the CEO and our other executive officers granted under the 1998 Plan. The plan administrator may do this if their employment is to be terminated (whether involuntarily or through a resignation for good reason) following a hostile take-over of us and the takeover is effected through a successful tender offer for more than 50% of our outstanding common stock; or a change in the majority of the board as a result of one or more contested elections for board membership.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Don Hughes that provides for an initial employment term of three years. It also provides for an initial annual base salary of $135,000 (increased by amendment on August 1, 1998 to $150,000). It provides for a one-time bonus of $10,000 for the successful completion of our reverse merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Hughes is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Hughes however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Hughes all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary. This June 1998 employment agreement superceded one Mr. Hughes had entered into with Wareforce Incorporated in July 1996.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Orie Rechtman that provides for an initial employment term of three years, an initial annual base salary of $330,000 and an annual bonus of $170,000 if it meet at least 90% of its annual projections. Under the terms of the agreement, Mr. Rechtman is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $2,000 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Rechtman however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Rechtman all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to five years base salary plus bonuses calculated at their maximum rate.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts that provides for an initial employment term of three years. It also provides for an initial annual base salary of $100,000 (increased by amendment on July 14, 1998 to $110,000). It provides for a one-time bonus of $10,000 for the successful completion of our reverse merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Ricketts is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Ricketts however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, we would owe Mr. Ricketts all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Darrell Tate that provides for an initial employment term of three years. It also provides for an initial annual base salary of $110,000. It provides for an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Tate is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Tate however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Tate all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary. Mr. Tate resigned on August 20, 1999 to pursue outside business interests.

     In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria that provides for an initial employment term of three years. It also provides for an initial annual base salary of $80,000. It provides for an quarterly bonus of $5,000, plus it provides for the establishment within 90 days of the date of signing the agreement of a bonus plan based on the amount of Co-op and Market Development Funds collected under her supervision. She also received options for 5,000 shares of our stock. These options were fully vested and may exercised on a non-cash basis. Under the terms of the agreement, Ms. Mazria is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Ms. Mazria however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Ms. Mazria all salary, benefits and bonuses owed to him through the date of termination. It would also owe her a cash severance payment equal to 9 months base salary.

     In August 1998, Wareforce Incorporated entered into an employment agreement with Richard Fu that provides for an initial employment term of three years. It also provides for an initial annual base salary of $110,000. It provides for a one-time signing bonus of $10,000 and an annual bonus of $50,000 if CY meets at certain revenue targets set by its Board. Additionally, if CY meets at least 125% of its revenue goals, he will receive an additional bonus of .01% of any revenue amounts that exceed the revenue goal. Mr. Fu was also granted 33,359 non-cash incentive stock options, exercisable at $5.00 per share, upon his signing the employment agreement. Under the terms of the agreement, Mr. Fu is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Fu however has ninety days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Fu all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 18 months base salary.

     In May 1999, Wareforce Incorporated and we entered into an employment agreement with Kenneth Searl that provides for an initial employment term of three years. It also provides for an initial annual base salary of $225,000. It provides for an annual bonus if he meets at least 90% of the annual goals set for him by our board. Additionally, if the Kennsco Technical Services Division generates earnings before interest, taxes, depreciation and amortization in the 12 month period commencing March 1, 1999 of at least $630,000, we will pay him a bonus of $210,000, payable in 12 installments. For the next three years we are also obligated to pay him each quarter 50% of the gross margin (less costs) for lease transactions recorded by the Division. Under the terms of the agreement, Mr. Searl is entitled to participate in any employee benefit programs established for our executive employees. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Searl however has 90 days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Searl all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 12 months base salary.

     In our Letter of Agreement with uMember.com in which we purchased 70% of the outstanding shares of uMember.com, we agreed that Mr. Hasson would be paid $75,000 annually for his service as President of uMember.com.

     Both Wareforce and CY have employment agreements with certain other non-executive officers and employees whose terms and conditions are similar to others in the industry.

DIRECTOR REMUNERATION

     The directors do not receive compensation for services on the board of directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the board of directors. Non-employee board members will be eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under the 1998 Plan. See "1998 Stock Option/Stock Issuance Plan."

CONFLICTS OF INTEREST

     Other than as described in this prospectus, we are not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors has any transactions which they contemplate entering into with us, aside from the matters described in this prospectus.

     Management will attempt to resolve any conflicts of interest that may arise in favor of us. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

     The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Our by-laws indemnify our officers and directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a director to our shareholders for monetary damages for the breach of a director's fiduciary duty and therefore a director cannot be held liable for damages to the company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director. Our articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, have been been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     Wareforce Incorporated has various notes due from Mr. Rechtman, our CEO and majority shareholder totaling approximately $3.3 million. These notes include $2.0 million advanced to this shareholder to purchase 3.4 million shares of common stock of Wareforce Incorporated from its former majority shareholder that is also Mr. Rechtman's former wife, in February 1998. The notes are due in varying amounts from December 2000 through December 2008 and bear interest at rates from 5.83% to 6.48%. These shares are pledged as collateral for our line of credit. In addition, we have made advances to Mr. Rechtman. Total advances without a promissory note are $0.8 million as of December 31, 1998. The shareholder plans to repay these advances beginning in fiscal year 2000 through 2008. See footnote 11 to the 1998 financial statements.

     Pursuant to a commercial lease dated June 1, 1995, Mr. Rechtman and Ms. Gabriel, each of whom was then a director and officer of Wareforce, leased to Wareforce Incorporated certain premises owned by them located in El Segundo, California to house our distribution operations. Under the lease, which had a term of five years, Wareforce had annual rental obligations to Mr. Rechtman and Ms. Gabriel totaling approximately $122,400. As part of Mr. Rechtman and Ms. Gabriel's June 1997 property settlement resulting from their divorce, Mr. Rechtman was awarded sole possession of this property and all rents derived therefrom. Prior to Mr. Rechtman and Ms. Gabriel purchasing the distribution facility and leasing it to us, a third party was the owner of the facility and leased it to us at a monthly rent of approximately $10,500. In August 1998 Mr. Rechtman sold this facility and our lease and rental obligations were terminated at that time and we acquired alternate space from an independent third party. See "Facilities".

     On May 16, 1997, an order was entered in the Superior Court for the State of California, County of Los Angeles (the "Court"), dissolving the marriage of Mr. Rechtman and Ms. Gabriel. On July 30, 1997, a Stipulation for Partial Division of Community Property and Order Thereon was filed with the Court. On February 26, 1998, the Court entered a Further Judgment on Reserved Issues (the Further Judgement") which determined additional property rights between Mr. Rechtman and Ms. Gabriel. Pursuant to the Further Judgment, Mr. Rechtman acquired all of Ms. Gabriel's stock in Wareforce Incorporated for $2,000,000. As a result of this acquisition, Mr. Rechtman held 2,750,000 shares (pre-2.4625:1 exchange), constituting 100% of Wareforce Incorporated's outstanding common stock. At the time of the acquisition, Ms. Gabriel resigned as an officer and director of Wareforce. Wareforce loaned the funds used by Mr. Rechtman to purchase Ms. Gabriel's shares to him. This loan was pursuant to a promissory note dated February 26, 1998, due February 25, 2008. It bears interest at the rate of 7.5% per annum, with interest only be payable quarterly beginning April 1, 1998 until maturity. Wareforce obtained the funds loaned to Mr. Rechtman by borrowing from our line of credit with Finova. See footnote 11 to the 1998 financial statements, "Risk Factors" and "Dependence on Availability of Credit".

     In addition, pursuant to the Further Judgment, Mr. Rechtman agreed to:

          (1) indemnify Ms. Gabriel against any obligations, debts, liabilities, claims, charges, taxes, penalties and fines arising out of or in any way connected with Wareforce Incorporated;

          (2) assume all obligations and liabilities (known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent) owing by Ms. Gabriel to

     Wareforce Incorporated and to cause Wareforce Incorporated to fully release Ms. Gabriel from all such obligations, including Ms. Gabriel's officer loan account of approximately $536,000, which includes charges for bonuses and perquisites paid to Ms. Gabriel in 1996, 1997 and 1998;

          (3) cause Wareforce Incorporated to pay any business-related outstanding debts incurred by Ms. Gabriel on her corporate credit card up to $10,000 which are not already reflected in Ms. Gabriel's officer loan account; and

          (4) cause Wareforce Incorporated to pay all of Ms. Gabriel's unpaid attorneys' fees incurred in connection with the divorce through February, 1998, estimated to be $25,000.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Orie Rechtman, the Chairman, CEO and President of Wareforce.com, Wareforce, CY and the Chairman and CEO of uMember.com.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Don Hughes, Wareforce's CFO, COO and Vice President-Finance; CY's CFO, COO, Vice President and Treasurer and our CFO and COO. This employment agreement supercedes one entered into with Wareforce by Mr. Hughes in July 1996.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts, Wareforce and CY's Vice-President of Administration, General Counsel and Secretary, our Secretary-Treasurer and the Acting General Counsel and Assistant Secretary of uMember.com.

     In June 1998, Wareforce Incorporated entered into an employment agreement with Darrell Tate, our Vice President-Strategic Business Development and uMember.com's Acting Vice President of Sales and Marketing. On August 20, 1999, Mr. Tate resigned his positions to pursue independent business opportunities.

     In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria, our Vice President-Marketing and Communications.

     In August 1998, we entered into an employment agreement with Richard Fu, our Vice President-Sales.

     In December 1998, we lent Mr. Hughes and Mr. Ricketts $18,450 each, and Mr. Tate $9,245, to pay taxes resulting from the forced conversion of their stock options due to our reverse merger with Jolley Vending. These amounts are still outstanding.

     In March 1999, we entered into a lease for a new sales office for CY in Commerce, California. Mr. Fu's wife, Nora Shen, acted as our Real Estate Broker in this transaction. The company she works for, Takenaka & Company will receive total commissions of $9,246 for negotiating this lease. Ms. Shen does not own any share or interest in Takenaka & Company.

     In May 1999, Warefore.com and Wareforce Incorporated jointly entered into an employment agreement with Kenneth Searl, our Vice President and Wareforce Incorporated's Vice President of Technical Services.

     In May 1999, under the terms of its Asset Purchase Agreement with Kennsco as part of the purchase price of the transaction, we issued 51,948 shares of our common stock in the name of Kennsco, Inc. These shares were issued at fair market value on the date of issuance. Kenneth Searl beneficially owns these shares. Wareforce Incorporated also agreed to lease Kennsco's principal office and warehouse building in Plymouth, Minnesota from Mr. Searl for a three-year period at $189,571 per year. We believe that this lease is at market rates. We have agreed to guarantee these lease payments.

     In June 1999, we entered into a relationship with Transactional Marketing Consultants for Transactional to provide internet-related marketing consulting to uMember and us. We paid Transactional $12,500 per month for their services in June, July and August. In future months that Transactional provides services to us or uMember, we expect to pay Transactional in uMember warrants. The warrants will be valued at the fair market value on the date of issuance and will be recognized as expense when the services are provided. One of our directors, Earl Greenburg, and one of uMember's directors, Joel Margulies, jointly control Transactional.

                             PRINCIPAL SHAREHOLDERS

     The following table contains information about our officers or directors, and other shareholders who we know to be beneficial owners of more than five percent (5%) of our stock. A person who is the beneficial owner of stock has or shares the power to decide how to vote or whether to dispose of the stock.

                                            TITLE OF   AMOUNT AND NATURE OF   PERCENT
             NAME AND ADDRESS                CLASS     BENEFICIAL OWNERSHIP   OF CLASS
             ----------------               --------   --------------------   --------
Orie Rechtman.............................   Common      5,966,883 shares       55.0%
Von Graffenried AG Privat Bank(1).........   Common      1,250,001 shares       11.5%
Bank Julius Baer & Co. Ltd. ..............   Common        939,997 shares        8.7%
Don Hughes................................   Common        101,248 shares        0.9%
Dan Ricketts..............................   Common         66,248 shares        0.6%
All officers and directors as a group (5
  persons)................................   Common      6,170,703 shares       57.0%

-------------------------
(1) We believe these are owned by the family of Charles Von Graffenried, Bern, Switzerland.

     These amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership.

                           DESCRIPTION OF SECURITIES

     You should read our amended articles of incorporation and bylaws for more information about our securities. We will provide copies of our articles and bylaws if you ask us in writing to do so.

COMMON STOCK

     We are presently authorized to issue 50,000,000 shares of common stock. As of June 30, 1999, there were 10,831,948 shares of common stock outstanding. We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares we are offering in this prospectus. The shares of common stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

     The holders of common stock, including the shares now offered, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the board of directors from funds legally available for dividends. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into our other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

PREFERRED STOCK

     We are also presently authorized to issue 5,000,000 shares of preferred stock. Under our articles of incorporation, as amended, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The board of directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies may be obtained from us.

SERIES A AND SERIES B WARRANTS

     We have declared a distribution of 1,110,000 Series A and 1,110,000 Series B common stock purchase warrants to shareholders of record as of July 13, 1998. The warrants are exercisable at $6.00 and $7.00 per share, respectively, prior to November 12, 2002, subject to effectiveness of registration of the warrants and underlying shares.

          (a) We may redeem all or a portion of the warrants, in each case at $.01 per warrant upon 30 days' prior written notice to the warrant holders. The warrants may be redeemed at any time after the date of this prospectus, whether or not a current registration statement is in effect with respect thereto. Any warrant holder who does not exercise his warrants prior to the redemption date, as set forth on our Notice of Redemption, will forfeit the right to purchase the shares of common stock underlying such warrants, and after such redemption date any outstanding warrants referred to in the notice will become void and be canceled. If we do not redeem the warrants, they will expire at the conclusion of the exercise period unless we extend them.

          (b) We may at any time, extend the exercise period of the warrants provided that written notice of such extension is given to the warrant holders prior to the expiration date thereof. Also, we may, at any time, reduce the exercise price by written notification to the holders. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the warrants.

          (c) The warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of our liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder of us, and no dividends may be declared on the warrants.

          (d) The warrants may be exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised along with the exercise form completed and executed, and paying to us the exercise price per share in cash or by check. Stock certificates will be issued as soon after that is practicable.

          (e) The warrants will not be exercisable unless the warrants and the shares of common stock underlying the warrants are registered. We have filed with the Commission a registration statement concerning the issuance of shares underlying the warrants as soon as practicable following the acquisition. The effective date of the registration will be the "Commencement Date" for determining the exercise period of the warrants. We will also seek to register or qualify the common stock issuable upon the exercise of the warrants under the Blue Sky laws of states in which holders of the warrants reside.

          (f) The warrants will be nontransferable by their terms and cannot be transferred without our consent and will be "restricted securities" according to the definition of that term used in Rule 144. The warrants will be stamped with a restrictive legend.

TRANSFER AGENT

     Our transfer agent is Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

ANNUAL REPORTS

     We intend to furnish annual reports to shareholders. These reports will contain financial statements examined by independent certified public accountants. They may also contain other interim reports.

DIVIDEND POLICY

     We have not paid any dividends on common stock to date. We do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

                              PLAN OF DISTRIBUTION

     This prospectus and the registration statement of which it is part relate to the offer and sale of 2,220,000 shares of our common stock underlying warrants as well as the shares of the selling shareholders described in this prospectus. The securities we are registering include 1,110,000 shares of common stock issuable upon the exercise of the Series A warrants at an exercise price of $6.00 per share, and 1,110,000 shares of common stock issuable upon the exercise of the Series B warrants, at an exercise price of $7.00 per share. The warrants are being distributed as a dividend to our shareholders of record as of July 13, 1998. By their terms, the warrants are nontransferable prior to exercise and cannot be transferred without our consent. The warrants are now exercisable until [three years from the date of this prospectus]. The selling stockholders may offer and sell the common stock at their discretion. They are registering 1,183,948 shares of their common stock. They can sell these shares in the over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. We will receive no proceeds from the sale of common stock by the selling stockholders. Each of the selling stockholders may transfer, pledge, donate or assign their selling stockholders' shares to lenders, family members and others. If this happens, each of these persons will then be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who transfer, pledge, donate or assign selling stockholders' shares will decrease when they take these actions. The plan of distribution for selling stockholders' shares will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of our common stock may not bid for, or purchase, shares of our common stock during a period which commences one business day, or 5 business days if our public float is less than $25 million or our average daily trading volume is less than $100,000, prior to that person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including, Regulation M which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

     We are bearing all costs relating to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder selling shares of common stock.

     There is no assurance that all or any of the shares will be sold, or any requirement, or escrow provisions to assure that, any minimum amount of warrants will be exercised. All funds received upon the exercise of any warrants will be immediately available to us for our use.

THE SELLING STOCKHOLDERS

     In addition to the warrants and the shares underlying the warrants it also covers restricted shares that have been acquired the selling stockholders, named below, as of June 11, 1999. The following table sets forth the name of each selling stockholder, the nature of its position, office, or other material relationship with us, the number of shares of common stock beneficially owned by each selling stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be beneficially owned by a selling stockholder after the offering.

                                                                            SHARES
                                 SHARES OWNED   SHARES                      OWNED
                                   PRIOR TO     OFFERED   OUTSTANDING   AFTER OFFERING
             NAME                OFFERING(1)    HEREIN     SHARES(2)      PERCENTAGE
             ----                ------------   -------   -----------   --------------
Von Graffenried Privat Bank....   1,250,001     400,000      850,001         7.8%
Bank Julius Baer & Co. Ltd.....     939,997     141,000      798,997         7.4%
UBS AG.........................     500,000      75,000      425,000         3.9%
Herbert Towning................     300,000     300,000           --         0.0%
Swiss Bank Corporation.........     133,332      20,000      113,332         1.0%
Heinrich Auwarter..............     126,667      19,000      107,667         1.0%
Kennsco, Inc.(3)...............      51,948      51,948           --         0.0%
Steve Keller...................      45,000      45,000           --         0.0%
Continental Computer
  Exchange.....................      40,000      40,000           --         0.0%
Leon Hasson, President, Dir. Of
  uMember.com..................      22,500      15,000        7,500          **
Dan Fanym......................      20,000      20,000           --         0.0%
Shahriar Kashfi................      20,000      20,000           --         0.0%
Farideh Beral..................      17,500      10,000        7,500          **
Behzad Eshghieh................      17,500      10,000        7,500          **
Nasser Ahdout..................       9,500       2,000        7,500          **
Jahanguir Esfandi..............       5,000       5,000           --         0.0%
Joseph Yafeh...................       5,000       5,000           --         0.0%
Shahab Morim...................       3,000       3,000           --         0.0%
Brown Brothers Harriman &
  Co...........................       2,000       2,000           --         0.0%

-------------------------
 ** Less than 1%

(1) For purposes of this table, each person listed above is deemed to own shares of common stock if it has the right to acquire the common stock within 60 days of June 11, 1999. For purposes of computing the percentage of outstanding shares of common stock held by each selling security holder, any security which they have the right to acquire within such date is deemed to be outstanding. Except as indicated in the footnotes to this table and applicable community property laws, we believe, based on information supplied by selling security holder, that they have sole voting and investment power with respect to all the shares of common stock which they own.

(2) Based on a total of 10,831,948 shares of common stock outstanding.

(3) Beneficially-owned by Kenneth Searl, Vice President.

SHARES ELIGIBLE FOR FUTURE SALE

     Of the 10,831,948 shares of our common stock outstanding prior to the exercise of any warrants, 1,110,000 shares are currently freely tradeable, 1,183,948 being sold by the selling shareholders under this registration will be freely tradeable and approximately 8,080,500 became eligible as of July 13, 1999 for public resale under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. In addition, the 2,220,000 shares of common stock underlying the warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, according to Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock.

     In general, currently, under Rule 144 a person (or group of persons whose shares are aggregated), including affiliates can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year have elapsed since the restricted securities being sold were acquired from us or any of our affiliates and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from us or our affiliates, a person who has not been our affiliate for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

WARRANT EXERCISE PROCEDURE

     The warrants may be exercised in whole or in part by presentation of the warrant certificate, with the purchase form on the reverse side filled out and signed together with payment of the exercise price and any applicable taxes at Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the exercise price shall be made in U.S. dollars in cash or by cashier's or certified check payable to the order of "Wareforce.com, Inc., Warrant Exercise Account."

     All holders of warrants will be given an independent right to exercise their purchase rights. When properly completed and executed notices of exercise are received by the transfer agent and/or warrant agent, together with the certificates being surrendered and full payment of the exercise price in cleared funds, the checks or other funds will be delivered to us and the transfer agent and/or warrant agent will promptly issue certificates for the underlying common stock. We estimate that certificates for the shares will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                                 LEGAL MATTERS

     To our knowledge, there is no material litigation pending or threatened against us. The validity of the issuance of the shares we are offering will be passed upon for us by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                                    EXPERTS

     The audited consolidated financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, Ernst & Young LLP, and Boyum and Barenscheer PLLP, independent public accountants, and are included in this prospectus in reliance upon the authority of these firms as experts in giving these reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In June 1998, our board of directors, at our management's recommendation decided to retain Arthur Andersen LLP as our independent accountants, to replace Ernst & Young LLP. The decision was made by our board of directors, upon the recommendation of management, and was not due to any disagreement with Ernst & Young LLP. During the fiscal year ended December 1996 and through June 1998 we had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to point out in their report on our financial statements. The reports of Ernst & Young LLP on our financial statements for fiscal 1996 (the last fiscal year audited by Ernst & Young LLP) did not contain any adverse opinion, disclaimer or opinion or modification as to uncertainty, audit scope or accounting principles.

                      WAREFORCE.COM INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Wareforce Incorporated and Subsidiary -- Consolidated Financial Statements

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND AS OF JUNE 30, 1999 (UNAUDITED) AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (UNAUDITED)

Report of Independent Public Accountants....................      F-2
Report of Independent Auditors..............................      F-3
Consolidated Balance Sheets.................................      F-4
Consolidated Statements of Operations.......................      F-5
Consolidated Statements of Stockholders' Equity.............      F-6
Consolidated Statements of Cash Flows.......................      F-7
Notes to Consolidated Financial Statements..................      F-8
Consolidated Proforma Statements of Operations..............     F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Stockholders of Wareforce.com, Inc.:

     We have audited the accompanying consolidated balance sheets of WAREFORCE.COM, INC. (a Nevada corporation) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wareforce.com, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          Arthur Andersen LLP

Los Angeles, California
March 26, 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Wareforce Incorporated and Subsidiary

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Wareforce Incorporated and Subsidiary's operations and cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Woodland Hills, California
July 22, 1997

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------     JUNE 30,
                                                                 1997           1998           1999
                                                              -----------    -----------    -----------
                                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   383,188    $   817,721    $   421,046
Marketable securities.......................................       89,784         41,890         76,022
Trade receivables, net of allowance of $259,900, $450,600,
  and $615,000 at December 31, 1997, 1998 and June 30, 1999,
  respectively..............................................   10,814,132     19,753,622     26,702,444
Net investment in sales-type leases.........................           --             --      1,348,161
Other receivables...........................................    1,156,948        280,827        975,882
Inventories.................................................    2,500,378      1,813,543      3,666,590
Prepaid expenses............................................      115,379        225,952        242,267
Income taxes receivable.....................................      158,652        237,000        234,320
Deferred tax assets.........................................      275,900        631,000        616,133
                                                              -----------    -----------    -----------
       Total current assets.................................   15,494,361     23,801,555     34,282,865
                                                              -----------    -----------    -----------
PROPERTY AND EQUIPMENT, net.................................      792,707      1,127,495      1,901,593
                                                              -----------    -----------    -----------
OTHER ASSETS................................................       13,710         97,723        122,560
                                                              -----------    -----------    -----------
GOODWILL, net of amortization of $0 at December 31, 1997,
  $136,039 at December 31, 1998 and $409,194 at June 30,
  1999......................................................           --      2,701,731      4,422,012
                                                              -----------    -----------    -----------
       Total assets.........................................  $16,300,778    $27,728,504    $40,729,030
                                                              ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit............................................  $ 5,907,845    $10,923,414    $20,105,295
  Accounts payable..........................................   10,143,259     14,340,586     14,763,579
  Accrued expenses..........................................      138,208        901,887      1,132,987
  Sales taxes payable.......................................      442,143        670,408        537,375
  Current portion of long-term debt.........................       10,450          6,637        928,006
  Customer deposits.........................................           --        660,559        206,391
                                                              -----------    -----------    -----------
       Total current liabilities............................   16,641,905     27,503,491     37,673,633
                                                              -----------    -----------    -----------
Long-term debt, less current portion........................       11,137          6,173        714,047
                                                              -----------    -----------    -----------
       Total liabilities....................................   16,653,042     27,509,664     38,387,680
                                                              -----------    -----------    -----------
MINORITY INTEREST...........................................           --             --        (37,447)
                                                              -----------    -----------    -----------
COMMITMENTS (Note 13)
STOCKHOLDERS' EQUITY:
  Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized no shares issued or outstanding.............           --             --             --
Common stock, $.001 par value, 50,000,000, authorized
  6,771,883, 10,135,000 and 10,831,948 shares issued and
  outstanding as of December 31, 1997, 1998 and June 30,
  1999, respectively........................................        1,000         10,135         10,832
Additional paid in Capital..................................           --      9,544,241     12,183,544
Stock subscriptions.........................................                      20,000
Unrealized loss on marketable securities, net of deferred
  tax benefit of $13,910 and $13,935 in December 31, 1997
  and 1998, and $0 as of June 30, 1999......................      (20,831)       (20,783)            --
Notes receivable and advances to stockholder................     (991,872)    (3,375,600)    (3,393,310)
Retained earnings (accumulated deficit).....................      659,439     (5,959,153)    (6,422,269)
                                                              -----------    -----------    -----------
       Total stockholders' equity...........................     (352,264)       218,840      2,378,797
                                                              -----------    -----------    -----------
       Total liabilities and stockholders' equity...........  $16,300,778    $27,728,504    $40,729,030
                                                              ===========    ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               SIX MONTH'S ENDED
                                         YEAR ENDED DECEMBER 31,                   JUNE 30,
                                 ---------------------------------------   -------------------------
                                    1996          1997          1998          1998          1999
                                 -----------   -----------   -----------   -----------   -----------
                                                                                  (UNAUDITED)
Net Revenues...................  $88,509,770   $79,621,712   $88,894,828   $34,922,733   $70,797,132
Cost of Goods Sold.............   81,034,366    72,464,751    80,137,798    31,692,055    62,584,400
                                 -----------   -----------   -----------   -----------   -----------
    Gross Profit...............    7,475,404     7,156,961     8,757,030     3,230,678     8,212,732
Selling, General &
  Administrative Expenses......    6,915,447     6,576,535    11,324,823     3,984,759     8,298,064
Non-recurring Expenses.........      699,212            --            --            --            --
                                 -----------   -----------   -----------   -----------   -----------
    (Loss) Income from
      Operations...............     (139,255)      580,426    (2,567,793)     (754,081)      (85,332)
Interest Expense...............      543,538       490,706       551,136       232,900       315,984
Other Expense (Income).........      (62,668)        6,600       841,932       851,310        61,800
                                 -----------   -----------   -----------   -----------   -----------
    (Loss) Income Before
      Taxes....................     (620,125)       83,120    (3,960,861)   (1,838,291)     (463,116)
Benefit (Provision) for Income
  Taxes........................      176,002       (21,440)      771,269       357,869            --
                                 -----------   -----------   -----------   -----------   -----------
    Net (Loss) Income..........  $  (444,123)  $    61,680   $(3,189,592)  $(1,480,422)  $  (463,116)
                                 ===========   ===========   ===========   ===========   ===========
Basic and Diluted (Loss)
  Earnings per Share...........  $     (0.07)  $      0.01   $     (0.38)  $     (0.22)  $     (0.04)
                                 ===========   ===========   ===========   ===========   ===========
Weighted Average Number of
  Common Shares Outstanding....    6,771,883     6,771,883     8,490,621     6,856,256    10,668,658
                                 ===========   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            ACCUMULATED                       NOTES
                                      COMMON STOCK                             OTHER                       RECEIVABLE
                                  --------------------     ADDITIONAL      COMPREHENSIVE       STOCK          FROM
                                    SHARES     AMOUNT    PAID-IN CAPITAL    GAIN(LOSS)     SUBSCRIPTIONS   STOCKHOLDER
                                  ----------   -------   ---------------   -------------   -------------   -----------
BALANCE 12/31/95................   6,771,883   $ 1,000     $        --       $(45,492)       $     --      $       --
Unrealized gain on marketable
securities (net of deferred tax
benefit of $52,621).............          --        --              --         28,696              --              --
Net loss........................          --        --              --             --              --              --
                                  ----------   -------     -----------       --------        --------      -----------
BALANCE 12/31/96................   6,771,883     1,000              --       $(16,796)       $     --      $       --
Net income......................          --        --              --             --              --              --
Notes receivable and advances to
 stockholder....................          --        --              --             --              --        (991,872)
Unrealized loss on marketable
 securities (net of deferred tax
 benefit of $2,706).............          --        --              --         (4,035)             --              --
Comprehensive loss..............
                                  ----------   -------     -----------       --------        --------      -----------
BALANCE 12/31/97................   6,771,883     1,000              --        (20,831)             --        (991,872)
To reflect reverse merger into
 par value stock................          --     6,882          (6,882)            --              --              --
Jolley Vending, Inc. shares out-
 standing prior to reverse
 merger.........................   1,110,000        --              --             --              --              --
Stock issued for compensation at
 $.49 per share.................     253,120       253         124,123             --              --              --
Stock issued for conversion of
 debt at $3.00 per share........   1,999,997     2,000       5,998,000
Proceeds from sale of 5,000
 shares of common stock
 subscriptions from exercise of
 stock options..................          --        --              --             --          20,000              --
Notes receivable and advances to
 stockholder....................          --        --              --             --              --      (2,383,728)
Comprehensive loss
 Net loss.......................          --        --              --             --              --              --
 Unrealized gain on marketable
   securities (net of deferred
   tax benefit of $32)..........          --        --              --             48              --              --
Comprehensive loss..............
Repricing of Series A and B
 warrants.......................          --        --       3,429,000             --              --              --
                                  ----------   -------     -----------       --------        --------      -----------
BALANCE 12/31/98................  10,135,000    10,135       9,544,241        (20,783)         20,000      (3,375,600)
Stock sold in private placement
 at $4.00 per share.............     600,000       600       2,149,400             --              --              --
Conversion of stock subscription
 to common stock................       5,000         5          19,995             --         (20,000)             --
Stock issued for exercise of
 stock options..................      10,000        10          47,490             --              --              --
Restricted stock issued in April
 for 70% interest in uMember....      30,000        30         172,470             --              --              --
Stock issued as part of purchase
 price of Kennsco...............      51,948        52         249,948             --              --              --
Notes receivable and advances to
 stockholder....................          --        --              --             --              --         (17,710)
 Unrealized gain on marketable
   securities (net of deferred
   tax benefit of $14,867)......          --        --              --         20,783              --              --
Net loss........................          --        --              --             --              --              --
Comprehensive loss..............
                                  ----------   -------     -----------       --------        --------      -----------
BALANCE AT JUNE 30, 1999
 (Unaudited)....................  10,831,948   $10,832     $12,183,544       $     --        $     --      $(3,393,310)
                                  ==========   =======     ===========       ========        ========      ===========

                                    RETAINED         TOTAL
                                    EARNINGS        COMMON
                                  (ACCUMULATED   STOCKHOLDERS'   COMPREHENSIVE
                                    DEFICIT)        EQUITY       INCOME (LOSS)
                                  ------------   -------------   -------------
BALANCE 12/31/95................  $ 1,041,882     $   997,390     $        --
Unrealized gain on marketable
securities (net of deferred tax
benefit of $52,621).............           --          28,696              --
Net loss........................     (444,123)       (444,123)             --
                                  -----------     -----------     -----------
BALANCE 12/31/96................  $   597,759     $   581,963     $        --
Net income......................       61,680          61,680          61,680
Notes receivable and advances to
 stockholder....................           --        (991,872)             --
Unrealized loss on marketable
 securities (net of deferred tax
 benefit of $2,706).............           --          (4,035)         (4,035)
                                                                  -----------
Comprehensive loss..............                                       57,645
                                  -----------     -----------     ===========
BALANCE 12/31/97................      659,439        (352,264)
To reflect reverse merger into
 par value stock................           --              --              --
Jolley Vending, Inc. shares out-
 standing prior to reverse
 merger.........................           --              --              --
Stock issued for compensation at
 $.49 per share.................           --         124,376              --
Stock issued for conversion of
 debt at $3.00 per share........                    6,000,000
Proceeds from sale of 5,000
 shares of common stock
 subscriptions from exercise of
 stock options..................           --          20,000              --
Notes receivable and advances to
 stockholder....................           --      (2,383,728)             --
Comprehensive loss
 Net loss.......................   (3,189,592)     (3,189,592)     (3,189,592)
 Unrealized gain on marketable
   securities (net of deferred
   tax benefit of $32)..........           --              48              48
                                                                  -----------
Comprehensive loss..............                                   (3,189,544)
                                                                  ===========
Repricing of Series A and B
 warrants.......................   (3,429,000)             --
                                  -----------     -----------
BALANCE 12/31/98................   (5,959,153)        218,840              --
Stock sold in private placement
 at $4.00 per share.............           --       2,150,000              --
Conversion of stock subscription
 to common stock................           --              --              --
Stock issued for exercise of
 stock options..................           --          47,500              --
Restricted stock issued in April
 for 70% interest in uMember....           --         172,500              --
Stock issued as part of purchase
 price of Kennsco...............           --         250,000              --
Notes receivable and advances to
 stockholder....................           --         (17,710)             --
 Unrealized gain on marketable
   securities (net of deferred
   tax benefit of $14,867)......           --          20,783          20,783
Net loss........................     (463,116)       (463,116)       (463,116)
                                                                  -----------
Comprehensive loss..............                                  $  (442,333)
                                  -----------     -----------     ===========
BALANCE AT JUNE 30, 1999
 (Unaudited)....................  $(6,422,269)    $ 2,378,797
                                  ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              WAREFORCE.COM, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                            SIX MONTH'S ENDED
                                                                     YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                             ----------------------------------------   -------------------------
                                                                1996           1997          1998          1998          1999
                                                             -----------   ------------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income..........................................  $  (444,123)  $     61,680   $(3,189,592)  $(1,480,422)  $  (463,116)
Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation and amortization............................      224,435        242,494       500,772       139,643       541,670
  Realized loss on investments.............................           --         46,466        30,629         3,489            --
  Provision for bad debts..................................       93,933         79,726       110,601        49,998        63,999
  Deferred taxes...........................................     (324,930)       153,042      (355,100)      (33,535)        1,519
  Reserve for loss on remaining subsidiary assets..........     (335,000)
  Stock issued for compensation............................           --             --       124,376       124,376            --
  Minority interest........................................           --             --            --            --       (37,447)
Changes in operating assets and liabilities:
  Accounts receivable......................................   (7,245,811)     8,862,004      (239,389)   (1,810,951)   (5,743,166)
  Other receivables........................................     (402,356)      (558,787)    1,018,800       513,320      (695,055)
  Net investment in sales-type leases......................           --             --            --            --       (78,364)
  Inventories..............................................      467,421       (636,343)    2,067,651     1,695,034    (1,361,837)
  Prepaid expenses.........................................       (8,658)       (46,107)     (104,573)     (216,705)      (16,315)
  Income tax receivable....................................           --       (174,791)     (163,348)     (309,188)        2,680
  Other assets.............................................       88,506         17,385       (55,370)      (15,789)       45,357
  Accounts payable.........................................    1,041,020      3,986,084    (2,349,972)    3,834,011      (761,895)
  Accrued expenses.........................................      699,150     (1,065,479)      875,160       452,819      (938,378)
  Income taxes payable.....................................     (112,623)            --            --            --            --
                                                             -----------   ------------   -----------   -----------   -----------
Net cash (used in) provided by operating activities........   (6,259,036)    10,967,374    (1,729,355)    2,946,100    (9,440,348)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................     (320,867)      (381,708)     (643,497)     (220,306)     (598,516)
  Sale of property and equipment...........................       22,920             --            --            --            --
  Sale of subsidiary assets................................      300,000             --            --            --            --
  Proceeds from sale of marketable securities..............      111,242        623,590        17,315            --            --
  Cash used in acquisition.................................           --             --    (3,000,000)           --      (750,000)
                                                             -----------   ------------   -----------   -----------   -----------
Net cash provided by (used by) investing activities........      113,295        241,882    (3,626,182)     (220,306)   (1,348,516)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change on line of credit borrowings..................    7,070,061    (10,618,461)    2,047,489    (1,177,681)    8,304,301
  Long term debt repayments................................     (210,892)      (760,428)       (8,777)       (4,306)     (289,592)
  Long-term debt borrowings................................           --             --            --            --       117,286
  Notes receivable and advances to shareholders............     (272,055)      (719,817)   (2,383,728)   (2,282,761)      (17,710)
  Proceeds from issuance of common stock...................           --             --        20,000        20,000     2,197,500
  Proceeds from convertible debt...........................           --             --     6,000,000     6,000,000            --
                                                             -----------   ------------   -----------   -----------   -----------
Net cash provided by (used in) financing activities........    6,587,114    (12,098,706)    5,674,984     2,555,252    10,311,785
                                                             -----------   ------------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.........................................      441,373       (889,450)      319,447     5,281,046      (477,079)
CASH ACQUIRED IN ACQUISITIONS..............................           --             --       115,086            --        80,404
CASH AND CASH EQUIVALENTS, beginning of year...............      831,265      1,272,638       383,188       383,188       817,721
                                                             -----------   ------------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period...................  $ 1,272,638   $    383,188   $   817,721   $ 5,664,234   $   421,046
                                                             ===========   ============   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Income taxes...........................................  $   319,000   $    230,000   $        --   $        --   $        --
                                                             ===========   ============   ===========   ===========   ===========
    Interest...............................................  $   570,000   $    451,000   $   692,066   $   294,559   $   320,545
                                                             ===========   ============   ===========   ===========   ===========
NON-CASH FINANCING ACTIVITIES
  Conversion of debt into common stock.....................  $        --   $         --   $ 6,000,000   $        --   $   250,000
                                                             ===========   ============   ===========   ===========   ===========
    Stock issued for acquisition...........................  $        --   $         --   $        --   $        --   $   172,500
                                                             ===========   ============   ===========   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. LINE OF BUSINESS/SIGNIFICANT RISKS

     Wareforce Incorporated (Wareforce) was incorporated in California in April 1985. In July 1998, Wareforce Incorporated entered into a transaction which was accounted for as a reverse merger with Jolley Vending, Inc., a Nevada corporation incorporated in June 1995. At the time of the transaction Jolley Vending, Inc. was inactive. Jolley's assets and liabilities were nominal at the date of the reverse merger. The transaction is accounted for as a reverse merger acquisition, which results in a recapitalization of Wareforce in as much as it is deemed to be the acquiring entity for accounting purposes. In June 1998, Jolley Vending, Inc. changed its name to Wareforce One, Inc. and in January 1999, changed its name to Wareforce.com, Inc. (the Company). The Company is a reseller of computer software, hardware, accessories, and peripherals and provides related technical services.

     During 1998, the Company concentrated on expanding its sales and developing its administrative and sales infrastructure. As a result, at December 31, 1998, the Company had a working capital deficit of $3,701,936 and a net loss of $3,189,592 for the year ended December 31, 1998. To continue to progress on its business plan, the Company plans to raise additional working capital through private offerings of equity. Management believes that funds on hand, available on line of credit and raised in private placements subsequent to year-end, will be sufficient to fund its needs through at least December 31, 1999. There can be no assurance that the Company will obtain sufficient funds to execute its business plan or generate positive operating results. Subsequent to year-end, the Company has raised $2,160,000 in private placements (see Note 14).

     On August 31, 1998, the Company acquired 100 percent of the outstanding common stock of C.Y. Investment, Inc. (CYI) for $3,000,000 cash. CYI is a reseller of computers, accessories and services to businesses, the general public and municipalities. The acquisition has been accounted for as a purchase and the results of CYI have been included in the accompanying consolidated financial statements since the date of the acquisition. The excess of the purchase price over fair value of net assets acquired (goodwill) was $2,837,770 and is being amortized on a straight-line basis over seven years.

     The purchase price was allocated as follows:

Cash........................................................  $   115,086
Accounts receivable.........................................    8,810,702
Inventories.................................................    1,380,816
Other receivables...........................................      148,679
Property and equipment......................................       56,024
Goodwill....................................................    2,837,770
Other assets................................................       28,643
Accounts payable............................................   (6,547,299)
Line of credit..............................................   (2,968,080)
Accrued expenses............................................     (862,341)
                                                              -----------
                                                              $ 3,000,000
                                                              ===========

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of CYI has occurred as of the beginning of fiscal 1997 and 1998:

                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,
                                  1997            1998           1998
                              ------------    ------------    -----------
                                                              (UNAUDITED)
Net revenue.................  $135,968,015    $133,376,335    $67,963,458
Net loss....................  $   (126,381)   $ (3,379,119)   $(1,470,682)
Net loss per basic common
  share.....................  $      (0.02)   $      (0.40)   $      (.21)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

b. Cash and Cash Equivalents

     Cash and cash equivalents includes cash and money market accounts which funds may be deposited or withdrawn at any time without prior notice or penalty. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

c. Marketable Securities

     The Company accounts for its marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, the Company's marketable securities, which consist principally of publicly traded equity securities, are classified as available-for-sale. They are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, as well as interest and dividends, are included in income in the accompanying consolidated statement of operations.

d. Concentration of Credit Risk

     Accounts receivable represent unsecured balances due from its customers with the Company at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations.

     Revenues from the three largest customers, the four largest customers, and the two largest customer were approximately 54 percent, 73 percent and 33 percent of net sales for

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
the years ended December 31, 1996, 1997, and 1998, respectively. Accounts receivable due from one customer accounted for 25 percent, 18 percent, and 11 percent of accounts receivable at December 31, 1996, 1997, and 1998, respectively.

     During fiscal 1998, the Company lost certain significant customers. These customers represented 31 percent and 8 percent of total revenues in 1997 and 1998, respectively. Management believes the Company will replace the lost revenue with new customers.

e. Inventories

     Inventories consist primarily of purchased computer software, hardware, peripherals and accessories and are stated at the lower of cost or market; cost is determined using the first-in, first-out method of accounting.

f. Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over five years. Leasehold improvements are amortized over the period of the lease or the estimated useful life, whichever is shorter. Expenditures for repairs and maintenance are charged to expense as incurred, while improvements and betterments which prolong the useful life of the asset are capitalized and depreciated over their estimated useful lives.

g. Goodwill

     Goodwill represents purchase price in excess of the value of the tangible net assets of companies acquired. In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company periodically assesses the recoverability of the cost of its goodwill based on a review of the projected undiscounted cash flows of the related company.

h. Income Taxes

     The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

i. Reverse Merger and Recapitalization

     In connection with the reverse merger (see Note 1), the 2,750,000 common stock outstanding of Wareforce Incorporated was exchanged at a rate of one share of Wareforce Incorporated for 2.4625 shares of Jolley Vending, Inc. The financial statements and earnings per share data have been retroactively restated to reflect the post merger share amounts.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

j. Use of Estimates

     In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

k. Major Suppliers

     The Company purchased approximately 92 percent and 80 percent of software, hardware, accessories and peripherals from four suppliers in 1997 and 1998 respectively. Although purchases are concentrated with a few key suppliers, management believes that other suppliers could provide similar services at comparable prices. A change in certain suppliers, however, could cause a possible loss of sales, which could adversely affect operating results.

l. Revenue Recognition

     The Company records revenues upon shipment of merchandise or, if drop shipped, upon notification from supplier that shipment has occurred. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer makes additional copies of the licensed software depending on the type of site license purchased. The Company records the corresponding payable to the software manufacturer for site licenses when such revenues are recorded. The Company also purchases software maintenance programs from various vendors and recognizes the revenues upon the sale of the programs as the Company has no future commitment to perform under these maintenance agreements. Revenue for hardware maintenance is recognized on a straight line basis over the contract period. Technical services revenue is recognized as the service is performed.

     The company reserves for bad debt, warranties and product returns at the time of sale, and such amounts are based upon historical experience.

m. Loss per Share

     Basic loss per share in the accompanying financial statements is calculated based on weighted average shares outstanding for the period without giving effect to outstanding common stock equivalents, while diluted earnings per share considers the effect of common stock equivalents on weighted average shares outstanding.

     Common share equivalents were not considered as they would be anti-dilutive and had no impact on the loss per share for the fiscal years presented. However, the impact under the treasury stock method of dilutive stock options and warrants would have been 40,849 common shares for the year ended December 31, 1998. There were no dilutive stock options for the years ended December 31, 1996 or 1997.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

n. New Authoritative Pronouncements

     In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments on Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income. SFAS No. 131 requires disclosure for each segment that is similar to those required under current standards. SFAS 130 and SFAS 131 were adopted for the year ending December 31, 1998 and did not have a material impact on the Company's financial statements.

o. Advertising Costs

     The Company expenses advertising costs as incurred. For the years ended December 31, 1996, 1997 and 1998, advertising expense was $145,000, $102,100 and $94,500 respectively. For the six month periods ended June 30, 1998 (unaudited) and June 30, 1999 (unaudited) it was $34,800 and $60,900 respectively.

     Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

     Reimbursed advertising expense was $153,700, $161,500 and $81,900 for the years ended December 31, 1996, 1997, and 1998, respectively. For the six month periods ended June 30, 1998 (unaudited) and June 30, 1999 (unaudited) it was $31,600 and $142,800 respectively.

3. MARKETABLE SECURITIES

     The following is a summary of available-for-sale securities held by the
Company:

                                                GROSS         GROSS
                                              UNREALIZED    UNREALIZED    ESTIMATED
                                    COST        GAINS         LOSSES      FAIR VALUE
                                  --------    ----------    ----------    ----------
December 31, 1996...............  $791,790     $92,671      $(120,586)     $763,875
December 31, 1997...............  $124,525     $16,135      $ (50,876)     $ 89,784
December 31, 1998...............  $ 76,608          --      $ (34,718)     $ 41,890

     The net realized gain (loss) on sales of available-for-sale securities totaled $58,000, $(46,466), and $(30,629) in 1996, 1997, and 1998, respectively.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of:

                                                             DECEMBER 31,
                                                       -------------------------
                                                          1997          1998
                                                       ----------    -----------
Automobiles..........................................  $   70,354    $    83,478
Equipment............................................     963,048      1,364,023
  Furniture and fixtures.............................     207,596        291,713
  Leasehold improvements.............................     205,556        406,861
                                                       ----------    -----------
                                                        1,446,554      2,146,075
  Less: accumulated depreciation and amortization....    (653,847)    (1,018,580)
                                                       ----------    -----------
                                                       $  792,707    $ 1,127,495
                                                       ==========    ===========

5. LINE OF CREDIT

     During 1998, the Company entered into a new agreement with Congress Financial Corporation (Congress) to provide for a $30,000,000 credit facility, of which $18,000,000 has been allocated to Wareforce and $12,000,000 has been allocated to CYI. $15,000,000 of the $30,000,000 is a revolving credit line and the other $15,000,000 is to be used for inventory flooring plan. Advances under the terms of the revolving credit line are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at Congress's prime rate (7.75 percent at December 31, 1998) and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The covenants were also amended in March of 1999 effective December 31, 1998. As of December 31, 1998, the Company is in compliance with the amended covenants. Advances under the inventory flooring plan are based upon qualified inventory purchases and bear no interest for 30 days, interest is charged at a rate of 1.5 percent per month for payments made by the Company beyond the initial 30 day period. Typically, the Company settles its advances under the inventory flooring plan within the 30 day period. The facility is secured by substantially all of the Company's assets and guaranteed by a majority stockholder in the amount of $1,500,000. Outstanding borrowings under the revolving line of credit were $7,877,928 at December 31, 1998. Outstanding borrowings under the inventory flooring plan were $3,045,486 as of December 31, 1998. Unused credit, subject to the terms of the related agreement was $4,365,329 at December 31, 1998. This credit facility expires on August 27, 2000 but may be renewed through August 27, 2001 upon mutual agreement.

     At December 31, 1997, the Company had a $15,000,000 credit facility with a financial institution. The $15,000,000 revolving credit facility was comprised of a $9,000,000 revolving credit line, a $5,000,000 inventory flooring plan and a $1,000,000 term loan. Outstanding borrowings under the revolving line of credit were $3,745,887. Outstanding borrowings under the floor plan line of credit were $2,161,958 and no amounts were outstanding under the $1,000,000 term loan as of December 31, 1997. The credit facility expired in August 1998 and was refinanced with the Congress agreement, described above.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

     Long-term debt consists of the following as of December 31:

                                                               1997      1998
                                                              -------   -------
Note payable to bank, secured by vehicle, principal and
  interest payments of $312 per month through April 1999,
  interest at 7.5 percent per annum.........................  $ 4,538   $ 1,022
Note payable to bank, secured by $27,000 certificate of
deposits, principal payments of $530 per month through
December 2000 interest at 7.5 percent per annum.............   17,049    11,788
                                                              -------   -------
                                                              $21,587   $12,810
                                                              =======   =======

     Maturities of long-term debt for the year ended December 31, are as follows:

1999..................................................  $ 6,637
2000..................................................    6,173
                                                        -------
                                                        $12,810
                                                        =======

7. CONVERTIBLE DEBT

     In March and April 1998, the Company issued in aggregate $6,000,000 of 12 percent convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. The Company paid a commission plus expenses of $810,310 to a third party in connection with raising these funds. Interest is payable monthly. During June 1998, the $6,000,000 was converted into 1,999,997 shares of the Company's common stock.

8. COMMON STOCK

     During April 1998, the Company issued options to purchase 253,120 shares of common stock to officers at approximately $0.49 per share for past services performed. During April 1998, the officers exercised the options. The officers were not required to pay the exercise price. Therefore, $124,376 was recorded as compensation expense in the accompanying consolidated financial statements.

     In June 1998, prior to the reverse merger, 1,110,000 shares were outstanding of Jolley Vending, Inc. The former stockholders of Jolley Vending, Inc. were issued 1,110,000 Series A warrants and 1,110,000 Series B warrants to purchase common stock at $13.00 per share and $15.00 respectively. The warrants were exercisable upon filing a registration statement with the Securities and Exchange Commission. This registration statement has not been filed. In December 1998, the Series A warrants and Series B warrants were re-priced at $6.00 per share and $7.00 per share, respectively. The difference between the fair value of the warrants as of the date of the re-pricing and the initial issuance is $3,429,000 and is recorded in stockholders' equity in the accompanying consolidated financial statements. The warrants were valued using the Black-Scholes option pricing model using the following weighted average assumptions: 0 dividend yield, expected volatility of

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

86 percent, weighted average risk-free interest rate of 5.0 percent and expected life of three years.

     During December 1998, an employee exercised options to purchase 5,000 shares of common stock at $4.00. As of December 31, 1998, the shares were not issued and are included in stock subscriptions. These shares were issued in January 1999.

9. STOCK OPTION PLAN

     During 1998 the Board approved the Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan (the 1998 Plan) as a successor to the 1996 Plan. No options were outstanding under the 1996 plan. The Plan has three separate equity programs: the discretionary option grant program, the stock issuance program and the automatic option grant program. As part of the 1998 Plan, the number of common stock available for issuance is 1,000,000 shares subject to increases per year of one percent of the common stock outstanding on December 31 of the preceding year. Incentive stock options will be granted at a price that is not less than 100 percent of fair value of the stock at the date of grant, and non-qualified stock options will be granted at a price that is not less than 85 percent of fair value of the stock at the date of grant. Options vest as determined by the plan administrator and are generally exercisable over a period not to exceed ten years. As of December 31, 1998, the Company had granted an aggregate of 417,859 options under the 1998 Plan at exercise prices ranging from $2.75 to $5.13 per share which vest over four years from the date of grant.

     The number of options and weighted-average exercise prices of options for each of the following groups of options, for the periods indicated, are as follows:

                                               NUMBER OF   WEIGHTED-AVERAGE
                                                OPTIONS    EXERCISE PRICES
                                               ---------   ----------------
Options outstanding at December 31, 1997.....        --         $  --
Granted......................................   670,979         $2.49
  Exercised..................................   258,120         $0.56
  Cancelled..................................     8,750         $3.34
Options outstanding at December 31, 1998.....   404,109         $3.73
Exercisable at December 31, 1998.............    55,859         $5.00

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                       WEIGHTED-AVERAGE
WEIGHTED-AVERAGE   NUMBER OF OPTIONS      REMAINING       NUMBER OF SHARES
 EXERCISE PRICE       OUTSTANDING      CONTRACTUAL LIFE     EXERCISABLE
----------------   -----------------   ----------------   ----------------
3.03.$.....             255,000           9.6 years                --
4.94.$.....             149,109           9.7 years            55,859

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

     The Company accounts for grants under the 1998 Plan under APB No. 25 and, accordingly, no compensation costs have been recognized in the accompanying consolidated statements of operations. If compensation costs for the 1998 Plan had been determined under SFAS No. 123, pro forma net loss would have been as follows:

Net loss as reported......................................  $(3,189,592)
Net loss pro forma........................................  $(3,400,192)
Basic and diluted loss per share as reported..............  $     (0.38)
Basic and diluted loss per share pro forma................  $     (0.40)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                WEIGHTED-AVERAGE
                                                             ASSUMPTIONS FOR OPTION
                                                                     GRANT
                                                             ----------------------
Dividend Yield.............................................  None
Expected Volatility........................................  86 percent
Weighted Average Risk-Free Interest Rate...................  5.22 percent
Expected Lives.............................................  5 years
Weighted-Average Fair Value of Options Granted.............  $2.64

10. SEGMENT REPORTING

     The Company has adopted the disclosure requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for additional disclosure about operating segments for interim and annual financial statements. This standard requires financial and descriptive information be disclosed for segments whose operating results are reviewed by the chief operating officer for decisions on resource allocation. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     The Company operates predominately in a single industry segment as a reseller of computer-based technology products and services. Based on geographic location, the Company has three principal segments. These geographic segments are 1) West Coast, 2) Midwest, and 3) East Coast. The chief operating decision maker manages and reviews the results of these regions at the revenue, gross margin and income (loss) from operations level. The total assets at each region are insignificant and therefore, are not allocated. The accounting policies of the segments are the same as those described in Note 2 -- Summary of Significant Accounting Policies.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

     Financial information by geographic segments is as follows:

                                   FOR THE SIX MONTHS ENDED JUNE 30, 1999
                       ---------------------------------------------------------------
                                                 (UNAUDITED)
                                                             CORPORATE
                       WEST COAST   MID-WEST    EAST COAST    EXPENSES    CONSOLIDATED
                       ----------   ---------   ----------   ----------   ------------
Revenue..............  65,003,292   4,231,954   1,561,886            --    70,797,132
Gross Profit.........   6,567,808   1,426,763     218,161            --     8,212,732
Expenses.............   3,333,146   1,303,293     149,635     3,511,990     8,298,064
Income (Loss) from
  Operations.........   3,234,662     123,470      68,526    (3,511,990)      (85,332)

                                   FOR THE SIX MONTHS ENDED JUNE 30, 1998
                       ---------------------------------------------------------------
                                                 (UNAUDITED)
                                                             CORPORATE
                       WEST COAST   MID-WEST    EAST COAST    EXPENSES    CONSOLIDATED
                       ----------   ---------   ----------   ----------   ------------
Revenue..............  34,262,319          --     660,414            --    34,922,733
Gross Profit.........   3,134,997          --      95,681            --     3,230,678
Expenses.............   1,471,556          --     201,037     2,312,166     3,984,759
Income (Loss) from
  Operations.........   1,663,441          --    (105,356)   (2,312,166)     (754,081)

                                    FOR THE YEAR ENDED DECEMBER 31, 1998
                       ---------------------------------------------------------------
                                                             CORPORATE
                       WEST COAST   MID-WEST    EAST COAST    EXPENSES    CONSOLIDATED
                       ----------   ---------   ----------   ----------   ------------
Revenue..............  86,558,131          --   2,336,697            --    88,894,828
Gross Profit.........   8,410,412          --     346,618            --     8,757,030
Expenses.............   5,529,299          --     501,370     5,294,154    11,324,823
Income (Loss) from
  Operations.........   2,881,113          --    (154,752)   (5,294,154)   (2,567,793)

                                    FOR THE YEAR ENDED DECEMBER 31, 1997
                       ---------------------------------------------------------------
                                                             CORPORATE
                       WEST COAST   MID-WEST    EAST COAST    EXPENSES    CONSOLIDATED
                       ----------   ---------   ----------   ----------   ------------
Revenue..............  79,621,712          --          --            --    79,621,712
Gross Profit.........   7,156,961          --          --            --     7,156,961
Expenses.............   1,740,137          --          --     4,836,398     6,576,535
Income (Loss) from
  Operations.........   5,416,824          --          --    (4,836,398)      580,426

                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                       ---------------------------------------------------------------
                                                             CORPORATE
                       WEST COAST   MID-WEST    EAST COAST    EXPENSES    CONSOLIDATED
                       ----------   ---------   ----------   ----------   ------------
Revenue..............  88,509,770          --          --            --    88,509,770
Gross Profit.........   7,475,404          --          --            --     7,475,404
Expenses.............   3,418,989          --          --     4,195,670     7,614,659
Income (Loss) from
  Operations.........   4,056,415          --          --    (4,195,670)     (139,255)

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

11. INCOME TAXES

     The (benefit) provision for income taxes is as follows as of December 31:

                                                 1996        1997        1998
                                               ---------    -------    ---------
Current:
  Federal....................................  $ 106,283    $14,700    $      --
  State......................................     42,555      6,800        2,400
Deferred:
  Federal....................................   (243,051)       (60)    (590,669)
  State......................................    (81,789)        --     (183,000)
                                               ---------    -------    ---------
                                               $(176,002)   $21,440    $(771,269)
                                               =========    =======    =========

     The deferred income tax assets consist of the tax effect of temporary differences related to the following components as of December 31:

                                                             1997        1998
                                                           --------   -----------
Deferred tax assets:
  Inventory reserves...................................    $281,500   $   138,000
  Allowance for bad debts..............................      87,800       180,200
  Other accruals.......................................      14,900       115,300
  Net operating loss carryforward......................          --     1,426,000
                                                           --------   -----------
                                                            384,200     1,859,500
  Valuation allowance..................................    (108,300)   (1,228,500)
                                                           --------   -----------
          Total deferred tax assets....................    $275,900   $   631,000
                                                           ========   ===========

     As of December 31, 1998, the Company had a Federal net operating loss carryforward of approximately $3,974,000, which will expire in fiscal years ending 2018. A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                             1996    1997    1998
                                                             ----    ----    ----
Federal income tax benefit (provision) at the statutory
rate.....................................................     34%    (31)%    34%
State taxes, net of federal income tax effect............      6%     (9)%     4%
Provision for net operating loss carryforward............     --      --     (28)%
Tax refund claims and other items, net...................    (12)%    14%      9%
                                                             ---     ---     ---
                                                              28%    (26)%    19%
                                                             ===     ===     ===

     The Company establishes valuation allowances in accordance with SFAS 109. The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates it is more likely than not that the benefits will be realized.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

12. RELATED PARTY TRANSACTION

     The Company has various notes due from a majority Shareholder totaling $2,457,700. These notes include $2,000,000 advanced to this Shareholder to purchase 3,358,938 shares of common stock from the former majority Shareholder in February 1998. The notes are due in varying amounts from December 2000 to December 2008 and bear interest at rates from 5.83 percent to 6.48 percent and are pledged as collateral for the line of credit. Included in notes receivable and advances to stockholder is approximately $128,000 of accrued interest as of December 31, 1998. In addition, the Company has made advances to this Shareholder. Total advances without a promissory note are $789,900 as of December 31, 1998. The Shareholder plans to repay these advances beginning in fiscal year 2000 through 2008.

     A stockholder of the Company owns the Company's distribution facility, to which the Company made rental payments of $10,200 per month to the stockholder for a total of $122,400 for each of 1996 and 1997, and $81,600 in 1998. In September 1998 the Company moved to a new distribution facility.

13. EMPLOYEE PROFIT SHARING PLAN

     Effective January 1, 1993, the Company adopted a noncontributory Employee Profit Sharing Plan (the Plan). The Plan covers all employees who are 21 years of age or older and have one or more years of service as of June 1, 1993. Company contributions to the Plan are voluntary and at the discretion of the Board of Directors.

     In 1996, the Company amended the Plan to include the Company's 401(k) Profit Sharing Plan (the 401(k) Plan) which was formed on January 1, 1996. Under the 401(k) Plan, eligible employees can defer up to 10% of their salary, subject to certain limitations, and the Company, at its discretion, may make a matching contribution equal to a percentage of the deferred salary elected by employees. Contributions made by the Company to both plans totaled $6,135 in 1998. There were no contributions made by the Company to either plan in 1997 or 1996.

14. COMMITMENTS

a. Operating Leases

     The Company leases facilities under non-cancelable operating leases expiring through January 2005. The lease agreements provide for periodic cost of living adjustments based upon changes in the Consumer Price Index. Rent expense recorded by the Company totaled approximately $285,000, $366,000, and $551,000 during 1996, 1997, and 1998, respectively.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

     Minimum lease payments for the years ending December 31, are as follows:

1999...............................................  $  621,878
2000...............................................     496,969
2001...............................................     442,303
2002...............................................     442,303
2003...............................................     337,034
Thereafter.........................................     318,078
                                                     ----------
                                                     $2,658,565
                                                     ==========

b. Employment Contracts

     The Company has employment agreements with five of its executive officers, which expire through August 2001. These agreements provide for minimum salary levels, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1998, excluding bonuses, was approximately $1,976,000.

15. SUBSEQUENT EVENTS

a. Common Stock

     In January 1999, the Company sold in aggregate 600,000 shares of common stock in a private placement at an issue price of $4.00 per share for net proceeds of $2,150,000.

b. Acquisitions

     In March 1999, we purchased certain assets and liabilities of Kennsco, Inc. for $1,000,000. The purchase price was paid $750,000 cash and $250,000 by means of a promissory note due in September 1999, payable in shares of the Company's common stock as defined in the agreement. Kennsco is a Minneapolis, Minnesota-based technical services company.

     In February 1999, the Company entered into a letter of intent to purchase 70 percent of the outstanding stock of uMember.com a private online auction company, a start up organization incorporated on January 28, 1999. In connection with the proposed purchase, the Company is required to fund $1,000,000 of uMember.com's operations and also issue 30,000 shares of the Company's common stock to the owners of uMember.com. The shares were issued April 22, 1999. Should the Company not be able to fully fund its commitment, uMember and/or its minority shareholders may have recourse against the Company for the unfunded amounts as well as costs and damages.

16. INFORMATION RELATED TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

BASIS OF PRESENTATION

     The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related noted thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

Acquisition

     The purchase price of Kennsco was allocated as follows:

Cash...............................................  $   80,404
Accounts Receivable................................   1,269,655
Inventories........................................     491,210
Net Investment in Sales Type Leases................   1,269,797
Property & Equipment...............................     444,097
Goodwill...........................................   1,820,936
Other Assets.......................................      70,195
Accounts Payable...................................  (1,184,888)
Line of Credit.....................................    (877,580)
Accrued Expenses...................................    (410,570)
Long Term Debt.....................................  (1,801,550)
Customer Deposits..................................    (171,706)
                                                     ----------
                                                     $1,000,000

     Goodwill resulting from the Kennsco acquisition will be amortized by the Company over seven years from the date of acquisition.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

     The following unaudited proforma consolidated results of operations have been prepared as if the acquisition of Kennsco had occurred as of the beginning of fiscal 1998 and 1999, the 1999 data is for six months ended:

                                                     CONSOLIDATED    CONSOLIDATED
                                                       PROFORMA        PROFOMA
                                                       12/31/98        6/30/99
                                                     ------------    ------------
Net Revenues.......................................  $108,134,580    $74,978,066
Cost of Goods Sold.................................    93,614,635     65,421,561
                                                     ------------    -----------
Gross Profit.......................................    14,519,945      9,556,505
Selling, General and Administrative................    16,785,940      9,393,049
                                                     ------------    -----------
(Loss) Income From Operations......................    (2,265,995)       163,456
Interest Expense, Net..............................       868,033        382,545
Other Income (Expense).............................    (1,067,564)       (68,209)
                                                     ------------    -----------
Loss Before Income Taxes...........................    (4,201,592)      (287,298)
Benefit for Income Taxes...........................      (771,269)            --
Net Loss...........................................  $ (3,430,323)   $  (287,298)
                                                     ============    ===========
Basic and Diluted (Loss) Earnings per Share........  $      (0.40)   $     (0.03)
Weighted Average Number of Common Shares
  Outstanding......................................     8,542,569     10,720,606

uMember Stock Split

     In October 1999, uMember split its stock 5-to-1, increasing outstanding common stock from one million shares to five million shares and authorized common stock from ten million to 50 million shares.

Joint Venture

     The Company verbally agreed to a joint venture agreement as part of a two-step process to acquire privately held CampaNova Gmbtt of Frankfurt, Germany. CampaNova provides business-to-business and business-to-consumer E-commerce solutions to the German market. The Company is currently conducting due diligence on CampaNova and are also in negotiations over the terms of a deal, should one occur. No terms, including the Company's possible ownership percentage, have been agreed upon. CampaNova's business is still development-phase. They have assets of approximately $75,000 and expect to have revenues of approximately $150,000 for fiscal 1999. They have, since start-up, operated at a loss.

     Wareforce Incorporated and CY Investment Inc. plan to merge in the fourth quarter of 1999. The combined company will be known as Wareforce Incorporated. The combined company will also do business as Impress Technology, Advanced Optical Distribution and Kennsco.

Sales Type Leases

     The present value of the minimum lease payments receivable and guaranteed residual value are recorded as equipment sales-leasing at the inception of the lease with a corresponding net investment in sales-type leases. The cost of equipment less the present

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
value of the estimated unguaranteed residual value is recorded as cost of equipment sales-leasing.

Net Investment in Sales-Type Leases

     The components of the net investment in sales-type leases are as follows:

                                                               JUNE 30,
                                                              ----------
                                                                 1999
                                                              ----------
Total minimum lease payments to be received.................  $1,394,088
Estimated unguaranteed residual values of leased
equipment...................................................      82,488
Less unearned income........................................    (128,415)
                                                              ----------
          NET INVESTMENT IN SALES-TYPE LEASES...............  $1,348,161
                                                              ==========

     The following is a schedule by year of minimum lease payments receivable on non-cancelable sales-type leases:

                   YEARS ENDING JUNE 30,
                   ---------------------
2000........................................................  $  879,934
2001........................................................     376,445
2002........................................................     137,709
                                                              ----------
          TOTAL MINIMUM LEASE PAYMENTS RECEIVABLE...........  $1,394,088
                                                              ==========

     There are no contingent rentals included in income.

Long Term Debt

     Long term debt consist of the following as of June 30, 1999:

Discounted lease rentals with financial institutions, with
varying monthly payments through June, 2002 with varying
interest rates from 8 to 9.56 percent per annum............  $1,052,558
A note payable to an officer in 13 quarterly installments
  starting July 1999 of principal and interest, at the
  bank's prime rate of interest charged to Wareforce.......     240,762
Note payable to Fidelity Bank for inventory that is due
  March 31, 2000, payable in 12 monthly installments of
  $39,455.28, which includes principal and interest at the
  current rate of 10.25 percent per year, beginning April
  1, 1999..................................................     339,751
Other......................................................       8,982
                                                             ----------
Total long term debt.......................................   1,642,053
                                                             ==========
Current portion............................................     928,006
                                                             ----------
Long term portion..........................................  $  714,047
                                                             ==========

     Kennsco utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a non-recourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Proceeds

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
from discounting are recorded on the balance sheet as discounted lease rentals. As lessees make payments, financing lease income and interest expense are recorded.

Employment Agreements

     In connection with the Kennsco acquisition, the Company entered into an employment agreement with one of Kennsco's officers, which expires in May 2002.

Conversion of Note Payable

     On May 29, 1999 the promissory note issued as part of the Kennsco purchase price was converted into 51,948 shares of the Company's common stock. The number of shares was arrived at by dividing the $250,000 note by $4.825 the price of the Company's shares at closing on the day prior to conversion.

Line of Credit

     The agreement previously mentioned in Footnote 5, with Congress Financial Corporation was amended in March 1999 to include Kennsco and provide a $2,000,000 revolving sub-facility under the same terms as the original loan agreement. At June 30, 1999, $645,400 was outstanding by Kennsco.

     As of June 30, 1999, $12,285,376 was outstanding under the line of credit and $7,819,919 was outstanding under the inventory flooring plan.

uMember Stock Option Plan

     In February 1999 uMember's Board approved the uMember.com, Inc. 1999 Stock Option/Stock Issuance Plan (the uMember Plan). The Plan has three separate equity programs: the discretionary option grant program, the stock issuance program and the automatic option grant program. As part of the uMember Plan, the number of common stock available for issuance is 1,000,000 shares subject to increases per year of one percent of the common stock outstanding on December 31 of the preceding year. Incentive stock options will be granted at a price that is not less than 100 percent of fair value of the stock at the date of grant, and non-qualified stock options will be granted at a price that is not less than 85 percent of fair value of the stock at the date of grant. Options vest as determined by the plan administrator and are generally exercisable over a period not to exceed ten years.

     As of February 1999 there were no options granted. Subsequent to February 1999, uMember granted options to officers, employees and directors to purchase 134,400 shares of uMember common stock. The options were issued at fair market value as determined by the board of directors ($0.25 per share). None of these options have been exercised or cancelled as of June 30, 1999. 107,000 of the options were issued fully vested under the Plan to the initial officers of uMember.

     uMember accounts for grants to employees, directors and officers under the uMember Plan under APB No. 25 and, accordingly, no compensation costs have been recognized in the accompanying consolidated statements of operation for the six months ended June 30,

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

1999. If the compensation costs for the 1999 plan had been determined under SFAS 123 proforma net loss would have been as follows:

Net loss as reported........................................  $ (463,116)
Net loss pro forma..........................................  $ (471,180)
Basic and diluted loss per share as reported................  $    (0.04)
Basic and diluted loss per share pro forma..................  $    (0.04)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                WEIGHTED-AVERAGE
                                                             ASSUMPTIONS FOR OPTION
                                                                     GRANT
                                                             ----------------------
Dividend Yield.............................................  None
Expected Volatility........................................      None
Weighted Average Risk-Free Interest Rate...................  5.22 percent
Expected Lives.............................................  5 years
Weighted-Average Fair Value of Options Granted.............  $0.06

                 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS

     The following proforma financial statements of operations for the six months ended June 30, 1999, and the twelve months ended December 31, 1998 assumes that the acquisitions of CY, Kennsco, and uMember occurred on January 1, 1998.

     The historical financial information for the six months ended June 30, 1999, (unaudited), and the year ended December 31, 1998 has been derived from the consolidated financial statements included elsewhere in this prospectus. The proforma financial information should be read in conjunction with the accompanying notes and with the financial statements of Wareforce, CY, Kennsco, and uMember included elsewhere in this prospectus. The proforma combined financial information does not purport to be indicative of operating results which would have been achieved had the acquisitions occurred as of the dates indicated and should not be construed as representative of future operating results. In the opinion of the Company's management, all adjustments have been made to reflect the effects of these acquisitions.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (Unaudited)

                                                      WAREFORCE                  PROFORMA
                                                     AS REPORTED    KENNSCO     ADJUSTMENTS      COMBINED
                                                     -----------   ----------   -----------     -----------
Revenue............................................  $70,797,132   $4,180,934                   $74,978,066
Cost of sales......................................   62,584,400    2,837,161                    65,421,561
                                                     -----------   ----------    ---------      -----------
Gross profit.......................................    8,212,732    1,343,773                     9,556,505
Selling, general and administrative................    8,298,064    1,094,985     (71,194)(1)     9,464,243
                                                                                  (37,500)(2)        37,500
                                                     -----------   ----------    ---------      -----------
Income (loss) from operations......................      (85,332)     248,788     (108,694)          54,762
Other expense
Interest expense, net..............................      315,984       66,561           --          382,545
Other expense......................................       61,800        6,409           --           68,209
                                                     -----------   ----------    ---------      -----------
(Loss) income before income taxes..................     (463,116)     175,818     (108,694)        (395,992)
Provision for income taxes.........................           --           --           --               --
                                                     -----------   ----------    ---------      -----------
Net income (loss)..................................  $  (463,116)  $  175,818    $(108,694)     $  (395,992)
                                                     ===========   ==========    =========      ===========
Basic & diluted net loss per share.................  $     (0.04)                               $     (0.04)
Weighted average number of common shares
  outstanding......................................   10,668,658                    60,790(3)    10,729,448

Notes:
Wareforce, as reported, includes the results of Wareforce and CY for the six months ended June 30, 1999 and Kennsco and uMember from the date of acquisition (April 1999 and February 1999, respectively). The Kennsco column includes the results of Kennsco for the three months ended March 31, 1999.

uMember was incorporated in January 1999. It was inactive until March 1999 and had no operating results prior to that time. The consolidated proforma statements of operations represents the results had the companies been consolidated as of January 1, 1999.

If Kennsco Technical Services Division generates operating earnings before depreciation in the twelve month period commencing March 1, 1999 of at least $630,000 a bonus of $210,000 will be payable to the former owner of Kennsco.

     In August 1998 the Company acquired the stock of CY for $3 million in cash. The transaction was accounted for under the purchase method of accounting. The purchase price was allocated based on the fair market value of the assets and is summarized on page F-8.

     In March 1999 certain assets and liabilities of Kennsco were acquired for $750,000 in cash and a note for $250,000, payable in the Company's common stock. The note was converted into 51,948 shares of the Company's common stock based on its closing price on May 19, 1999 of $4.8125 per share as quoted on the NASD Electronic Bulletin Board. The transaction was accounted for under the purchase method of accounting. The purchase price was allocated based on the fair market value of the assets as is summarized on page F-21.

     In April 1999 we exchanged 30,000 shares of its common stock for a 70 percent interest in uMember, a start up entity. The transaction was valued at $5.75 per share, the fair market value on the date that the shares were issued as determined by the closing price of the Company's common stock as quoted on the NASD Electronic Bulletin Board. As there were no assets or liabilities on the date of the Company's investment, the entire purchase was allocated to goodwill.

     Prices of the CY, Kennsco and uMember acquisitions were all determined based on arms-length negotiations between the parties.

(1) To adjust for amortization of the excess purchase price over net assets acquired. The amortization is based on a seven year life using the straight-line method.

(2) To adjust for salary increases in accordance with employment agreements for principals in Kennsco and uMember, which were the direct result of the acquisition agreements and were negotiated with the principals involved on an individual basis and in accordance with the Wareforce salary structure for executives.

    The salary adjustment is the difference between the principal's old salary versus their new salary, on a yearly basis. The annual amounts for Kennsco and UMember are $18,750 each. Any adjustments for CY are included in the "Wareforce As Reported" column.

(3) To adjust for the additional shares issued in connection with the acquisition of Kennsco and uMember. The additional 21,158 shares issued in connection with these acquisitions are included in the 10,668,658 shares under the "Wareforce As Reported" column.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                        WAREFORCE                                 PROFORMA
                                       AS REPORTED       CY          KENNSCO     ADJUSTMENTS        COMBINED
                                       -----------   -----------   -----------   -----------      ------------
Revenue..............................  $88,894,828   $44,481,507   $19,239,752                    $152,616,087
Cost of sales........................   80,137,798    39,455,188    13,476,837                     133,069,823
                                       -----------   -----------   -----------    ---------       ------------
Gross profit.........................    8,757,030     5,026,319     5,762,915                      19,546,264
Selling, general and
  administrative.....................   11,324,823     4,833,745     5,461,117      555,040(1)      22,174,725
                                                                                    109,476(2)         109,476
                                       -----------   -----------   -----------    ---------       ------------
(Loss) income from operations........   (2,567,793)      192,574       301,798    (664,516)         (2,737,937)
Other expense
Interest expense, net................      551,136       347,365       316,897                       1,215,398
Other (income) expense...............      841,932      (126,264)       25,632                         741,300
                                       -----------   -----------   -----------    ---------       ------------
Loss before income taxes.............   (3,960,861)      (28,527)      (40,731)    (664,516)        (4,694,635)
Benefit (provision) for income
  taxes..............................      771,269      (161,000)     (200,000)                        410,269
                                       -----------   -----------   -----------    ---------       ------------
Net loss.............................  $(3,189,592)  $  (189,527)  $  (240,731)   $(664,516)      $ (4,284,366)
                                       ===========   ===========   ===========    =========       ============
Basic & diluted net loss per share...  $     (0.38)                                               $      (0.50)
Weighted average number of common
  shares outstanding.................    8,490,621                                   81,948(3)       8,572,569

Notes:
Wareforce, as reported, includes the results of operations of Wareforce for the entire year and for CY from the date of acquisition (September 1, 1998). The CY column reflects the results of CY for the period January 1, 1998 to August 31,
1998). The Kennsco results are for the twelve months ended December 31, 1998.

uMember was incorporated in January 1999. It was inactive until March 1999 and had no operating results prior to that time.

If the Kennsco Technical Services Division generates operating earnings before depreciation in the twelve month period commencing March 1, 1999 of at least $630,000 a bonus of $210,000 will be payable to the former owner of Kennsco.

     In August 1998 the Company acquired the stock of CY for $3 million in cash. The transaction was accounted for under the purchase method of accounting. The purchase price was allocated based on the fair market value of the assets and is summarized on page F-8.

     In March 1999 certain assets and liabilities of Kennsco were acquired for $750,000 in cash and a note for $250,000, payable in the Company's common stock. The note was converted into 51,948 shares of the Company's common stock based on its closing price on May 19, 1999 of $4.8125 per share as quoted on the NASD Electronic Bulletin Board. The transaction was accounted for under the purchase method of accounting. The purchase price was allocated based on the fair market value of the assets as is summarized on page F-21.

     In April 1999 we exchanged 30,000 shares of its common stock for a 70 percent interest in uMember, a start up entity. The transaction was valued at $5.75 per share, the fair market value on the date that the shares were issued as determined by the closing price of the Company's common stock as quoted on the NASD Electronic Bulletin Board. As there were no assets or liabilities on the date of the Company's investment, the entire purchase was allocated to goodwill.

     Prices of the CY, Kennsco and uMember acquisitions were all determined based on arms-length negotiations between the parties.

(1) to adjust for amortization of the excess purchase price over net assets acquired. The amortization is based on a seven year life using the straight-line method.

(2) to adjust for salary increases in accordance with and employment agreements for principals in Kennsco and uMember, which were the direct result of the acquisition agreements and were negotiated with the principals involved on an individual basis and in accordance with the Wareforce salary structure for executives.

    The salary adjustment is the difference between the principal's old salary versus their new salary on an annual basis. The amounts for CY, Kennsco, and uMember were $(16,000), $50,000 and $75,000, respectively.

(3) To adjust for the additional shares issued in connection with the acquisition of Kennsco and uMember.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                         INDEX TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1997 AND 1996
                         TOGETHER WITH AUDITORS' REPORT

Report of Independent Public Accountants....................  F-31
Balance Sheets..............................................  F-32
Statements of Operations....................................  F-33
Statements of Stockholders' Equity..........................  F-34
Statements of Cash Flows....................................  F-35
Notes to Financial Statements...............................  F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of C.Y. INVESTMENT INC. (DBA MICROAGE/IMPRES TECHNOLOGY):

     We have audited the accompanying balance sheets of C.Y. INVESTMENT INC. (dba MICROAGE/IMPRESS TECHNOLOGY) (a California corporation) as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to expressed an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C.Y. INVESTMENT INC. as of December 31, 1997 and 1996, and the results of its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Los Angeles, California
October 22, 1998

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                        ------------------------   SIX MONTHS ENDED
                                           1996         1997        JUNE 30, 1998
                                        ----------   -----------   ----------------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................  $   96,879   $   380,095     $   363,657
  Accounts receivable, net of
     allowance of $174,000 and $55,000
     at December 31, 1997 and 1996 and
     $236,000 at June 30, 1998,
     respectively.....................   4,591,164    11,080,181       9,121,528
  Other receivables...................      79,217       404,928              --
  Inventories.........................     749,463     1,260,653       1,335,042
  Prepaid expenses....................      34,800        11,401          74,184
  Income taxes receivable.............      27,000            --              --
                                        ----------   -----------     -----------
       Total current assets...........   5,578,523    13,137,258      10,894,411
                                        ----------   -----------     -----------
PROPERTY AND EQUIPMENT, net...........      80,822        76,081          63,176
                                        ----------   -----------     -----------
OTHER ASSETS..........................     104,512       111,896          44,139
                                        ----------   -----------     -----------
                                        $5,763,857   $13,325,235     $11,001,726
                                        ==========   ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit.....................  $3,168,460   $ 8,962,692     $ 6,333,807
  Accounts payable....................   1,375,902     2,697,966       3,581,989
  Accrued liabilities.................     510,517     1,029,560         555,173
  Income taxes payable................          --       114,000              --
                                        ----------   -----------     -----------
       Total current liabilities......   5,054,879    12,804,218      10,470,969
                                        ----------   -----------     -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock, no par value:
     Authorized -- 1,000,000 shares
     Issued and outstanding -- 410,000
       shares.........................     410,000       410,000         410,000
  Additional paid in capital..........     212,751       212,751         212,751
  (Accumulated deficit) retained
     earnings.........................      86,227      (101,734)        (91,994)
                                        ----------   -----------     -----------
       Total stockholders' equity.....     708,978       521,017         530,757
                                        ----------   -----------     -----------
                                        $5,763,857   $13,325,235     $11,001,726
                                        ==========   ===========     ===========

The accompanying notes are an integral part of these balance sheets.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                            STATEMENT OF OPERATIONS

                                   DECEMBER 31,                SIX MONTHS ENDED
                             -------------------------   -----------------------------
                                1996          1997       JUNE 30, 1997   JUNE 30, 1998
                             -----------   -----------   -------------   -------------
                                                          (UNAUDITED)     (UNAUDITED)
NET REVENUES...............  $37,335,006   $56,346,303    $24,871,146     $33,040,725
COST OF SALES..............   34,032,282    50,457,421     22,315,626      29,523,251
                             -----------   -----------    -----------     -----------
     Gross profit..........    3,302,724     5,888,882      2,555,520       3,517,474
SELLING, GENERAL AND
  ADMINISTRATIVE...........    3,223,361     5,541,887      2,497,164       3,313,366
                             -----------   -----------    -----------     -----------
     Income from
       operations..........       79,363       346,995         58,356         204,108
OTHER INCOME (EXPENSE):
  Other income.............        7,093         9,948        113,637              --
  Interest expense.........     (122,184)     (363,904)      (105,659)       (188,068)
                             -----------   -----------    -----------     -----------
                                (115,091)     (353,956)         7,978        (188,068)
                             -----------   -----------    -----------     -----------
     Net (loss) income
       before provision for
       income taxes........      (35,728)       (6,961)        66,334          16,040
PROVISION FOR INCOME
  TAXES....................       (4,000)     (181,000)        30,000           6,300
                             -----------   -----------    -----------     -----------
NET (LOSS) INCOME..........  $   (39,728)  $  (187,961)   $    36,334     $     9,740
                             ===========   ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                (ACCUMULATED
                                 COMMON STOCK      ADDITIONAL     DEFICIT)
                              ------------------    PAID IN       RETAINED
                              SHARES     AMOUNT     CAPITAL       EARNINGS       TOTAL
                              -------   --------   ----------   ------------   ---------
Balance, December 31,
  1995......................  410,000   $410,000    $212,751     $ 125,955     $ 748,706
Net loss....................       --         --          --       (39,728)      (39,728)
                              -------   --------    --------     ---------     ---------
Balance, December 31,
  1996......................  410,000    410,000     212,751        86,227       708,978
  Net loss..................       --         --          --      (187,961)     (187,961)
                              -------   --------    --------     ---------     ---------
Balance, December 31,
  1997......................  410,000    410,000     212,751      (101,734)      521,017
                              -------   --------    --------     ---------     ---------
Net income..................       --         --          --         9,740         9,740
Balance, June 30, 1998
  (unaudited)...............  410,000   $410,000    $212,751     $ (91,994)    $ 530,757
                              =======   ========    ========     =========     =========

The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                            STATEMENT OF CASH FLOWS

                                                                        SIX MONTHS ENDED
                                              DECEMBER 31,          -------------------------
                                        -------------------------    JUNE 30,      JUNE 30,
                                           1996          1997          1997          1998
                                        -----------   -----------   -----------   -----------
                                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income.....................  $   (39,728)  $  (187,961)  $   36,334    $     9,740
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
       Compensation expense for
         options issued...............       22,200        25,800           --             --
       Depreciation and
         amortization.................       38,158        55,789       20,214         22,937
       Provision for doubtful
         accounts.....................       55,000       219,000       80,058             --
       Deferred income tax asset......       31,000            --                          --
  Change in operating assets and
    liabilities:
       Accounts receivable............   (1,983,924)   (6,708,017)  (3,567,003)     1,958,653
       Inventories....................     (223,653)     (511,190)  (1,411,460)       (74,389)
       Prepaid expenses and other
         receivables..................      (59,830)     (302,312)       6,364        342,145
       Other assets...................       (5,802)       (2,032)       1,542         67,757
       Income taxes receivable........      (27,000)       27,000       (3,257)            --
       Accounts payable...............      808,734     1,322,064    1,264,274        884,023
       Accrued liabilities............      124,142       493,243      154,214       (474,387)
       Income taxes payable...........           --       114,000           --       (114,000)
                                        -----------   -----------   -----------   -----------
         Net cash used in operating
           activities.................   (1,260,703)   (5,454,616)  (3,418,720)     2,622,479
                                        -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment.........................       (9,867)      (43,903)     (38,057)       (10,032)
  Increase in cash surrender value....      (10,371)      (12,497)          --             --
                                        -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.................      (20,238)      (56,400)     (38,057)       (10,032)
                                        -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings lines of credit......    1,213,945     5,794,232    3,484,758     (2,628,885)
                                        -----------   -----------   -----------   -----------
INCREASE/(DECREASE) IN CASH...........      (66,996)      283,216       27,981        (16,438)
CASH, beginning of year...............      163,875        96,879       96,879        380,095
                                        -----------   -----------   -----------   -----------
CASH, end of year.....................  $    96,879   $   380,095   $  124,860    $   363,657
                                        ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Income taxes......................  $     9,000   $    21,000   $        0    $         0
                                        ===========   ===========   ===========   ===========
    Interest..........................  $   127,000   $   322,000   $  105,659    $   188,000
                                        ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. LINE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Line of Business

     C.Y. INVESTMENT INC. (the Company) was incorporated in California in June 1988. The Company is a franchised computer store, which sells computers, accessories and services to businesses, the general public and municipalities. The Company has three locations in Southern California.

     On July 1, 1987, the Company entered into a ten-year franchise agreement with Microage Computer Store, Inc., an Arizona Corporation. The agreement was revised in January 1, 1990 and the period of the agreement remained at ten years starting on the date of this revised agreement. Under the Agreement, the Company has the non-exclusive franchise to operate a Microage Computer Store. The agreements restrict the transfer of the Company's stock and contain non-compete covenants. Subsequent to year-end this agreement was terminated upon the sale of the Company to Wareforce One, Inc. (Note 8).

b. Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Sales and Concentration of Credit Risk

     The Company sells computer software, hardware, peripherals and accessories to governmental and private customers. The Company performs periodic credit evaluations of its customers. The Company maintains reserves for potential credit losses and to date such losses have been within management's expectations. As of December 31, 1997 one customer's balance was approximately 20 percent of total accounts receivable. As of December 31, 1996 two customer's balances combined were approximately 32 percent of total accounts receivable.

d. Revenue Recognition

     Product revenue is recorded at the time of shipment, net of estimated allowances for bad debts, warranty and product returns. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer issues a purchase order to make additional copies of licensed software. The Company records the corresponding payable to the software vendor for site licenses when such revenues are recorded.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

e. Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

f. Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the asset or the remaining life of the lease.

     The Company capitalizes expenditures which materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in operations.

g. Advertising Costs

     The Company expenses advertising costs as incurred. Advertising expenses totaled approximately $198,000 and $43,000 in 1997 and 1996, respectively. Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

h. Income Taxes

     Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of December 31:

                                                     1997        1996
                                                   --------    --------
Equipment........................................  $197,768    $172,975
Office furniture and fixtures....................   139,854     130,525
Leasehold improvements...........................   109,346      99,565
                                                   --------    --------
                                                    446,968     403,065
Less -- Accumulated depreciation and
  amortization...................................   370,887     322,243
                                                   --------    --------
                                                   $ 76,081    $ 80,822
                                                   ========    ========

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

3. LINES OF CREDIT

     The Company has a $250,000 line of credit with a vendor. The vendor advances on the credit line for purchases of inventory. Advances under the line of credit are based upon qualified inventory and bear no interest for the first 30 days, an interest rate of prime (8.5 percent as of December 31, 1997) plus
6.5 percent is charged on amounts outstanding longer than 30 days. The credit line is secured by all inventories and is guaranteed by certain shareholders. This agreement shall be in force until one of the parties gives notice to the other that it is terminated. As of December 31, 1997 and 1996, outstanding balances under this line were $13,674 and $24,671, respectively.

     The Company has a $750,000 line of credit, subject to agreed upon temporary uplifts, with a finance company for the purchase of inventory. The repayment terms are net 30. The line of credit bears interest of 18 percent on amounts outstanding longer than 60 days. The credit line is secured by substantially all eligible inventories and is guaranteed by certain shareholders. As of December 31, 1997 and 1996, outstanding balances under this line were $378,762 and $189,997, respectively.

     As of December 31, 1997, the Company has a $6,750,000 accounts receivable line of credit with a finance company. The availability of this line of credit was reduced to $4,500,000 in February 1998. The advances are subject to a borrowing base computation on eligible accounts receivable. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Interest is payable monthly on the outstanding principal at prime plus 0.5 percent. This temporary overline expired in February 2, 1998. As of December 31, 1997, and 1996, the Company had exceeded its accounts receivable facility by $122,948. As of December 31, 1997, outstanding balances under this line were $6,872,948 and $1,364,011, respectively.

     The Company has a $3,250,000 line of credit with a finance company for the purchase of inventory. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Advances under the line of credit bear no interest for 40 days, thereafter, interest is at prime plus
0.5 percent. As of September 30, 1997, the Company was approved a temporary increase to $4,875,000. This temporary increase expired on January 31, 1998. As of December 31, 1997 and 1996 outstanding balances under this line were $1,447,308 and $1,589,781, respectively.

     The Company has a $250,000 revolving line of credit. The line is secured by substantially all the assets of the Company and is guaranteed by a shareholder. The line expires March 23, 1999 renewable annually. Interest on advances is charged at the Bank's Prime rate plus 2 percent. At December 31, 1997 and 1996, outstanding balances under the line of credit were $250,000 and $0, respectively.

     Subsequent to year-end, all of the above lines of credit were refinanced with a financing company (Note 8).

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

4. INCOME TAXES

     Under SFAS No. 109, deferred tax assets or liabilities are computed based on the temporary differences between financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse.

     Valuation allowances have been established to reduce deferred tax assets to the amount anticipated to be realized. Income tax expense is the tax payable for the period and the change in deferred tax assets and liabilities during the period.

     The components of the net deferred income tax asset are as follows as of December 31:

                                                   1997         1996
                                                 ---------    ---------
Allowance for doubtful accounts................  $  75,000    $  24,000
Inventory reserves.............................    131,000       72,000
Accrued expenses...............................     44,000       59,000
                                                 ---------    ---------
  Net short-term deferred tax asset............    250,000      155,000
Depreciation and amortization..................     26,000       24,000
                                                 ---------    ---------
  Long-term deferred tax asset.................     26,000       24,000
Valuation allowance............................   (276,000)    (179,000)
                                                 ---------    ---------
Net deferred tax asset.........................  $      --    $      --
                                                 =========    =========

     The provision for income taxes is comprised of the following components as of December 31:

                                                    1997          1996
                                                  --------       ------
Current:
Federal.........................................  $123,000       $3,000
  State.........................................    35,000        1,000
                                                  --------       ------
                                                   158,000        4,000
                                                  --------       ------
Deferred:
  Federal.......................................    17,000           --
  State.........................................     6,000           --
                                                  --------       ------
                                                    23,000           --
                                                  --------       ------
Provision for income taxes......................  $181,000       $4,000
                                                  ========       ======

5. COMMITMENTS AND CONTINGENCIES

a. Deferred Compensation Plan

     The Company entered into a deferred compensation plan in 1989 for the benefit of an employee. The benefit payable under the plan consists of monthly payment of $3,000 commencing on a date determined by the Company but within six months from such

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

retirement date, November 1, 1999 and continuing for 36 months. If the employee dies before retirement age while in the employment of the Company, the benefits payable to the beneficiary will be $100,000. As of December 31, 1997 and 1996, the Company has accrued $47,327 and $36,352, respectively, under this agreement.

     The Company is funding the deferred compensation plan with a life insurance policy on the employee with a face value of $130,000. The cash value of the policy was $64,184 and $51,687 as of December 31, 1997 and 1996, respectively, and is included in other assets in the accompanying balance sheets.

b. Leases

     The Company leases facilities under non-cancelable operating leases expiring through December 2000. Total minimum operating lease commitments are as follows:

                    YEAR ENDING                      OFFICES AND
                   DECEMBER 31,                      WAREHOUSES
                   ------------                      -----------
1998...............................................   $274,839
1999...............................................    188,003
2000...............................................     63,683
                                                      --------
                                                      $526,525
                                                      ========

     Rental expense was $293,746 and $218,442 for the years ended December 31, 1997 and 1996, respectively.

     The Company also subleased part of the warehouse facilities to Battery Technology Inc. under an operating lease that will expire in December of 2000. Total rental income was $93,443 and $81,400 for the year ended December 31, 1997 and 1996, respectively.

6. RELATED PARTY TRANSACTIONS

     A majority stockholder of the Company also has an interest in Battery Technology Inc. (BTI), a California corporation. Total sales to and purchases from BTI were $22,071 and $152,174, respectively, for the year ended December 31, 1997. Total sales to BTI was approximately $42,000 for the year ended December 31, 1996. There was $438 outstanding balance due from BTI and approximately $2,395 due to BTI as of December 31, 1997. There was a $22,803 outstanding balance due from BTI as of December 31, 1996. The Company also subleases office space to BTI (see Note 5).

     A majority stockholder of the Company has a minority interest in Protect Investment Inc., d.b.a.: Microage Industry, a California corporation. Total sales to and purchases from Protec Investment Inc. were $459,146 and $53,571 respectively, for the year ended December 31, 1997. As of December 31, 1997, $23,753 was due from and $2,439 was due to Protec Investment Inc. There were no sales, purchases or amounts due to or from Protec Investment Inc. for the year ended December 31, 1996.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

7. EMPLOYMENT AGREEMENT

     The Company has an employment agreement with a stockholder. Under the agreement the employee received an option to purchase shares of the Company for $100 for each one percent of the common stock up to 20 percent. The options vest over the term of the agreement. If ownership in the Company is transferred or sold, the entire 20 percent option becomes vested. The Company recognized $25,800 and $22,200 of expense in 1997 and 1996, respectively, and included in accrued liabilities is $140,600 and $114,800 related to this agreement for 1997 and 1996, respectively.

8. SUBSEQUENT EVENTS

a. Lines of Credit

     On August 27, 1998, the Company entered into a new agreement with a finance company to provide for a $12,000,000 credit facility of which $7,000,000 can be used for inventory flooring, which replaces the previous credit facilities (Note
3). Advances under the terms of the agreement are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at the finance company's prime rate and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The facility is secured by substantially all of the Company's assets and guaranteed by a stockholder.

b. Sale of Company

     On August 31, 1998, 100 percent of the outstanding stock of the Company was purchased by Wareforce One, Inc. for $3,000,000.

                          KENNSCO, INC. AND SUBSIDIARY
                              PLYMOUTH, MINNESOTA

                         CONSOLIDATED FINANCIAL REPORT
                                 JUNE 30, 1998

                                    CONTENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORT................................  F-44
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets...............................  F-45
  Consolidated statements of operations and retained
     earnings (deficit).....................................  F-46
  Consolidated statements of cash flows.....................  F-47
  Notes to consolidated financial statements................  F-48

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Kennsco, Inc.
Plymouth, Minnesota

     We have audited the accompanying consolidated balance sheets of Kennsco, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Kennsco, Inc. and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 10 to the financial statements, on March 22, 1999, the Company sold its assets to a third party.

                                          /s/ Boyum & Barenscheer PLLP
                                          --------------------------------------

Minneapolis, Minnesota
January 20, 1999, (except for Note 10,
  to which the date is March 22, 1999)

                          KENNSCO, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                           JUNE 30,
                                                   ------------------------    SIX MONTHS ENDED
                                                      1998          1997       DECEMBER 31, 1998
                                                   ----------    ----------    -----------------
                                                                                  (UNAUDITED)
ASSETS
CASH.............................................  $       --    $  138,366       $  159,655
RECEIVABLES
  Accounts receivable, trade, less allowance for
    doubtful accounts of $30,000 at June 30, 1998
    and 1997 and $57,112 at December 31, 1998....   1,336,403     1,601,808        1,485,391
  Accounts receivable, other.....................     165,251        85,887               --
                                                   ----------    ----------       ----------
      TOTAL RECEIVABLES..........................   1,501,654     1,687,695        1,485,391
NET INVESTMENT IN SALES-TYPE LEASES..............   1,313,081     1,559,976        1,442,264
INVENTORY........................................     870,417     1,326,638          714,436
DEPOSITS AND PREPAID EXPENSES....................     170,179       147,076          131,320
COMPUTER EQUIPMENT UNDER OPERATING LEASES,
  at cost........................................          --        20,160               --
  Less accumulated depreciation..................          --        18,660               --
                                                   ----------    ----------       ----------
      NET COMPUTER EQUIPMENT UNDER OPERATING
         LEASES..................................          --         1,500               --
EQUIPMENT, at cost
  Transportation equipment.......................      72,135        73,624           68,535
  Maintenance equipment..........................     680,450       695,338          680,254
  Office equipment...............................   1,232,503     1,192,165        1,225,267
  Leasehold improvements.........................     283,597       255,037          287,205
                                                   ----------    ----------       ----------
                                                    2,268,685     2,216,164        2,261,261
  Less accumulated depreciation..................   1,549,488     1,291,390        1,666,700
                                                   ----------    ----------       ----------
      NET EQUIPMENT..............................     719,197       924,774          594,561
INTANGIBLES (net of accumulated amortization)
  Covenants not to compete.......................          --        57,030               --
  Goodwill.......................................     299,902       325,536          287,085
                                                   ----------    ----------       ----------
      TOTAL INTANGIBLES..........................     299,902       382,566          287,085
                                                   ----------    ----------       ----------
      TOTAL ASSETS...............................  $4,874,430    $6,168,591       $4,814,712
                                                   ==========    ==========       ==========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
LIABILITIES
  Demand note payable, bank......................  $1,707,009    $2,100,000       $1,613,203
  Demand note payable, stockholder...............     290,762            --          290,762
  Checks written in excess of account balance....     321,053            --               --
  Installment notes payable to banks and
    others.......................................     159,626       351,767           56,595
  Discounted lease rentals.......................   1,189,460     1,490,944        1,277,857
  Accounts payable, trade........................   1,104,481     1,062,976        1,025,789
  Customer deposits and advances.................     238,138       160,931          186,309
  Accrued expenses...............................     196,686       184,023          320,398
  Income taxes payable...........................      21,004        20,878            5,079
                                                   ----------    ----------       ----------
      TOTAL LIABILITIES..........................   5,228,219     5,371,519        4,775,992
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock, $1.00 par value; 25,000 shares
    authorized, 1,000 shares issued and
    outstanding..................................       1,000         1,000            1,000
  Additional paid-in capital.....................       9,586         9,586            9,586
  Retained earnings (deficit)....................    (364,375)      786,486           28,134
                                                   ----------    ----------       ----------
      TOTAL STOCKHOLDER'S EQUITY (DEFICIT).......    (353,789)      797,072           38,720
                                                   ----------    ----------       ----------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
         (DEFICIT)...............................  $4,874,430    $6,168,591       $4,814,712
                                                   ==========    ==========       ==========

The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND RETAINED EARNINGS (DEFICIT)

                                                                           SIX MONTHS ENDED
                                       YEARS ENDED JUNE 30,      -------------------------------------
                                     -------------------------     DECEMBER 31,        DECEMBER 31,
                                        1998          1997             1998                1997
                                     -----------   -----------   -----------------   -----------------
                                                                    (UNAUDITED)         (UNAUDITED)
REVENUES
Equipment sales and maintenance
income.............................  $16,729,744   $20,372,736      $8,938,634          $7,508,736
  Equipment sales-leases...........    1,139,154     1,336,551         601,569             922,370
  Operating lease income...........      145,560       195,195          61,551              83,009
  Financing lease income...........      140,575       141,530          64,579              68,918
  Interest and miscellaneous
     income........................        1,975        10,873             960               1,514
                                     -----------   -----------      ----------          ----------
     TOTAL REVENUES................   18,157,008    22,056,885       9,667,293           8,584,547
                                     -----------   -----------      ----------          ----------
COSTS AND EXPENSES
  Cost of equipment sales and
     maintenance...................   11,813,675    14,283,655       6,085,217           5,315,182
  Cost of equipment sales-leases...      932,961     1,246,865         320,102             734,629
  Inventory obsolescence...........      455,000       462,500          53,500              45,000
  Depreciation of leased
     equipment.....................           --        89,663              --                  --
  Selling, general and
     administrative expenses.......    5,670,847     6,252,593       2,611,030           2,795,128
  Interest expense.................      432,261       395,795         204,935             209,107
                                     -----------   -----------      ----------          ----------
     TOTAL COSTS AND EXPENSES......   19,304,744    22,731,071       9,274,784           9,099,046
                                     -----------   -----------      ----------          ----------
INCOME (LOSS) BEFORE INCOME
  TAXES............................   (1,147,736)     (674,186)        392,509            (514,499)
  Income taxes.....................        3,125         4,986              --                  --
                                     -----------   -----------      ----------          ----------
NET INCOME (LOSS)..................   (1,150,861)     (679,172)        392,509            (514,499)
  Retained earnings, beginning of
     year..........................      786,486     1,465,658        (364,375)            786,486
                                     -----------   -----------      ----------          ----------
RETAINED EARNINGS (DEFICIT), END OF
  YEAR.............................  $  (364,375)  $   786,486      $   28,134          $  271,987
                                     ===========   ===========      ==========          ==========

The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED JUNE 30,                SIX MONTHS ENDED
                                                -------------------------   -------------------------------------
                                                   1998          1997       DECEMBER 31, 1998   DECEMBER 31, 1997
                                                -----------   -----------   -----------------   -----------------
                                                                               (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).............................  $(1,150,861)  $  (679,172)      $ 392,509           $(514,499)
  Adjustments to reconcile net income (loss)
    to cash provided by operating activities:
      Net profit on sales type leases added...     (206,192)      (89,685)       (281,467)           (187,741)
      Depreciation and amortization...........      352,108       534,076         135,067             214,788
      Loss on sale of assets..................        2,784       105,900              --                  --
      Leased equipment transferred to
         inventory, at net book value.........      467,661       117,817         (64,908)           (105,510)
      Principal portion of sales type lease
         payments received....................      867,425     1,106,149         531,837             626,029
      (Increase) decrease in receivables......      186,041        59,369          16,263              80,536
      (Increase) decrease in inventory........      456,221       433,428         155,981              51,724
      (Increase) decrease in other assets.....      (23,103)        4,291          38,859               4,800
      Checks written in excess of account
         balance..............................      321,053            --              --                  --
      Increase (decrease) in accounts payable
         and accrued expenses.................       54,168      (201,385)         45,020             (31,366)
      Increase (decrease) in customer deposits
         and advances.........................       77,207       (85,273)        (51,829)             51,967
      Increase (decrease) in income taxes
         payable..............................          126         8,361         (15,925)             (2,999)
      Increase (decrease) in deferred income
         taxes................................           --       (10,014)             --                  --
                                                -----------   -----------       ---------           ---------
         NET CASH PROVIDED BY OPERATING
           ACTIVITIES.........................    1,404,638     1,303,862         901,407             187,729
CASH FLOWS FROM INVESTING ACTIVITIES:
  Equipment purchased for leasing.............     (881,999)     (931,669)       (314,645)           (334,855)
  Capital expenditures........................      (76,856)     (376,754)         (7,400)            (45,215)
  Proceeds on sale of assets..................       11,705       122,380           9,786                  --
                                                -----------   -----------       ---------           ---------
         NET CASH (USED IN) INVESTING
           ACTIVITIES.........................     (947,150)   (1,186,043)       (312,259)           (380,070)
                                                -----------   -----------       ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (payments) under demand notes
    payable...................................     (102,229)     (141,083)        (93,806)            149,360
  Payments on installment notes payable.......     (192,141)     (287,975)       (103,031)            (93,883)
  Proceeds from installment notes payable.....           --       394,065              --             100,000
  Proceeds from discounted lease rentals......      676,145     1,446,385         525,043             361,239
  Payments on discounted lease rentals........     (977,629)   (1,553,890)       (436,646)           (494,566)
                                                -----------   -----------       ---------           ---------
         NET CASH (USED IN) FINANCING
           ACTIVITIES.........................     (595,854)     (142,498)       (108,440)             22,150
                                                -----------   -----------       ---------           ---------
INCREASE (DECREASE) IN CASH...................     (138,366)      (24,679)        480,708            (170,191)
  Cash, beginning of year.....................      138,366       163,045        (321,053)            138,366
                                                -----------   -----------       ---------           ---------
CASH, end of year.............................  $        --   $   138,366       $ 159,655           $ (31,825)
                                                ===========   ===========       =========           =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash payments for:
    Interest..................................  $   433,180   $   395,765       $ 204,935           $ 209,061
                                                ===========   ===========       =========           =========
    Income taxes..............................  $     2,999   $     6,721       $       0           $       0
                                                ===========   ===========       =========           =========

The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

     The Company is engaged in selling and leasing new and used computer equipment. Additional revenues are derived from the maintenance and installation of computer equipment and the management of computer networks.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND EXPENSE RECOGNITION:

     Income from the sale of equipment and the related cost of equipment are recorded at the time of customer acceptance of the equipment.

     Maintenance and installation income is recorded at the time services are performed or, if under contract, in the period earned. The related costs are recorded as incurred.

     As required by Statement of Financial Accounting Standards No. 13, the Company's leasing activities as lessor are accounted for as either sales-type or operating leases. Accordingly, leases that transfer substantially all of the benefits and risks of ownership have been accounted for as sales-type leases. All other leases have been accounted for as operating leases.

     The accounting methods and the related financial reporting effects are described below:

          1. Sales-type leases: The present value of the minimum lease payments receivable and guaranteed residual value are recorded as equipment sales-leasing at the inception of the lease with a corresponding net investment in sales-type leases. The cost of the equipment less the present value of the estimated unguaranteed residual value is recorded as cost of equipment sales-leasing.

          2. Operating leases: Revenue consists of monthly rentals and is recorded as operating lease income. The cost of the equipment is recorded as equipment under operating leases and is depreciated over the estimated useful lives of the equipment using the straight-line method.

                          KENNSCO, INC. AND SUBSIDIARY

RESIDUAL VALUES:

     Residual values, representing the estimated value of the equipment at the termination of a lease, are recorded in the financial statements at the inception of each sales-type lease. Residual values are thereafter regularly reviewed by management, and adjustments are made where it is considered there has been a permanent reduction in value. No upward revision of residual values is made subsequent to the inception of the lease.

     Residual values relating to equipment which is subject to a sales-type lease are recorded at their net present value and are incremented to their future value on a yield basis over the lease term.

     The residual values for operating leases are included in the equipment under operating leases net book value and are subject to the same yearly review as the residual values established for sales-type leases.

DISCOUNTED LEASE RENTALS:

     Proceeds from financing equipment on a non-recourse basis is recorded on the balance sheet as discounted lease rentals. In the event of default by the lessee, the lender has first lien against the underlying leased equipment with no further recourse against the Company.

INVENTORY:

     Inventories consist of new and used computer equipment and maintenance parts and equipment.

     Inventories are valued at the lower of cost or market with cost determined on the specific identification method for computer equipment and on the first-in, first-out method for maintenance parts and other inventories. Market for maintenance inventory is determined from published industry references where available. The remainder of the maintenance inventory is reduced below cost by a market valuation reserve based on management's estimate of the realizable value and usefulness of the inventory in fulfilling its maintenance contracts.

DEPRECIATION:

     Depreciation is computed using principally the straight-line method over the estimated useful lives of the assets. The lives assigned are as follows:

Equipment on lease.......................................  2 -  3 years
Transportation equipment.................................  2 -  5 years
Maintenance equipment....................................  3 -  7 years
Office equipment.........................................  5 -  7 years
Leasehold improvements...................................  2 - 20 years

                          KENNSCO, INC. AND SUBSIDIARY

AMORTIZATION:

     Amortization of intangible assets is computed using the straight-line method over the following periods:

Covenants not to compete.................................        5 years
Goodwill.................................................  15 - 40 years

INCOME TAXES:

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2. NET INVESTMENT IN SALES-TYPE LEASES

     The components of the net investment in sales-type leases are as follows:

                                                        JUNE 30,
                                                ------------------------
                                                   1998          1997
                                                ----------    ----------
Total minimum lease payments to be received...  $1,362,890    $1,631,498
Estimated unguaranteed residual values of
leased equipment..............................      85,528        92,853
Less unearned income..........................    (135,337)     (164,375)
                                                ----------    ----------
     NET INVESTMENT IN SALES-TYPE LEASES......  $1,313,081    $1,559,976
                                                ==========    ==========

     The following is a schedule by year of minimum lease payments receivable on non-cancelable sales-type leases:

                   YEARS ENDING JUNE 30,
                   ---------------------
1999.......................................................  $  780,369
2000.......................................................     494,748
2001.......................................................      87,773
                                                             ----------
  TOTAL MINIMUM LEASE PAYMENTS RECEIVABLE..................  $1,362,890
                                                             ==========

                          KENNSCO, INC. AND SUBSIDIARY

NOTE 3. INVENTORY

     Inventory consists of the following:

                                                        JUNE 30,
                                                ------------------------
                                                   1998          1997
                                                ----------    ----------
Computer equipment............................  $  381,970    $  444,895
Maintenance parts and equipment...............     937,287     1,318,391
Other.........................................      25,860        25,852
                                                ----------    ----------
                                                 1,345,117     1,789,138
Less market valuation reserve for maintenance
  parts and equipment.........................    (474,700)     (462,500)
                                                ----------    ----------
     TOTAL INVENTORY..........................  $  870,417    $1,326,638
                                                ==========    ==========

NOTE 4. DEMAND NOTES PAYABLE

     The Company has a $2,300,000 revolving line of credit, of which $1,707,009 and $2,100,000 was outstanding at June 30, 1998 and 1997, respectively. The line carries an average interest rate of 4.00% over the prime rate (prime rate at June 30, 1998 was 8.50%). The line of credit is secured by the Company's accounts receivable, inventory, equipment, general intangibles and the personal guarantee of the stockholder. The Company is required to make monthly principal payments of $40,000 and interest. The credit line expires February 28, 1999.

     The Company has a demand note payable to the stockholder of which $290,762 was outstanding at June 30, 1998. This note payable is subordinate to the revolving line of credit described above and requires monthly interest only payments of 2.00% over the prime rate. The note is secured by the Company's accounts receivable, inventory, equipment and general intangibles. Interest expense related to this note amounted to $4,375 for 1998.

NOTE 5. INSTALLMENT NOTES PAYABLE TO BANKS AND OTHERS

     Installment notes payable consist of the following:

                                                                 JUNE 30,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Note payable to Century Bank National Association, prime
  rate plus 2.00% payable in monthly installments of
  $5,825 through March 1999 and $5,804 on April 1, 1999,
  secured by accounts receivable, inventory, equipment
  and general intangibles................................  $ 55,378    $116,128
Note payable to Guardian Capital, Inc., 9.50% payable in
monthly installments of $11,507 through March 1999,
secured by furniture, fixtures and equipment.............    99,482     221,340
Note payable to Sencore, 9.90% payable in monthly
  installments of $884 through November 1998, secured by
  equipment..............................................     4,766      14,299
                                                           --------    --------
     TOTAL INSTALLMENT NOTES PAYABLE.....................  $159,626    $351,767
                                                           ========    ========

                          KENNSCO, INC. AND SUBSIDIARY

     Maturities of long-term notes payable are as follows:

                   YEARS ENDING JUNE 30,
                   ---------------------
1999........................................................  $159,626
                                                              --------
TOTAL.......................................................  $159,626
                                                              ========

NOTE 6. DISCOUNTED LEASE RENTALS

     The Company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a non-recourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Proceeds from discounting are recorded on the balance sheet as discounted lease rentals. As lessees make payments, financing lease income and interest expense are recorded. Discounted lease rentals at 8.50% to 10.00% are reduced by the interest method and are due in varying installments through June 2001. Discounted lease rentals are secured by assignment of lease contracts.

     Scheduled maturities of discounted lease rentals are as follows:

                   YEARS ENDING JUNE 30,
                   ---------------------
1999.......................................................  $  685,049
2000.......................................................     428,785
2001.......................................................      75,626
                                                             ----------
  TOTAL DISCOUNTED LEASE RENTALS...........................  $1,189,460
                                                             ==========

NOTE 7. INCOME TAX MATTERS

     Income taxes included on the consolidated statements of income consist of the following:

                                                    YEARS ENDED JUNE 30,
                                                    ---------------------
                                                     1998          1997
                                                    -------      --------
Current tax expense (benefit):
  Federal.........................................  $   --       $    --
  State...........................................   3,125        15,000
Deferred tax expense (benefit):
  Federal.........................................      --        (8,397)
  State...........................................      --        (1,617)
                                                    ------       -------
     TOTAL INCOME TAXES...........................  $3,125       $ 4,986
                                                    ======       =======

                          KENNSCO, INC. AND SUBSIDIARY

     The net deferred tax liability included in the consolidated balance sheets consist of the following:

                                                        JUNE 30,
                                                 ----------------------
                                                   1998         1997
                                                 ---------    ---------
Deferred tax assets:
Basis differences..............................  $ 339,014    $ 391,778
  Net operating loss carryforwards.............    531,257      296,755
  Valuation allowance..........................   (662,517)    (370,794)
                                                 ---------    ---------
       Deferred tax assets.....................    207,754      317,739
                                                 ---------    ---------
Deferred tax liabilities:
  Basis differences............................   (141,774)    (159,827)
  Difference in lease accounting for tax
     purposes and financial statement
     purposes..................................    (65,980)    (157,912)
                                                 ---------    ---------
       Deferred tax liabilities................   (207,754)    (317,739)
                                                 ---------    ---------
       NET DEFERRED TAX LIABILITY..............  $      --    $      --
                                                 =========    =========

     For tax purposes, the Company has approximately $1,400,000 of federal and state net operating loss carryforwards, which expire in the years 2001 through 2012. Since it is more likely than not the net operating loss carryforwards will expire unused, a valuation allowance of $662,517 has been recorded against the deferred tax asset.

NOTE 8. RENTAL COMMITMENT

     The Company and its subsidiary lease several office-warehousing facilities from unrelated parties. In addition to base rent, the agreements provide for monthly payments of pro rata shares of real estate taxes and operating expenses. Rent expense related to these leases is to $586,827 for 1998 and $465,724 for 1997.

     The following is a schedule by year of minimum future rental commitments on these leases as of June 30, 1998:

            YEARS ENDING JUNE 30,
            ---------------------
1999.........................................  $378,320
2000.........................................   155,479
2001.........................................    30,884
                                               --------
  TOTAL RENTAL COMMITMENTS...................  $564,683
                                               ========

NOTE 9. RELATED PARTY LEASE

     The Company leases an office-warehouse facility from the stockholder under a lease that expires on November 30, 2006. In addition to monthly lease payments of $20,500, the Company is responsible for all real estate taxes, utilities and maintenance costs. The Company has guaranteed the debt incurred by the stockholder to finance the cost of the facility. Rent expense, net of sublease rental income, related to this lease amounted to $218,300 for 1998 and $208,008 for 1997.

                          KENNSCO, INC. AND SUBSIDIARY

NOTE 10. SUBSEQUENT EVENT

     On March 22, 1999 the Company executed and closed on a sale agreement whereby the Company sold all of its assets to a third party for $1,000,000. In addition, the third party assumed all of the Company's liabilities. The Company received $750,000 cash at closing and a note in the amount of $250,000. The note will be converted into shares of stock issued by the acquiring company within six months of the date of closing.

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     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN IT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WAREFORCE.COM, INC. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES COVERED IN THE PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THE PROSPECTUS SHALL, IN ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WAREFORCE.COM, INC. SINCE THE DATE OF THE PROSPECTUS.

                           -------------------------

     UNTIL FEBRUARY 10, 2000, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                 WAREFORCE LOGO

                                3,191,448 SHARES
                           -------------------------
                                  COMMON STOCK
                                   PROSPECTUS

                               NOVEMBER 12, 1999
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